UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PREMIER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022 Notice of Annual Meeting & Proxy Statement

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

DATE & TIME	ACCESS	RECORD DATE
Friday, December 2, 2022, 10:00 a.m. Eastern Standard Time	www.virtualshareholdermeeting.com/PINC2022 See “Frequently Asked Questions” for details on how to attend	Holders of common stock at the close of business on our record date of October 5, 2022, are entitled to notice of and to vote at the Annual Meeting.

Our Board of Directors has determined that the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. At the virtual Annual Meeting, stockholders will be able to attend, vote and submit questions from any location via the Internet.

At the Annual Meeting, stockholders will consider and vote on the following:

•	Item 1: The election of four Class III Directors to the Board of Directors to serve until our 2025 annual meeting of stockholders;

•	Item 2: The ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for our fiscal year 2023; and

•	Item 3: Advisory vote to approve the compensation of our Named Executive Officers.

In addition, stockholders will consider and vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Our Board of Directors recommends that you vote FOR the election of each of the nominees under Item 1 and FOR Items 2 and 3. Information about the matters to be considered at the Annual Meeting follows in the accompanying Proxy Statement.

Voting Your Shares:

Holders of Premier, Inc. common stock, par value $0.01 per share, at the close of business on our record date of October 5, 2022, are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment of the meeting.

Your vote is important. Holders of common stock should vote in one of these ways:
INTERNET Go to www.proxyvote.com and follow the instructions. You will need to enter the control number printed on your proxy card.	TELEPHONE Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the control number printed on your proxy card.	MAIL Complete, sign, date and promptly return your proxy card in the enclosed envelope.

In addition, holders of common stock may vote online at the virtual Annual Meeting.

For a period of at least 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during regular business hours at our corporate headquarters located at 13034 Ballantyne Corporate Place, Charlotte, North Carolina. To access the list of stockholders during the Annual Meeting, please visit www.virtualshareholdermeeting.com/PINC2022 and enter the control number provided on your proxy card.

Our Annual Meeting can be accessed virtually via the Internet at: www.virtualshareholdermeeting.com/PINC2022.
To participate, you will need the 16-digit control number provided on your Notice of Internet Availability of
Proxy Materials or proxy card. Instructions on how to access the virtual Annual Meeting are set forth in the accompanying proxy statement under “How can I virtually attend the Annual Meeting?”

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on December 2, 2022

Premier, Inc.’s proxy statement on Schedule 14A, form of proxy card and Annual Report on Form 10-K for the fiscal year ended June 30, 2022, are available at www.proxyvote.com after entering the control number printed on your proxy card.

By order of the Board of Directors,

Sheila B. Goulding

Corporate Secretary

October 19, 2022

October 19, 2022

Dear Premier Stockholders:

I am pleased to invite you to attend the Premier, Inc. 2022 Annual Meeting of
Stockholders (the “Annual Meeting”). The meeting will be held virtually via the
Internet on Friday, December 2, 2022 at 10:00 a.m., Eastern Standard Time.

The Board of Directors has determined that holding a virtual annual meeting will best facilitate stockholder attendance and participation, which also allows you to vote your shares electronically and submit questions.

At the Annual Meeting, we will consider the items of business described in the
Notice of 2022 Annual Meeting of Stockholders and in the proxy statement accompanying this letter. The proxy statement contains important information about the matters to be voted on and the process for voting, along with information about Premier and its management and directors.

Every stockholder’s vote is important to us. Even if you plan to attend the virtual meeting, please promptly vote by submitting your proxy by phone, by Internet or by mail. The “Frequently Asked Questions” section of the proxy statement and the enclosed proxy card contain detailed instructions for submitting your proxy. Our
Annual Meeting can be accessed virtually via the Internet at
www.virtualshareholdermeeting.com/PINC2022. To participate, you will need the
16-digit control number provided on your Notice of Internet Availability of Proxy
Materials or proxy card.

On behalf of the directors, management and employees of Premier, thank you for your continued support of and ownership in our Company.

Sincerely,

Terry D. Shaw

Chair of the Board of Directors

PROXY STATEMENT

The Board of Directors (the “Board” or the “Board of Directors”) of Premier, Inc. (“Premier” or the “Company”) is providing this Proxy Statement in connection with the Annual Meeting of Stockholders to be held on December 2, 2022, at 10:00 a.m., Eastern Time and at any adjournment or postponement thereof. Stockholders holding shares of common stock, par value $0.01 per share, of the Company as of the close of business on October 5, 2022 (the “Record Date”) are entitled to vote at the Annual Meeting. Proxy materials or a Notice of Internet Availability were first made available, sent, or given to the Company’s stockholders on or about October 19, 2022.

PROXY SUMMARY

Voting Recommendations of the Board

Items for Your Vote		FOR	AGAINST	Page

1	The election of four Class III Directors to the Board of Directors to serve until our 2025 annual meeting of stockholders.	✔		10

2	The ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for our fiscal year 2023.	✔		41

3	The approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission.	✔		43

ABOUT PREMIER

Premier at a Glance

Premier is a leading healthcare improvement company uniting an alliance of more than 4,400 U.S. hospitals and health systems and nearly 250,000 other providers and organizations to transform healthcare from the inside out – making it smarter, faster and better. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, we enable better healthcare and outcomes at lower costs. We play a critical role in the rapidly evolving healthcare industry, helping to shape everything from healthcare policy for populations to quality of life for patients. We do this by collaborating with our members and leveraging the power of our data and technology and consulting platform to co-develop innovative, long-term solutions that are reinventing and improving the way care is delivered to patients nationwide.

Committed to Making a Difference

Transforming healthcare is more than our vision – it’s in our DNA. At Premier, we’re dedicated to ensuring better healthcare and making a positive impact on society.

OUR VISION	OUR MISSION

Through the collaborative power of the Premier alliance, we will lead the transformation to high-quality, cost-effective healthcare	To improve the health of communities

OUR VALUES
Innovation	Integrity	Passion for Performance	Focus on People

Seeking breakthrough opportunities, taking risks and initiating meaningful change	Integrity of the individual, the enterprise and the alliance	A passion for performance and a bias for action, creating real value for all stakeholders and leading the pace	Demonstrating respect for all, and mutual commitment to the success of the alliance, our employees, our business partners and the communities we serve

2022 Proxy Statement	1

PERFORMANCE HIGHLIGHTS

Fiscal 2022 Performance Highlights*

*

Fiscal 2022 Net Revenue performance includes the impact of continued normalization of demand for personal protective equipment, or PPE, and other high demand supplies primarily due to the COVID-19 pandemic. See Appendix A for the definitions of Non-GAAP Adjusted EBITDA and Non-GAAP EPS and reconciliations of these non-GAAP financial measures to their comparable GAAP measures.

2	2022 Proxy Statement

STOCKHOLDER ENGAGEMENT AND

CORPORATE GOVERNANCE

Our 2021 Stockholder Say-on-Pay Vote

At our 2021 Annual Meeting of Stockholders, we sought stockholder approval, on an advisory basis, of the compensation of our NEOs as disclosed in our 2021 proxy statement (“say-on-pay” vote). We hold our say-on-pay vote annually. In 2021, we did not receive majority support for our executive compensation program for the first time in our history as a public company. Our Compensation Committee and Board of Directors take this vote outcome seriously, and we have undertaken an extensive Board-led effort to engage with our stockholders to better understand their perspectives on our executive compensation program.

Our engagement team included a director who sits on both the Compensation Committee and Nominating and Governance Committee of the Board of Directors and members of management, including representatives from our finance, human resources and investor relations teams. As part of our expanded stockholder engagement effort in advance of, and following, the 2021 annual meeting, we contacted stockholders representing approximately 52% of our outstanding common stock. Ultimately, our engagement team met with stockholders representing more than 37% of our outstanding common stock, of which a majority voted against our executive compensation program. These stockholder engagement meetings have helped shape our thoughts on disclosure and compensation going forward.

Stockholders generally supported the overall structure of our executive compensation program. However, some stockholders requested that we provide a deeper explanation of the discretionary adjustments that were made regarding the payout of the 2019-2021 performance shares.

The goals for the 2019-2021 performance shares were established at the beginning of FY2019 (summer of 2018). Subsequently, the Board approved material transactions that it believes are in the long-term interests of the Company and its stockholders, but which had a negative impact on the performance metrics previously established by the Compensation Committee and the Board for the 2019-2021 performance shares. One transaction was the acquisition of Acurity and Nexera in February 2020, which for the first time secured direct long-term Group Purchasing Organization (“GPO”) agreements between Premier and Acurity’s former members, as well as adding Nexera’s outsourced supply chain management capabilities to Premier’s service offerings, as set forth in our Form 8-K filed on February 4, 2020. Another multi-faceted transaction was Premier’s corporate restructuring and the amendment and extension of GPO agreements, which were effective July 1, 2020, with the vast majority of Premier’s remaining members, as set forth in our Form 8-K filed on August 11, 2020. The corporate restructuring resulted in a more simplified ownership structure and financial reporting, among other long-term value enhancements. The Acurity acquisition and amendment and extension of GPO agreements secured long-term, no-break contracts with members representing over 90% of Premier’s consolidated member net administrative fee revenue with significant opportunities to expand our overall business relationships with those members. However, the increase in average administrative fee share paid to members under such contracts resulted in a decrease in FY2021 Adjusted EPS. In addition, the unprecedented and unforeseen COVID-19 pandemic had a net negative impact on FY2021 Adjusted EPS, primarily due to lower utilization of healthcare services and associated lower demand for supplies resulting from deferred elective surgeries and other non-COVID-19 related procedures that was only partially offset by increased demand for certain low-margin personal protective equipment and other supplies required to treat patients with COVID-19. As fiscal 2021 progressed, it became increasingly difficult to identify specific COVID-19 pandemic impacts on our overall business given the nature and duration of the pandemic that continued through the entirety of fiscal year 2021. We did not believe that it was possible to state with specificity or accuracy how much of healthcare or other provider purchasing was actually impacted by the pandemic given the fluid and dynamic nature of business activity throughout fiscal year 2021.

The Compensation Committee, in consultation with its independent consultant Mercer, made discretionary adjustments to the 2019-2021 performance share achievement in recognition of the negative impact to FY2021 Adjusted EPS resulting from: (i) the Acurity and Nexera acquisition, as set forth in our Form 8-K filed on February 4, 2020; (ii) the corporate restructuring and amended and extended GPO agreements, as set forth in our Form 8-K filed

2022 Proxy Statement	3

STOCKHOLDER ENGAGEMENT AND CORPORATE GOVERNANCE

on August 11, 2020; and (iii) the estimated impact of COVID-19 on fiscal year 2021 results determined by management and the Compensation Committee when we established our fiscal year 2021 financial plan in the summer of 2020. These material transactions are expected to result in long-term value creation for the Company and our stockholders. We also recognized the significant efforts made by Premier employees, including those who receive performance shares below the executive level.

The Compensation Committee determined these discretionary adjustments were appropriate given the extraordinary circumstances in which significant strategic decisions unanticipated at the time of goal setting and an unforeseen pandemic affected achievements of the goals in ways that our employees could not control and that their best efforts could not fully counteract. In this regard, the Compensation Committee recognized the important need to retain desired talent throughout the organization during an exceptionally challenging environment and ongoing labor market conditions so that we can successfully execute our mission – to improve the health of communities.

In addition to stockholder perspectives on the discretionary adjustments to the 2019-2021 performance shares payout, our engagement team gained additional valuable feedback from our stockholders, which was conveyed to the full Compensation Committee and the Board of Directors. As a result of these discussions, we are taking measured steps to enhance transparency, disclosures and incorporate certain other items in executive compensation in future years, as described below.

What We Heard	What We Are Doing
Stockholders asked for more detailed disclosure regarding discretionary adjustments to annual incentive and performance share award results.	We have substantially enhanced our disclosure practices as reflected in this proxy statement (see above) and will continue to do so going forward.

Stockholders indicated a desire for additional measures, such as free cash flow and return on invested capital targets, to be included in executive compensation.	The Compensation Committee and Management is tracking the hypothetical results of a free cash flow metric to determine the appropriateness of inclusion in future executive compensation, and we will provide updates to our stockholders.

Stockholders commented that any Environmental, Social and Governance (“ESG”) business practices and initiatives should align with our vision, mission and values and support our long-term, strategic goals to create long-term, stockholder value.	We continue to incorporate sustainable business practices and ESG-related initiatives into our daily operations and enhance our disclosures to reflect and clarify how they align with our vision, mission and values as well as support our strategy to achieve our longer-term goals and create stockholder value.

Stockholders would like to see ESG-related targets, particularly around climate change and greenhouse gas (GHG) emissions, incorporated in executive compensation.

We are currently quantifying our GHG emissions to determine baselines, having conducted an environmental assessment of Scope 1 and Scope 2 GHG emissions in CY2022; we anticipate assessing and benchmarking our Scope 3 GHG emissions in CY2023 to determine our approach to reducing emissions as appropriate to our business.

Please refer to our 2022 Sustainability Report for more details regarding our environmental assessment and approach to protecting and enhancing the environment.

Beginning in fiscal FY2023, the Compensation Committee approved the inclusion of two ESG-related metrics in Premier’s annual incentive plan (“AIP”). First, as a part of its strategic goals, the Company is targeting an increase of GPO-member spend through diverse suppliers. Second, to help foster a high-performance culture, Premier is including an overall employee engagement score target and will measure employee responses to certain diversity-related topics/questions. The Compensation Committee will consider employees’ performance against these measures as part of its review of AIP award payouts.

Stockholders asked the Company to adopt a relative incentive plan performance metric	Premier did not adopt a relative performance metric since there is a lack of other public companies with a similar profile that includes GPO, direct sourcing, healthcare technology and advisory services businesses.

4	2022 Proxy Statement

STOCKHOLDER ENGAGEMENT AND CORPORATE GOVERNANCE

What We Heard	What We Are Doing

Stockholders requested more transparency on the Strategic Milestones component of our AIP.	The milestones for our 2022 AIP were: (i) inclusion of the adoption and use of the Remitra electronic invoicing and payment platform; (ii) expansion of covered lives in our Contigo Health business; (iii) achievement of targeted revenue growth levels in our adjacent markets businesses; (iv) increased participation in our high compliance GPO programs; (v) increased contract penetration; and (vi) accelerated revenue growth for our Conductiv solutions. Changes to strategic milestones from 2022 to 2023 for our AIP include the addition of an initiative focused on diversity, equity, inclusion and belonging (“DEIB”) while incorporating the focus on Conductiv growth into the overall contract penetration objective.

As discussed in the “Executive Summary” section of the “Compensation Discussion and Analysis,” the Compensation Committee carefully considered stockholder concerns. Furthermore, as part of its compensation evaluation, the Compensation Committee approved the following:

•	Replacing a cost goal with a savings goal as part of our AIP’s financial measures

•	Eliminating the one-year performance measure in the performance shares and using three-year measures only, better aligning with long-term performance

The Company anticipates that it will continue to engage with stockholders as part of its efforts to learn more about their perspectives and enhance its practices as appropriate to the business and value creation.

2022 Proxy Statement	5

ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

Premier is committed to being a good corporate citizen and to doing the right thing. We are known as a company that is governed responsibly and behaves ethically, is open and transparent in our business dealings, seeks to make a positive social impact and protect the environment, and provides a work environment where our employees have a voice and are given the opportunity to be all they can be. By growing our Company responsibly, we earn the trust on which our business is based, and we build the relationships on which our future depends.

Our Board of Directors and leadership team recognize the importance of solid governance, environmental stewardship and social responsibility, with five areas fundamental to our business:

•	Governance and Responsible Business Practices: Integrity forms the basis of our business operations and underpins all our business relationships.

•	Our People and Culture: To effectively transform healthcare, we rely on our most important resource–our employees.

•	Our Social Responsibility: Our mission is quite simple–to improve the health of communities.

•

Responsible Supply Chain Management: We help our members deliver better health care and outcomes at a lower cost for the patients they serve by improving the efficiency, effectiveness and resilience of the healthcare supply chain and by providing our members and other customers with meaningful solutions based on industry-leading data analytics backed by one of the nation’s largest repositories of clinical data.

•	Environmental Stewardship: We are committed to pursuing business practices that contribute to protecting and enhancing the environment.

For details on these five fundamental areas, we encourage you to read our 2022 Sustainability Report located at https://www.premierinc.com/sustainability. For your convenience, we have summarized some key points from the report.

Governance and Responsible Business Practices

Our Board is ultimately responsible for oversight of our “ESG” initiatives. The Nominating and Governance Committee recently assumed responsibility for ESG oversight and will make periodic reports to the Board regarding ESG matters.

The Compensation Committee has oversight of human capital management as well as our “DEIB” initiatives. In response to stockholder feedback and to support progress toward our sustainability priorities, beginning in fiscal 2023, the Compensation Committee approved the inclusion of the following two ESG-related metrics in the Company’s annual incentive plan:

•	Supplier Diversity: This performance metric measures GPO-member spend against a preset target to incentivize increasing supplier diversity and driving equitable access to business opportunities.

•

Employee Engagement: To help foster a high-performance culture, the Company is including an overall employee engagement score target and will measure employee responses to certain DEIB topics/questions.

Premier believes these elements are additive to supporting our mission to improve the health of communities and achieving our vision to lead the transformation to high-quality, cost-effective healthcare. Following completion of the fiscal 2023 performance period, the Compensation Committee will carefully review employee/executive performance against these and other “AIP” targets to determine the level of achievement and resulting payout under the AIP.

The Audit and Compliance Committee has oversight over our social responsibility audits and general compliance with laws, applicable laws, including SEC and those affecting ESG issues. In carrying out its responsibilities for ESG oversight, the Nominating and Governance Committee will coordinate with the Compensation Committee and the Audit and Compliance Committee on ESG-related subjects.

6	2022 Proxy Statement

ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

Our Board sets high standards for our employees, officers and directors. Implicit in their commitment is the importance of sound corporate governance. It is the duty of our Board to serve as a prudent fiduciary for our stockholders and to oversee the management of our business.

Our Board believes that diversity allows different perspectives and ideas to be heard, mitigates against group think and improves oversight, decision-making and governance. Our Board considers diversity to include gender, ethnicity, age, persons with disabilities, sexual orientation, status as a diverse director under Nasdaq requirements and other characteristics that contribute to diverse viewpoints. We have a Board Diversity Policy within our Corporate Governance Guidelines. Our Board composition already complies with NASDAQ’s recently adopted Board Diversity Rule that requires its member companies to have at least two diverse directors, including one who self-identifies as female and one who self-identifies as either an underrepresented minority or LGBTQ+. We have also provided a Diversity Matrix on page 29 of this proxy statement ahead of the timing requirements under the NASDAQ’s Board Diversity Rules.

We have a Corporate Code of Conduct that applies to all employees and officers. Every employee is provided with the Code and receives training as part of our annual compliance education. Our directors are subject to a Board Code of Ethics and Board Conflict of Interest Policy and Disclosure Statement.

To further promote a culture of ethical behavior, the Audit and Compliance Committee established a Whistleblower Policy, including an anonymous ethics hotline. This policy and hotline are designed to encourage open communication of concerns regarding potentially unethical or illegal business practices and conduct. The policy ensures any individual making a report will be protected from discrimination, retaliation, harassment or other reprisals for raising concerns regarding potentially inappropriate conduct.

For the 15th consecutive year, we were named by the Ethisphere® Institute as one of the World’s Most Ethical Companies. We were selected for this honor from among tens of thousands of companies around the world. A global leader in defining and advancing the standards of ethical business practices, the Ethisphere® Institute recognized us for continuing to raise the bar on ethical leadership and corporate behavior.

Our People and Culture

To effectively transform healthcare, we rely on our most important resource: our employees. Our values—integrity, innovation, passion for performance and a focus on people—guide every business decision we make. Throughout our entire organization, there exists a shared commitment to transforming the healthcare industry. It is our unique blend of employee compassion and innovation that we believe makes our solutions stand out. Our people play a core role in our long-term value creation by upholding our mission to improve the health of communities.

Like our Board of Directors, our workforce requires diversity of thought, cross-cultural representation and engagement to solve the complex challenges we face. We know that a diversity of perspectives, experiences and backgrounds is a powerful way to unlock new ideas and better understand the needs of others. We are committed to a workforce representing different generations, ethnicities, genders, races, orientations, cultures and life experiences. Our values speak to our commitment to treat others fairly, equitably and consistently while affirming that respect for our differences creates our strength.

We support Employee Resource Groups (“ERGs”) as a vital part of our culture, helping us build an environment of belonging, equity, inclusion, diversity awareness and a sense of company pride. Our ERGs encourage our employees to network with peers of similar interests, which helps foster a sense of belonging throughout the Company, even while many of us are working from home. Through our ERGs and other company programs, we provide opportunities for our colleagues to listen, learn, mentor and grow.

Our Social Responsibility

Our mission is quite simple: to improve the health of communities. This is not only our mission but also our responsibility. Ultimately, we are successful because every day our employees are willing to go above and beyond for our customers and members—the hospitals, nursing homes, urgent care centers and physicians that they and their families use. Without that willingness to serve, our ability to deliver value would be greatly diminished.

2022 Proxy Statement	7

ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

We play a critical role in the rapidly evolving healthcare industry, collaborating with our member alliance of more than 4,400 U.S. hospitals and health systems and approximately 250,000 providers and other organizations to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Through the collaborative power of our healthcare alliance approach, we are leading the transformation to high-quality, cost-effective healthcare.

With our differentiated combination of integrated data and analytics, collaboratives, supply chain solutions and advisory and other services, we are uniquely positioned to transform healthcare by enabling better care and outcomes at a lower cost. Additionally, we are an active advocate for shaping healthcare policies for long-lasting improvements to benefit the U.S. healthcare system.

Responsible Supply Chain Management

We are dedicated to improving the healthcare industry by collaborating with our members on long-term innovations. Our portfolio of approximately 3,000 contracts with more than 1,460 suppliers provides our members with access to a wide range of products and services. With our integrated and comprehensive solutions, we improve the efficiency and effectiveness of the healthcare supply chain.

Our contracting process is guided by one of the industry’s most comprehensive Codes of Conduct, which supports healthy competition while encouraging new and innovative products to enter the market. Our sourcing process ensures that factors beyond price are given serious and appropriate consideration. Clinical efficacy and improved patient care are especially important to us and our members.

We created a Supplier Diversity Program to provide minority-, women- and veteran-owned small businesses the opportunity to partner with us as we continue leading the way in healthcare innovation. Our Supplier Diversity Program supports our members by:

•	Ensuring diverse suppliers are proactively considered for contracting opportunities;

•	Supporting and facilitating procurement from diverse suppliers;

•	Encouraging contracted suppliers to support and procure from diverse suppliers; and

•	Including diverse suppliers in our contract portfolio.

Environmental Stewardship

Addressing the enormous challenge of improving healthcare’s environmental footprint can only be solved by close cooperation. We are committed to working with our members to define environmentally preferable purchasing (EPP) and to promote contracted suppliers with products that maximize safety and environmental sustainability. We actively assist members in identifying available environmentally preferable contracts and promoting conversion to safer, environmentally preferred products under contract.

Our sourcing committees include environmental impact data in their contracting decisions. Enabled by our data-driven approach, forward-thinking supply chain teams are driving continued green innovations in healthcare that are cutting costs over the long term, reducing environmental impact and minimizing negative consequences to public health.

We work with suppliers to ensure environmental sustainability information is made available before purchasing decisions are made. We request extensive information from our suppliers on environmentally preferable policies and practices and are guided by our EPP Council, a representative group of our members’ sustainability professionals. Our EPP Council provides vital input to ensure that our efforts reflect their goals, and that supplier documentation is fit for purpose.

We work with member health systems to support their varying organizational EPP initiatives, including efforts to eliminate certain chemicals from their health systems, reduce their environmental footprint through reprocessing, utilize products with recyclable packaging and content to eliminate waste and greenhouse gas emissions, and reduce energy usage through the purchase of energy efficient electronics.

8	2022 Proxy Statement

ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

Through these efforts, we are working to address healthcare’s role in climate change.

For more information on Premier’s ESG initiatives, please visit the Sustainability section of our corporate website at https://www.premierinc.com/sustainability.

2022 Proxy Statement	9

ITEM 1 – ELECTION OF DIRECTORS

The current term of office for our Class III Directors expires at the Annual Meeting, while the term for our Class I Directors expires at the 2023 annual meeting and the term for our Class II Directors expires at the 2024 annual meeting. Upon unanimous recommendation by the Nominating and Governance Committee of the Board of Directors, the Board proposes that the following nominees be elected for new terms of three years and until their successors are duly elected and qualified as Class III Directors: Michael J. Alkire, Jody R. Davids, Peter S. Fine and Marvin R. O’Quinn. Each nominee has consented to serve if elected, and each nominee is currently a member of our Board of Directors. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxy holders will vote for the substitute nominee designated by the Board.

Board Recommendation
The Board of Directors unanimously recommends a vote “FOR” the election of each of the Class III directors

Directors Standing for Election

Nominees to Serve as Class III Directors until the 2025 Annual Meeting

Age: 59 Director Since: 2021 Committee Membership: Member Agreement Review Committee Employee-Director

Michael J. Alkire

Experience:

•  Chief Executive Officer of Premier since May 2021 and President of Premier since April 2019

•  Chief Operating Officer of Premier (2013 to April 2019), and of PHSI and Premier LP since 2011

•  Senior Vice President of Premier from 2004 to 2006 and President of Premier LP from 2006 to 2011

•  Member of the board of directors of Premier’s predecessors from 2011 to 2013

•  Member of the board of directors of FFF Enterprises, Inc., a distributor of plasma products, vaccines, biosimilars and other specialty pharmaceuticals and biopharmaceuticals, from 2016 to 2018

•  Prior executive experience includes positions at Deloitte & Touche LLP and Cap Gemini Ernst & Young

•  Past director on the boards of directors of Global Healthcare Exchange, LLC and the Healthcare Supply Chain Association

•  Obtained a bachelor’s degree from Indiana State University and a Master of Business Administration from Indiana University

Skills/Qualifications:

We believe Mr. Alkire’s qualifications to serve on our Board of Directors include his approximately 33 years of experience, including executive leadership, supply chain and healthcare system strategy, large-scale operations, technology, quality improvement and business transformation.

10	2022 Proxy Statement

ITEM 1 – ELECTION OF DIRECTORS

Age: 66 Director Since: 2015 Committee Memberships: Audit and Compliance Committee and Nominating and Governance Committee Independent Director

Jody R. Davids

Experience:

•  Retired

•  Senior Vice President and Global Chief Information Officer of PepsiCo, Inc., a NYSE-listed company that has a global portfolio of food and beverage brands, from April 2016 to October 2019

•  Chief Information Officer of Agrium, Inc., a NYSE-listed company and Toronto Stock Exchange-listed company that is a global producer and marketer of nutrients for agricultural and industrial markets, from April 2014 to April 2016

•  Various executive and consulting roles with Agrium, Best Buy, Inc., a NYSE-listed company, and Cardinal Health, Inc., a NYSE-listed company, during the period from 2000 to 2014

•  Obtained a bachelor’s degree and a Master of Business Administration from San Jose State University

•  National Association of Corporate Directors “Board Leadership Fellow”

•  CERT Certificate in Cybersecurity Oversight from the Carnegie Mellon University Software Engineering Institute

Skills/Qualifications:

We believe that Ms. Davids’ qualifications to serve on our Board of Directors include her strong background in information technology, cybersecurity risk management, supply chain, logistics and distribution and her leadership experience serving in corporate senior executive positions of other publicly traded companies.

Age: 70 Director Since: 2013 Committee Membership: Audit and Compliance Committee and Finance Committee (Chair) Independent Director

Peter S. Fine

Experience:

•  President and Chief Executive Officer of Banner Health since 2000

•  Member of the board of directors of Banner Health

•  Member of the board of directors of Premier’s predecessors from 2003 through 2009

•  Previously served on the boards of directors of Accuray Incorporated and the Translational Genomics Research Institute and as member of the Heard Museum board of trustees

•  Obtained a bachelor’s degree from Ohio University and Master of Arts in Healthcare Administration from George Washington University

Skills/Qualifications:

We believe Mr. Fine’s qualifications to serve on our Board of Directors include his approximately 44 years of experience in the healthcare industry, his strong background in healthcare, healthcare management and healthcare plans, and his leadership experience serving in executive positions at a large healthcare system.

2022 Proxy Statement	11

ITEM 1 – ELECTION OF DIRECTORS

Age: 70 Director Since: 2015 Committee Membership: Compensation Committee and Finance Committee Independent Director

Marvin R. O’Quinn

Experience:

•  President and Chief Operating Officer of CommonSpirit Health since February 2019

•  Senior Executive Vice President and Chief Operating Officer of Dignity Health in San Francisco, California since 2009

•  Previous executive roles with Jackson Health System, Atlantic Health System, New York Presbyterian Health System, Providence Medical Center and Providence Milwaukee Hospital

•  Additional key positions with other hospitals and medical centers in Portland, Fresno and Seattle

•  Held board appointments with Charles Drew University of Medicine and Science (Chair), PriMed/Hill Physicians, Francisco Partners and Ministry Leadership Center

•  Obtained a bachelor’s degree and a Master of Health Administration from the University of Washington

Skills/Qualifications:

We believe that Mr. O’Quinn’s qualifications to serve on our Board of Directors include his approximately 42 years of experience in the healthcare industry, his strong background in healthcare and healthcare management and his leadership experience serving in executive positions at large healthcare systems.

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ITEM 1 – ELECTION OF DIRECTORS

Other Directors Not Standing for Election at this Meeting

Directors who will continue to serve after the 2022 Annual Meeting are:

Class I Directors with Terms Expiring at the 2023 Annual Meeting

Age: 68 Director Since: 2019 Committee Memberships: Audit and Compliance Committee and Finance Committee Independent Director

John T. Bigalke

Experience:

•  Chief Executive Officer of Second Half Health Advisors, a healthcare strategy firm, since 2016

•  Previously with Deloitte USA LLP from 1998 to 2016, including serving as Vice Chairman and National Industry Leader for the Health Care and Life Science Practice from 2002 until 2012 and Vice Chairman and Senior Partner, Global Health Care Practice from 2012 to 2016

•  Director, Chairman of the Audit and Corporate Responsibility Committee and member of the Finance Committee of AdventHealth

•  Former director, Audit Committee Chair and member of the Nominating/Corporate and Governance Committee and Chair of the Special Committee of Biora Therapeutics, Inc. (formerly Progenity, Inc.), NASDAQ BIOR

•  Obtained a bachelor’s degree from Clemson University and completed the Leadership Development Program at Columbia University Graduate School of Business and the Executive Leadership Program at the Wharton School of the University of Pennsylvania

•  National Association of Corporate Directors “Board Leadership Fellow”

•  CERT Certificate in Cybersecurity Oversight from the Carnegie Mellon University Software Engineering Institute

•  Certified Public Accountant

Skills/Qualifications:

We believe Mr. Bigalke’s qualifications to serve on our Board of Directors include his strong financial, corporate accounting, business development, risk management and leadership experience and his service on the boards and audit committees at several privately held and publicly traded companies.

Age: 56 Director Since: 2020 Committee Membership: Compensation Committee and Member Agreement Review Committee (Chair) Independent Director

Helen M. Boudreau

Experience:

•  Retired

•  Chief Operating Officer of the Bill & Melinda Gates Medical Research Institute, a nonprofit medical research organization, from June 2018 to June 2019

•  Previously served as the Chief Financial Officer at each of Proteostasis Therapeutics, Inc., a NASDAQ-listed biopharmaceutical company, from July 2017 to June 2018, and FORMA Therapeutics, Inc., a privately held biotechnology company, from October 2014 to June 2017

•  Prior experience includes executive positions with Novartis Corporation and Pfizer, Inc. and leadership roles with Pepsico/Yum! Brands, Inc., McKinsey & Company, Inc. and Bank of America Corporation

•  Serves on the board of directors and as Chair of the Audit Committee and member of the Compensation Committee of each of Shattuck Labs, Inc., a NASDAQ-listed company, and Reunion Neuroscience, Inc. (formerly Field Trip Health Ltd.), a company listed on NASDAQ and the Toronto Stock Exchange

•  Serves on the board of directors and as Chair of the Audit Committee of Rallybio Corporation, a NASDAQ-listed biotech company

•  Served on the board of directors and as chair of the Audit Committee of Evaxion Biotech, a NASDAQ-listed company, from 2020 to 2021 and on the board of directors and as Chair of the Audit Committee and member of the Compensation Committee for Proteostasis Therapeutics, Inc. from 2016 to 2017

•  NACD Directorship CertifiedTM by the National Association of Corporate Directors

•  Obtained a bachelor’s degree from the University of Maryland and a Master of Business Administration from the University of Virginia Darden Graduate School of Business

Skills/Qualifications:

We believe Ms. Boudreau’s qualifications to serve on our Board of Directors include her strong financial background and broad understanding of the healthcare ecosystem through her work across multiple different healthcare and biopharmaceutical companies.

2022 Proxy Statement	13

ITEM 1 – ELECTION OF DIRECTORS

Age: 52 Director Since: 2015 Committee Membership: Compensation Committee (Chair) and Finance Committee Independent Director

Marc D. Miller

Experience:

•  Chief Executive Officer and President of Universal Health Services, Inc., a NYSE-listed company headquartered in King of Prussia, Pennsylvania, serving as CEO since 2021 and President since 2009

•  Prior service in various executive roles and key positions with Universal Health Services, Central Montgomery Medical Center, Wellington Regional Medical Center, The George Washington University Hospital and Mayo Clinic

•  Member of the board of directors of Universal Health Services, Inc. since 2006 and of the board of trustees of its affiliated entity Universal Health Realty Income Trust, a NYSE-listed company, since 2008

•  Obtained a bachelor’s degree from the University of Vermont and a Master of Business Administration with a concentration in healthcare management and finance from The Wharton School at the University of Pennsylvania

Skills/Qualifications:

We believe that Mr. Miller’s qualifications to serve on our Board of Directors include his approximately 26 years of experience in the healthcare industry, his strong background in healthcare and healthcare management, his leadership experience serving in executive positions at large healthcare systems and his public company experience.

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ITEM 1 – ELECTION OF DIRECTORS

Class II Directors with Terms Expiring at the 2024 Annual Meeting

Age: 60 Director Since: 2013 Committee Membership: Nominating and Governance Committee Independent Director

Terry D. Shaw

Experience:

•  Chief Executive Officer of AdventHealth (f/k/a Adventist Health System), a nine-state health system headquartered in Florida, since 2017

•  Previously served with AdventHealth since 2000, including as the Executive Vice President, Chief Financial Officer and Chief Operations Officer from 2010 to 2017

•  Chair of the Board of Directors of Premier since August 2019, Vice Chair of the Board of Directors of Premier from July 2015 to August 2019, and member of the board of directors of Premier and its predecessors since 2012

•  Member of the American College of Healthcare Executives and the Healthcare Leadership Council

•  Member of the board of directors of AdventHealth

•  Obtained a bachelor’s degree from Southern Adventist University and a Master of Business Administration from the University of Central Florida

Skills/Qualifications:

We believe Mr. Shaw’s qualifications to serve on our Board of Directors include his approximately 37 years of experience in the healthcare industry, his strong background in finance, healthcare and healthcare management and his leadership experience serving in executive positions at a large healthcare system and chairing the board of a public company.

Age: 65 Director Since: 2013 Committee Memberships: Compensation Committee and Nominating and Governance Committee (Chair) Independent Director

Richard J. Statuto

Experience:

•  Retired

•  Advisor to Bon Secours Mercy Health, primarily focused on strategic growth and innovation, from September 2018 through August 2019

•  President and Chief Executive Officer of Bon Secours Health System from 2005 to September 2018

•  Chair of the Board of Directors of Premier from 2013 to August 2019, and member of the board of directors of Premier and its predecessors since 2011

•  Previously served as President and Chief Executive Officer of St. Joseph Health System

•  Member of the boards of directors of the Catholic Medical Mission Board and the Innovation Institute

•  Previous service as Chair of the board of directors of the Catholic Health Association and as Vice Chair of the board of directors of Christus Health System

•  Obtained a bachelor’s degree in chemical engineering from Vanderbilt University and a Master of Business Administration from Xavier University

Skills/Qualifications:

We believe Mr. Statuto’s qualifications to serve on our Board of Directors include his approximately 36 years of experience in the healthcare industry, his strong background in healthcare and healthcare management, his leadership experience serving in executive positions at large healthcare systems and chairing a public company board through complex matters, and his marketing and branding experience.

2022 Proxy Statement	15

ITEM 1 – ELECTION OF DIRECTORS

Age: 68 Director Since: 2013 Committee Memberships: Audit and Compliance Committee (Chair) and Member Agreement Review Committee Independent Director

Ellen C. Wolf

Experience:

•  Retired

•  Previously served as Chief Financial Officer of American Water Works Company, Inc., the largest investor-owned U.S. water and wastewater company, as Senior Vice President and Chief Financial Officer of USEC, Inc. and as Vice President and Chief Financial Officer of American Water Works

•  Former director of Connecticut Water, a NASDAQ-listed company, from 2015 until its sale in 2019, and former director and Chair of the audit committee of InfraREIT, L.L.C., a company listed on the New York Stock Exchange (“NYSE”), from 2014 until its sale in 2019

•  Former director of Airgas, Inc., a NYSE-listed company, and the Philadelphia Zoo

•  Obtained a bachelor’s degree from Duke University and a Master of Business Administration from the Wharton School of the University of Pennsylvania

Skills/Qualifications:

We believe that Ms. Wolf’s qualifications to serve on our Board of Directors include her strong financial, corporate accounting, business development, risk management and leadership experience through her service in corporate senior executive positions and her prior service on the audit committees of other publicly traded and privately held companies.

There are no family relationships between any of our executive officers, directors and director nominees. The business address of each of our directors and director nominees is 13034 Ballantyne Corporate Place, Charlotte, NC 28277

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BOARD SKILLS AND DIVERSITY

Board Skills and Experience Matrix

The table below is intended to highlight core skills, competencies, and experience each director possesses, but it should not be interpreted to mean that each director does not also possess those that are not marked. Our Board considers many factors in its review of how each director contributes significantly to the overall Board skill set, including, but not limited to, the factors below. Director and nominee biographies under “Item 1—Election of Directors” describe each person’s background and relevant experience in more detail.

Skill and Experience	Michael Alkire	John Bigalke	Helen Boudreau	Jody Davids	Peter Fine	Marc Miller	Marvin O’Quinn	Terry Shaw	Richard Statuto	Ellen Wolf

Executive Leadership	●	●	●	●	●	●	●	●	●	●

Healthcare Industry	●	●	●	●	●	●	●	●	●

Digital Technology	●			●

Operations	●				●	●	●	●	●

Treasury	●	●	●					●		●

Capital Allocation	●	●	●					●		●

Finance/ Accounting/ Auditing		●	●	●				●		●

M&A/ Corporate Development		●						●		●

Corporate Governance									●	●

Supply Chain/ Logistics	●			●

Risk Assessment and Management		●								●

Board Diversity Policy

We recognize and value the benefits that diversity can bring to the Board, and our Corporate Governance Guidelines include a formal Board Diversity Policy. The Board believes that the inclusion of different perspectives and ideas helps mitigate against group-think and improves oversight, decision-making and governance. Board diversity also demonstrates our commitment to diversity at all levels within our Company. While all appointments to the Board are based on merit, the Board considers the benefits of diversity in identifying potential directors. At all times, we seek to maintain a Board comprised of talented and dedicated directors with a diverse mix of experience, skills and backgrounds who can collectively reflect the strategic needs of the business and the nature of the environment in which we operate. For purposes of our Board Diversity Policy, diversity includes gender, ethnicity, age, persons with disabilities, sexual orientation, status as a diverse director under any NASDAQ requirements and other personal characteristics that would contribute to diverse viewpoints on the Board.

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BOARD SKILLS AND DIVERSITY

Board Diversity Matrix

The table below provides certain information regarding the diversity of our Board of Directors as of the Record Date, October 5, 2022.

Board Diversity Matrix

Total Number of Directors	10

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	7	0	0

Part II: Demographic Background

African American or Black	0	1	0	0

Alaskan Native or Native American	0	0	0	0

Asian	0	0	0	0

Hispanic or Latino	0	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	3	6	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0

Did Not Disclose Demographic Background	0

In addition, we had no director identify as a military veteran and/or as having a disability.

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CORPORATE GOVERNANCE AND BOARD STRUCTURE

Corporate Governance

Our corporate governance practices are established, monitored and regularly assessed by our Board of Directors with assistance from the Nominating and Governance Committee. The Board of Directors considers current and proposed legal requirements and governance best practices in connection with its oversight of our corporate governance practices.

Corporate Governance Guidelines

To assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of us and our stockholders, the Board of Directors has adopted Corporate Governance Guidelines. Under its charter, the Nominating and Governance Committee, in consultation with the Chair of the Board and the Chief Executive Officer, periodically reviews the Corporate Governance Guidelines, suggesting changes when appropriate. The Corporate Governance Guidelines set forth various roles and responsibilities, including the following areas:

Management and Business Oversight
• Job description and specific functions of the Board and its committees
• Annual review and evaluation of the CEO led by the Chair of the Board in collaboration with the Compensation Committee
• Annual evaluations of executives
• Annual review of succession planning
• Risk management and oversight by the Audit and Compliance Committee
• Board self- and peer-assessments, led by the Nominating and Governance Committee, to evaluate the performance of each director

Director Nomination and Qualification
• Methods for director nomination
• Succession planning for all directors, including leadership positions
• Multi-factorial screening process
• Attribute-based guidelines, including skills, competencies, experience, personal traits and diversity characteristics

•  Board Diversity Policy, which requires assessing Board composition or identifying suitable candidates for appointment or re-election to the Board using objective criteria having due regard to the benefits of diversity and the needs of the Board.

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CORPORATE GOVERNANCE AND BOARD STRUCTURE

Director Requirements and Responsibilities
• Exercise fiduciary duties to stockholders and personal accountability through investment of time and energy in our business
• Commitment to support the needs of the Board and fully serve out the established Board term
• Limits on other board service (i.e., no over-boarding)
• Director orientation and continuing education
• Director mentorship program
• Notice of changes in principal employment or changes in independence
• Director compensation and stock ownership

Independence and Leadership
• Director adherence to independence standards
• Annual election of a non-management director as Board Chair (or Lead Independent Director)
• Annual election of Company officers, including a president, chief executive officer and secretary
• Clear duties and role expectations of the Board Chair, Lead Independent Director and Corporate Secretary

Board Accountability, Ethics and Integrity
• Adherence to the Board’s Conflict of Interest Policy
• Adherence to our Code of Conduct and the Board Code of Ethics

Board Structure
• Board size and functional review
• Board class structure and term of each class
• Age and term limits
• Resignation and failure to be re-elected

Board Committees
• Standing committees and committee structure
• Independence requirements and qualifications of committee members
• Assignment and rotation of committee members and Chairs
• Committee Chair job description
• Committee meeting frequency, length and agenda

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CORPORATE GOVERNANCE AND BOARD STRUCTURE

Board Meetings, Agenda and Information
• Regular meeting attendance expectations
• Board agenda process
• Board information flow, materials and presentations
• Regularly held executive sessions outside the presence of management
• Board access to and retention of independent advisors
• Director access to management
• Right to call a special meeting of the Board and related procedures
• Annual stockholder meeting and attendance

Stockholder Input and Communications
• Board interaction with stockholders, analysts, institutional investors, member owners and the media where appropriate
• Board responsiveness to stockholder proposals that receive meaningful support

Code of Ethics

We have adopted a Corporate Code of Conduct, as well as a Board Code of Ethics and a Board Conflict of Interest Policy and Disclosure Statement, together our “code of ethics,” that apply, as applicable, to all employees, directors and officers, including our principal executive officer, principal financial officer and chief accounting officer, or persons performing similar functions. The purpose of the code of ethics is to deter wrongdoing and promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports required to be filed with or submitted by us to the SEC and in other public communications;

•	compliance with all applicable rules and regulations that apply to us and our officers and directors;

•	the prompt internal reporting of violations of the code of ethics to an appropriate person or persons identified in the code of ethics; and

•	accountability for adherence to the code of ethics.

We will disclose any future amendments to, or waivers from, certain provisions of these ethical policies and standards for officers and directors on the “Investors” section of our website at http://investors.premierinc.com promptly following the date of such amendment or waiver. Upon written request to our Corporate Secretary, we will also provide a copy of the code of ethics free of charge.

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CORPORATE GOVERNANCE AND BOARD STRUCTURE

Corporate Website

In our corporate website (www.premierinc.com), we maintain a “Corporate Governance” area within the “Investors” section, “Ethics and Compliance” area within the “About Premier” section and “Sustainability” section on our website where you can find copies of our principal governance documents, ethics policies and sustainability report. You may also request copies of these documents by contacting our Corporate Secretary at 13034 Ballantyne Corporate Place, Charlotte, North Carolina, 28277, or by calling 1-704-357-0022. Our “Corporate Governance,” “Compliance and Ethics” and “Sustainability” areas of our website are located at http://investors.premierinc.com/corporate-governance/, https://www.premierinc.com/compliance-and-ethics and https://www.premierinc.com/sustainability, respectively, and include the following documents, among others:

Documents on our Website

• Certificate of Incorporation	• Board Code of Ethics

• Bylaws	• Board Conflict of Interest Policy and Disclosure Statement

• Corporate Governance Guidelines (includes our Lead Independent Director Policy)	• Audit and Compliance Committee Charter
• Nominating and Governance Committee Charter

• Whistleblower Policy	• Finance Committee Charter

• Insider Trading Policy	• Compensation Committee Charter

• Code of Conduct	• Member Agreement Review Committee Charter

• Group Purchasing Code of Conduct	• ESG Sustainability Report

We encourage our stockholders to read our governance documents, as we believe they illustrate our commitment to good governance practices and ethical business conduct.

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CORPORATE GOVERNANCE AND BOARD STRUCTURE

Role of the Board in the Oversight of Risk

Our Board of Directors plays an active role in overseeing the management of our risks. We have identified five primary areas of enterprise risk across our operations that are monitored and managed by our Board of Directors, management and internal auditors. These areas include risks associated with strategic, operational, financial, legal and information technology and systems, including cybersecurity. In conjunction with its management of these specific risk areas, our Board of Directors manages reputational risks across all of our operations. Our Board of Directors is primarily responsible for oversight of the strategic, operational and information technology and systems risks that we may encounter. The committees of our Board of Directors assist our full Board in risk oversight by addressing specific matters within the purview of each committee, as illustrated below:

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board of Directors remains regularly informed regarding such risks through committee reports and otherwise. In addition, our Board and its committees receive regular reports from our President and Chief Executive Officer; Chief Administrative Officer, Chief Financial Officer and Treasurer; General Counsel; Chief Ethics and Compliance Officer and other members of senior management regarding areas of significant risk to us, including strategic, operational, financial, legal and regulatory, information technology and systems, cyber and reputational risks. We believe the leadership structure of our Board of Directors supports and promotes effective risk management and oversight.

The Compensation Committee reviews and considers our compensation policies and programs in light of the Board of Directors’ risk assessment and oversight responsibilities on an annual basis. Our human resources department in consultation with Mercer (US) Inc. (“Mercer”) prepared and presented to the Compensation Committee a risk assessment report that addressed the incentive compensation structure, plans and processes. The assessment included, among other things, a review of pay mix (fixed versus variable, cash versus equity and short- versus long-term), performance metrics, target setting, performance measurement practices, pay determination, mitigation practices such as our compensation recoupment policy, and overall governance and administration of pay programs. After reviewing this report and making inquiries of management, the Compensation Committee determined we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on our Company.

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CORPORATE GOVERNANCE AND BOARD STRUCTURE

Communications to Directors

Stockholders and other parties interested in communicating directly to the Board of Directors, any committee or any non-employee director may do so by writing to the address listed below:

PREMIER, INC.

BOARD OF DIRECTORS

13034 BALLANTYNE CORPORATE PLACE

CHARLOTTE, NORTH CAROLINA 28277

ATTENTION: [Addressee*]

C/O SHEILA B. GOULDING, CORPORATE SECRETARY

* Including the name of the specific addressee(s) will allow us to direct the communication to the intended recipient.

All communications received as set forth in this paragraph will be reviewed by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Board Structure

Board Structure and Meetings

The Board’s overarching responsibility is to advise and oversee the management and conduct of our business by our Chief Executive Officer and other members of management charged with the health and overall success of Premier’s business. On August 31, 2021, our Board approved a decrease in its maximum size from 15 directors to 11 directors, along with accepting the resignation of five directors. As a result, our Board currently has 10 directors. Our Board size may not exceed 11 directors and must consist of a majority of independent directors in order to satisfy the NASDAQ listing standards discussed below.

Nine of our current Board members are independent, in accordance with NASDAQ listing rules, and one director is our President and Chief Executive Officer, Mr. Alkire. The Board is divided into three classes (Class I, Class II and Class III) with staggered terms of three years each. The term of one class expires at each annual meeting of stockholders; thus, directors typically stand for election after three years, unless they are filling an unexpired term.

Our Bylaws and Corporate Governance Guidelines provide that the Chair of the Board shall not be one of our officers. We believe that having a non-executive Chair of our Board creates an independent environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management’s actions are in the best interests of the Company and our stockholders. Our Chief Executive Officer and Board Chair work together to set the Board agenda. Board members are invited to make agenda suggestions, and the Board approves the annual schedule of Board and committee task and agenda items. The Board Chair presides over Board meetings, coordinates the work of the committees of our Board of Directors and performs other duties delegated to the Chair by our Board of Directors. Committee assignments and designation of the committee Chair are made by the Board based upon recommendations of the Board Chair and Nominating and Governance Committee.

Since the Chair of the Board is an independent director, the Board does not currently have a Lead Independent Director. In the event that the Board Chair is not an independent director, our Corporate Governance Guidelines state that the independent directors of the Board shall elect annually a Lead Independent Director upon the recommendation of the Nominating and Governance Committee. The Lead Independent Director would serve as a liaison between the Board Chair and the independent directors and perform other responsibilities as assigned by the Board.

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CORPORATE GOVERNANCE AND BOARD STRUCTURE

Executive sessions of independent directors, held outside the presence of employee Board members, are scheduled at each in-person Board meeting and may be called at any other Board or committee meeting. The Chair presides over these independent-only executive sessions. Members of our Board of Directors are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board of Directors and its committees.

Under our Corporate Governance Guidelines, Board members are expected to prepare for and attend at least 75% of all Board and applicable committee meetings. The Board of Directors met 10 times during fiscal year 2022. In connection with those meetings, the board held eight executive sessions without management (other than Mr. Alkire) present and the independent directors held two executive sessions without Mr. Alkire. Each incumbent member of the Board of Directors attended 75% or more of the meetings of the Board of Directors and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. In addition, under our Corporate Governance Guidelines, directors are encouraged to attend each annual meeting of stockholders. All current directors who were serving as directors at the time of our 2021 Annual Meeting of Stockholders held on December 3, 2021, other than Peter Fine, virtually attended such annual meeting. We expect all of our directors to virtually attend the 2022 Annual Meeting.

Criteria for Board Members

Our Corporate Governance Guidelines provide multi-factorial criteria applicable to both the composition of the Board as a whole and individual directors to ensure that each director serving on our Board will be aligned with the Company’s strategic plan and bring appropriate skills and experiences that complement the other directors. The Board applies the Attribute-Based Guidelines summarized below in recommending to the stockholders the election of directors:

Premier-Specific Criteria

• Ability to represent, on a fiduciary basis, all stockholders and not a particular constituency or organization

• Demonstrated willingness to commit sufficient time to Premier, with prior committee service strongly preferred

• Held in high regard, as evidenced by other elected positions of leadership in national organizations

• Knowledge of and demonstrated engagement with our services

• Ability to offer constructive advice to management concerning business lines, new products and services and strategic decisions

• Willingness to engage in continuing education

• Demonstrated responsiveness to stockholder concerns and interests

Skills, Competencies and Experience

• C-level leadership experience

• Group purchasing, value-based purchasing and supply chain operations

• Healthcare transformation, healthcare continuum of care and population health management

• Performance and clinical quality improvement, patient safety, outcomes management, risk management and healthcare measurement

• Technology, information technology and knowledge management

• Data sciences/analytics and artificial intelligence

• Outsourcing services

• Finance, audit and major transactions/M&A/private equity/public equity

• National perspective on healthcare policy and advocacy

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CORPORATE GOVERNANCE AND BOARD STRUCTURE

• Healthcare insurance and payment systems

• Academic medical experience

Personal Traits

• Strong strategic planning orientation, including the ability to view our goals and plans strategically

• Ability to effectively oversee risk and innovation, thus safeguarding our mission and stockholder interests

• Knowledge of effective governance policies and practices

• Proven leadership skills as an executive in a successful organization

• Ability to listen, engage, reflect and generally work effectively with other directors and management

• Willingness to ask management and each other tough questions and challenge traditional thinking

• Adeptness at managing change, ambiguity and complexity

• Integrity backed by a record of ethical conduct

• Understanding of the importance and implications of compliance with regulatory requirements

• Interest and ability to serve in a Board leadership position (e.g., Board Chair, Lead Independent Director, committee Chair) in the future

• Ability to make a priority commitment to support the needs of the Board and to fully serve out the established Board term

Diversity Characteristics

• Gender

• Ethnicity

• Age

• Disabled status

• Sexual orientation

• Status as a diverse director under any requirements of NASDAQ

• Other personal characteristics that would contribute to diverse viewpoints on the Board

Changes in Principal Employment or Independence; Vacancies

Under our Corporate Governance Guidelines, our non-management directors must submit a letter of resignation upon resignation or retirement from, or termination of, the director’s principal current employment, or other similarly material changes in professional occupation or association. The Board is free to accept or reject the letter of resignation based on the best interests of the Board and stockholders and shall promptly notify such director of its decision.

A director appointed by the Board to fill a vacancy, including a vacancy created by a resignation, will serve until the next election of the class for which such director has been appointed and until his or her successor is elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Service on Multiple Boards or Audit Committees

As outlined in our Corporate Governance Guidelines, the Board recommends that directors serve on no more than four public company boards, including our Board. Directors who also serve as a Named Executive Officer of a publicly traded company should serve on no more than two public company boards, including our Board. Directors

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CORPORATE GOVERNANCE AND BOARD STRUCTURE

are required to notify the Board Chair and the Nominating and Governance Committee Chair when they become a Named Executive Officer of a publicly traded company, when they become aware that a company for which they serve as a director is becoming publicly traded or in advance of accepting an invitation to serve on another public company board or an appointment to serve on the audit or compensation committee of another public company board. The Board shall determine each director’s ability to serve effectively on our Board while simultaneously serving as a Named Executive Officer of another publicly traded company or on other public company boards, and whether the other public companies are affiliated entities. The Board will also consider the voting policies of proxy advisors and significant institutional investors when evaluating director commitments and appropriate limits.

In accordance with the requirements of the SEC, if an Audit and Compliance Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service will not impair the ability of the director to effectively serve on our Audit and Compliance Committee. The determination will then be disclosed in our proxy statement for the annual meeting of stockholders or as otherwise required by applicable listing standards, rules and regulations.

Director Succession and Nomination Process

The Board delegates to the Nominating and Governance Committee, in consultation with the Board Chair, responsibility for establishing and maintaining an ongoing and transparent succession plan for Premier directors, Board leadership and Board committee members. The succession planning process is multi-factorial, encompassing Premier-specific criteria, subject-matter competencies, personal traits and membership-diversity criteria. The Board seeks to have a composition that includes needed competencies and is also diverse, as described above.

Internal Process for Identifying Candidates

The Nominating and Governance Committee annually reviews, updates and submits to the Board for approval the Board’s job description and Attribute-Based Guidelines. The Nominating and Governance Committee also annually reviews a profile of the current Board members against the Attribute-Based Guidelines, considers expected vacancies, identifies gaps and agrees on the most important competencies and other attributes to seek in evaluating prospective members. The Committee seeks broad input to identify prospective directors, requesting recommendations from the full Board, management and others as they deem appropriate. The Committee may also from time to time use its authority under its charter to retain, at our expense, one or more search firms to identify candidates.

The Nominating and Governance Committee also evaluates the performance of directors who are eligible for election to an additional term before recommending their re-election. Consideration is given to attendance, active participation, substantive contributions, assessments from peers, assessments from management and any feedback received from stockholders.

Proposals for Director Nominees by Stockholders

The Nominating and Governance Committee will consider written proposals from stockholders for director nominees that are timely and properly noticed. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. In accordance with Article I, Section 12 of our Bylaws, to be timely, stockholder notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary, proposed nominee(s) and related notice, in order to be timely, must be received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The Nominating and Governance Committee received no nominee recommendations from stockholders for the Annual Meeting. Stockholder nominations for our 2023 annual meeting of stockholders must be received at our principal executive offices on or after August 4, 2023 and not later than September 2, 2023. A stockholder’s notice must be in the form set forth in Article I, Section 12 of our Bylaws and must be addressed to Premier, Inc., 13034 Ballantyne Corporate Place, Charlotte, North Carolina 28277, Attention: Corporate Secretary.

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Article I, Section 12 of our Bylaws requires, among other things, that the notice must set forth:

(1) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

(2) the name and record address of the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is being made;

(3) the class and number of shares of our stock which are owned beneficially and of record by such stockholder and such beneficial owner;

(4) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such nomination;

(5) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (ii) solicit proxies from stockholders in support of such nominee;

(6) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(7) a description of any agreement, arrangement or understanding with respect to the nomination and/or the voting of shares of any class or series of our stock between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and

(8) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of ours; (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of our stock and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of ours.

A stockholder proposing a nominee for the annual meeting must update and supplement the notice required by Article I, Section 12 of our Bylaws so that the information in the notice is true and correct as of the record date for the annual meeting and as of the date that is 15 days prior to the annual meeting or any adjournment or postponement thereof; such update and supplement shall be delivered in writing to the Corporate Secretary at our principal executive offices not later than five days after the record date for the meeting (in the case of any update and supplement required to be made as of the record date), and not later than 10 days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of 15 days prior to the meeting or any adjournment or postponement thereof). We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director. Any stockholder that intends to submit a nominee should read the entirety of the requirements in our Bylaws, particularly Article I, Section 12, which can be found under the “Corporate Governance” area within the “Investors” section of our website at http://investors.premierinc.com/corporate-governance/.

Evaluation of Candidates

The Nominating and Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. The selection process involves rigorous vetting of both independent and non-independent director candidates by the Nominating and Governance Committee, the Chair of the Board and senior management to ensure the best qualified individuals are

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appointed to the Board. Ultimately, background and reference checks will be conducted, and the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Director Independence

Review of Director Independence and Standards for Independence

On August 4, 2022, the Board of Directors undertook its review of the independence of its directors and director nominees as independent directors based on our Corporate Governance Guidelines. Independent directors must meet the standards of independence established by NASDAQ. The Board reviews annually the independence of each director, taking into consideration the recommendations of the Nominating and Governance Committee. Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as independent.

The Board of Directors assessed whether any director had a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of such director. In addition, the Board assessed whether any of the following relationships existed between us and the director or the director’s family members (i.e., spouse, parents, children and siblings or anyone residing in the director’s home) that would prohibit a finding of independence under NASDAQ rules:

•	at any time during the past three years was the director employed by us;

•

has the director or a family member of the director accepted any compensation from us in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for Board or Board committee service; (ii) compensation paid to a family member who is our employee (other than an executive officer) or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	does the director have a family member who is, or at any time during the past three years was, employed by us as an executive officer;

•

is the director or his or her family member a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in our securities or (ii) payments under non-discretionary charitable contribution matching programs;

•

is the director or his or her family member employed as an executive officer of another entity where at any time during the past three years any of our executive officers served on the compensation committee of such other entity; or

•

is the director or his or her family member a current partner of our outside auditor or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

In addition to the analysis above, the Board considered the following in connection with its independence assessment of directors that have been historically classified as “member-directors”:

•	the fact that the directors historically classified as “member-directors” have met and do meet the NASDAQ independence definition;

•	the loss of our status as a “controlled company” under NASDAQ rules in July 2019;

•	the shift of the composition of the Board to a majority of non-member-directors in July 2020;

•	in connection with our corporate restructuring, the termination of the Voting Trust for our Class B common stock, previously held solely by member owners;

•

member owners no longer have the same type of control position with respect to us that might previously have been viewed in the past by the Board as interfering with the exercise of independent judgment by the member-directors;

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•

to our knowledge, no member owner holds a controlling interest in our common stock and no member owner or group of member owners has filed with the SEC a Schedule 13D with respect to the common stock; and

•

the advice of outside legal counsel regarding the Board’s ability to conclude that a member-director’s employment by a member owner should not, in and of itself, conclusively disqualify such director from classification as independent under NASDAQ rules.

In connection with this determination, on an annual basis, each director and executive officer is required to complete a questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. There were no such transactions indicated for fiscal year 2022.

Determination of Director Independence

Based on its review at the August 4, 2022 meeting, the Board of Directors affirmatively determined that each of John T. Bigalke, Helen M. Boudreau, Jody R. Davids, Peter S. Fine, Marc D. Miller, Marvin R. O’Quinn, Terry D. Shaw, Richard J. Statuto and Ellen C. Wolf is an independent director in accordance with NASDAQ rules and our Corporate Governance Guidelines. Mr. Alkire, who is our President and Chief Executive Officer, was not deemed to be independent under NASDAQ rules.

Each of our independent directors satisfies the definition of “independent director” contained in Rule 5605 of the NASDAQ listing standards. As a result of the review and determination above, the Board determined that:

•

each member of the Audit and Compliance Committee is an independent director under our Corporate Governance Guidelines and otherwise meets the qualifications for membership on such committee imposed by NASDAQ, the SEC and other applicable laws and regulations; and

•

each member of the Audit and Compliance Committee has accounting or related financial management expertise and is financially literate, and otherwise meets the audit committee membership requirements imposed by NASDAQ, our Corporate Governance Guidelines and other applicable laws and regulations; and that each of Mr. Bigalke, Mr. Fine and Ms. Wolf qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

In addition, there are no arrangements or understandings known to us between any of the directors nominated for election to the Board of Directors and any other person pursuant to which a director was or is to be elected as a director or nominee, other than any arrangements or understandings with our directors or officers acting solely in their capacities as such. None of our directors, nominees or executive officers is a party to any material proceedings adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Committees of the Board of Directors

Committee Memberships and Meetings

The Board reviews and determines the membership of our Board committees at least annually, with input from the Nominating and Governance Committee. Our Board of Directors has the following five standing committees, each of which is governed by a charter and reports its actions and recommendations to the Board of Directors: Audit and Compliance Committee, Compensation Committee, Nominating and Governance Committee, Finance Committee and Member Agreement Review Committee.

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The following table shows the number of meetings held in fiscal year 2022 and the current membership of each of the five Board committees.

Director	Audit and Compliance(1)	Compensation	Nominating and Governance	Finance	Member Agreement Review
Michael Alkire					●
John Bigalke	●			●
Helen Boudreau		●			C
Jody Davids	●		●
Peter Fine	●			C
Marc Miller		C		●
Marvin O’Quinn		●		●
Terry Shaw			●
Richard Statuto		●	C
Ellen Wolf	C				●
Number of Meetings	9	8	4	6	3

C Chair        ● Member

(1)	The Audit and Compliance Committee also oversees a Disclosure Committee that includes, among others, our General Counsel, Corporate Controller and Chief Ethics and Compliance Officer.

Board Committee Charters

As discussed in more detail in the descriptions of each of our Board committees below, each of our Board committees operates under a written charter adopted by the Board. The charters set forth the purpose, objectives and responsibilities of the respective committee and discuss matters such as committee membership requirements, number of meetings and the setting of meeting agendas. The charters are assessed periodically by the Nominating and Governance Committee and the respective committee and are updated by the Board as needed. The Board committee charters are available under the “Corporate Governance” area within the “Investors” section of our website at http://investors.premierinc.com/corporate-governance/. You may also request copies by contacting our Corporate Secretary at 13034 Ballantyne Corporate Place, Charlotte, North Carolina, 28277, or by calling 1-704-357-0022.

Audit and Compliance Committee

Our Audit and Compliance Committee is intended to meet the requirements of a separately designated standing audit committee as defined under Section 3(a)(58)(A) of the Exchange Act. The Audit and Compliance Committee must consist of at least three members of the Board, with each member satisfying the independence requirements for directors and audit committee members under NASDAQ rules and Rule 10A-3 of the Exchange Act. Each member of the Audit and Compliance Committee must be financially literate, and at least one member of the Audit and Compliance Committee must have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background demonstrating financial management experience, as each such qualification is interpreted by the Board in its business judgment. In addition, to the extent practicable, at least one member of the Audit and Compliance Committee shall be an “audit committee financial expert” as such term is defined by the SEC.

The specific responsibilities of the Audit and Compliance Committee set forth under its charter are, among others, to:

•

review and discuss with management and the independent auditors the annual audited and quarterly financial statements and other related disclosure prior to filing our annual report on Form 10-K and quarterly reports on Form 10-Q, including our disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations;

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•

Investigate, review and evaluate any potential “conflict of interest” (as defined below) and determine what action, if any, should be taken with respect to the matter. Regularly review and assess the effectiveness of the Board Conflict of Interest Policy and recommend any changes to the Board for approval. As used in this Charter, the term “conflicts of interest” refers to (a) any matter that the Board or management believes may involve the appearance or potential of a conflict of interest between Premier, Inc. or any of its affiliates and any officer or director of the Company or affiliate of an officer or director and (b) any material Related Party transaction (as such term is defined in the Board Conflict of Interest Policy), including transactions between the Company or any of its affiliates and any officer or director of the Company or affiliate officer or director of the Company;

•	review any significant issues regarding, or proposed changes to, our auditing and accounting principles and practices identified by the independent auditors, the internal auditors or management;

•

review financial and business risk exposures and the steps management has undertaken to monitor and control such exposures, including our procedures and any related policies with respect to risk assessment and risk management;

•	have responsibility for the appointment, compensation, retention, termination (when appropriate) and oversight of the work of the independent auditors and the internal auditors;

•

pre-approve all audit and permitted non-audit related services (including the fees and terms thereof) to be performed for us by our independent auditors, subject to the de minimis exception set forth in Section 10A(i)(1)(B) of the Exchange Act;

•

at least annually, review a report by our independent auditors regarding their internal quality control procedures, material issues raised by certain reviews, inquiries or investigations relating to independent audits within the last five years and relationships between the independent auditors and us;

•

consider at least annually the independence of the independent auditors, discussing with the independent auditors, if necessary, relationships identified in the auditors’ report, review the experience and qualifications of the lead partner each year and determine that all partner rotation requirements are executed;

•

discuss with management and the independent auditors, as appropriate, our earnings press releases and corporate policies with respect to the type and presentation of information to be included in earnings releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP (as defined below) financial information) and our financial information and earnings guidance provided to investors, analysts and rating agencies;

•

receive reports from the independent auditors and management regarding, and review the adequacy and effectiveness of, our internal controls, including any significant deficiencies or material weaknesses in internal controls and significant changes in such controls reported to the committee by the independent auditors, the internal auditor or management, and any special audit steps adopted in light of material deficiencies; receive reports from management regarding, and review the adequacy and effectiveness of, our disclosure controls and procedures, including our policies and procedures to assess, monitor and manage business risk and other legal and ethical compliance programs;

•

receive and review reports from the independent auditors on: (i) our critical accounting policies and practices; (ii) material alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with our management, including the ramifications of the use of such alternative treatments and the disclosures or treatments preferred by the independent auditors, and (iii) other material written communications between the independent auditors and management;

•

establish procedures in coordination with our Chief Ethics and Compliance Officer, for the receipt, retention and treatment of complaints received by our directors, officers and employees regarding illicit or illegal business practices and conduct and establish a process for investigation and proper resolution of any issues so raised;

•	review and approve, in accordance with our Code of Conduct, all “related party transactions” requiring disclosure under SEC Regulation S-K, Item 404;

•

review with our General Counsel and independent auditors (i) legal matters that may have a material impact on our financial statements; (ii) any fraud involving our management or other employees who have a significant role in our internal controls; (iii) compliance policies and (iv) material reports or inquiries received from regulators or

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governmental agencies that raise material issues regarding our financial statements and accounting or compliance policies; and

•

advise the Board with respect to our policies and procedures for compliance with applicable laws and regulations, and in collaboration with our Chief Ethics and Compliance Officer, provide general oversight of our corporate ethics and compliance policies.

As noted above, the Audit and Compliance Committee also oversees our cyber risk management program, which is designed to monitor, mitigate and respond to cyber risks, threats and incidents and reviews periodic reports from the Company’s Chief Information Security Officer, including developments in cyber threat environment and cyber risk mitigation efforts.

The Audit and Compliance Committee has established a whistleblower policy to (i) facilitate reporting in good faith any complaint of inappropriate conduct and participation in the investigation of such complaint, (ii) encourage proper individual conduct, (iii) alert the Audit and Compliance Committee of potential issues before such inappropriate conduct has serious adverse consequences and (iv) instill protections for bringing such inappropriate conduct to our Company’s attention.

For additional information on the Audit and Compliance Committee’s role and its oversight of the independent auditors during fiscal year 2022, see “Report of the Audit and Compliance Committee.”

In connection with its duties, the Audit and Compliance Committee reviews and evaluates, at least annually, the performance of the committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and performs all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

On August 5, 2021, the Board, based on the recommendation of the Audit and Compliance Committee and in order to reduce the complexity of the Board committee structure and enhance efficiency of Board meetings, terminated the Conflict Advisory Committee. The responsibilities of the Conflict Advisory Committee were merged into the Audit and Compliance Committee.

Compensation Committee

We have a separately standing Compensation Committee which has a charter requiring no fewer than three members, each of whom satisfies the independence requirement for directors under NASDAQ rules and qualifies as a “non-employee director” within the meaning of SEC Rule 16b-3 under the Exchange Act.

The Compensation Committee’s purpose and objectives are to discharge the Board’s responsibilities related to the compensation of our and our subsidiaries’ executive officers. The committee has overall responsibility for approving and evaluating all of our and our subsidiaries’ compensation plans, policies and programs as applicable to the executive officers.

The specific responsibilities of the Compensation Committee are, among others, to:

•

at least annually, review and approve the annual base salaries and annual incentive opportunities of the executive officers; and periodically and as and when appropriate, review and approve the following items as they affect the executive officers: (i) all other incentive awards and opportunities, including both cash-based and equity-based awards and opportunities; (ii) any employment agreements and severance arrangements; (iii) any change in control agreements and change in control provisions affecting any elements of compensation and benefits; and (iv) any special or supplemental compensation and benefits for the executive officers and individuals who formerly served as executive officers, including supplemental retirement benefits and perquisites provided to them during and after employment;

•	make recommendations to the Board with respect to the structure of overall incentive and equity-based plans and adopt, amend or terminate plans consistent with the approved structure;

•	take all permitted actions to administer and interpret our equity compensation plans and other long-term compensation plans and programs covering executive officers;

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•	review, approve and oversee all equity award granting practices, and the stock ownership guidelines for senior management and directors and monitor compliance with such guidelines;

•	review and recommend to the Board the compensation of the non-management directors from time to time;

•	review and discuss with management the Compensation Discussion and Analysis and related disclosures as may be required by the rules and regulations of the SEC;

•

determine annually whether any conflicts of interest exist on the part of any executive compensation consultants retained by the Committee, and if so, ensure disclosure of such conflicts, including the nature of the conflict and how it was addressed, in our proxy statement;

•	evaluate the outcome of the advisory vote of the stockholders regarding “say-on-pay” and make recommendations or take appropriate actions in response to such advisory vote;

•	oversee the evaluations of our senior management;

•

in conjunction with the Board, oversee the management development and succession planning process (including succession planning for emergencies) for the Chief Executive Officer and the Chief Executive Officer’s direct reports;

•

monitor our compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits;

•	review and assess risks arising from our compensation policies and practices; and

•	delegate authority to one or more subcommittees as it deems appropriate to carry out its responsibilities.

In connection with its duties, the Compensation Committee reviews and evaluates, at least annually, the performance of the Committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and performs all acts reasonably necessary to fulfill its responsibilities and achieve its objectives. The Compensation Committee has the sole authority to set the compensation for, and to terminate the services of, its advisors. As discussed in further detail below under “Compensation Committee Report—Executive Compensation—Role of the Compensation Consultant,” the Compensation Committee directly engaged Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to provide advice and recommendations to the Compensation Committee on the amount and form of executive officer and Board of Director compensation. The Compensation Committee has reviewed the services that Mercer provides to the Compensation Committee and otherwise to us and our management, as well as the services that each individual employee of Mercer provides to us. Based on this review, the Compensation Committee has determined Mercer has no conflict of interest in providing advisory services to us.

Nominating and Governance Committee

We have a separately standing Nominating and Governance Committee. The Nominating and Governance Committee must be comprised of three or more directors as determined by the Board, in accordance with all applicable rules, regulations and stock exchange requirements. Each member of the Nominating and Governance Committee must satisfy the independence requirements for directors under the NASDAQ rules.

The purpose of the Nominating and Governance Committee is to (i) assist the Board by identifying and nominating individuals qualified to become directors, consistent with criteria approved by the Board; (ii) take a leadership role in shaping the corporate governance of the Company; (iii) oversee the evaluation of the Board and management; (iv) recommend to the Board director nominees for each of the Board’s committees; and (v) oversee the Company’s environmental, social and governance (ESG) initiatives. The Nominating and Governance Committee has authority to retain and terminate search firms used to identify director candidates and to approve any such search firm’s fees and other retention terms.

The specific responsibilities of the Nominating and Governance Committee are, among others, to:

•	recommend the criteria and qualifications for membership on the Board;

•	identify, consider, recommend, recruit and select, or recommend that the Board select, candidates to fill open positions on the Board, including nominees recommended by stockholders;

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•	develop and periodically evaluate policies with regard to the consideration of director candidates recommended by stockholders;

•	oversight of the Company’s “ESG” initiatives;

•	establish a process for identifying and evaluating nominees for director;

•	conduct appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	recommend director nominees for approval by the stockholders;

•	recommend director nominees for each of the Board’s committees;

•	review and recommend proposed changes to our Certificate of Incorporation and Bylaws;

•	oversee the Board committee charters and policies;

•	periodically review, revise, interpret and confirm compliance with the Corporate Governance Guidelines;

•	establish and maintain an ongoing succession planning process for directors, Board leaders and Board committee members;

•	recommend ways to enhance services to, and improve communications and relations with, stockholders;

•	oversee periodic self-evaluations by the Board of its performance;

•	evaluate the size, needs and effectiveness of the Board;

•	recommend improvements to our corporate governance;

•	oversee the Board orientation process for new directors and the development by the Chief Executive Officer of programs for continuing education for all directors;

•	monitor the functions of the various committees of the Board and conduct periodic reviews of their contributions;

•	conduct director self- and peer-assessments on a regular basis/interval and regularly review each independent director’s continuation on the Board through this process;

•	establish criteria for an annual performance evaluation of the Committee by the Board; and

•	participate in evaluating the performance of the Chief Executive Officer.

In connection with its duties, the Nominating and Governance Committee reviews and evaluates, at least annually, the performance of the Committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and performs all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Finance Committee

We have a separately standing Finance Committee. The Finance Committee must be comprised of at least three directors. The purpose of the Finance Committee is to assist the Board in its oversight of our financial condition, strategies and capital structure.

The specific responsibilities of the Finance Committee are, among others, to:

•

provide oversight of our financial affairs, including: (i) reviewing the financial condition of us and our subsidiaries and (ii) reviewing, advising and making recommendations to the Board regarding proposed operating budgets for us and our subsidiaries;

•	review our financial policies as they relate to the Committee’s responsibilities;

•	review and recommend annual limits for expenditures and borrowings;

•	review, recommend and monitor significant mergers, acquisitions, divestitures, joint ventures, minority investments and other debt and equity investments;

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•	review and recommend to the Board management’s recommendations to the Committee for significant capital expenditures, including for real estate, facilities and information technology;

•

review management’s plans and objectives for our capitalization, including (i) the structure and amount of equity and debt desired to meet our financing needs; (ii) anticipated sources and uses of cash and (iii) our target credit rating;

•

review and make recommendations to the Board regarding management’s recommendations to the Committee with respect to (i) new offerings of equity and debt securities, stock splits, credit agreements, including material changes thereto, and our investment policies; (ii) dividends declared by us and distributions by Premier LP; (iii) any authorization for repurchases of our stock and (iv) our Corporate Cash Investment Policy;

•

review with management our strategies for managing significant financial risks and contingent liabilities including the use of hedges, derivative instruments, insurance coverage and related costs and other similar risk management techniques; and

•	carry out such other activities within the scope of its primary purpose or as the Board may from time to time delegate to it.

The Finance Committee also reviews and evaluates, at least annually, the performance of the Committee and its members. In connection with its duties, the Finance Committee may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Member Agreement Review Committee

We have a separately standing Member Agreement Review Committee. The Member Agreement Review Committee must be comprised of at least three directors including the Chief Executive Officer. The purpose of the Member Agreement Review Committee is to review and provide feedback to our management with respect to non-ordinary course transactions between us or our subsidiaries and our members, particularly entering into member agreements that provide for “savings guarantees” or “fees at risk.” “Savings guarantee” means an arrangement in which we or our subsidiary agree to identify and/or implement a specific amount of savings for a customer and will pay cash for any shortfall. “Fees at risk” means a consulting arrangement in which we agree to identify and/or implement a certain amount of savings and will have our consulting fees reduced on a proportionate basis or will continue to provide consulting resources at no charge to the customer in the event that such savings are not achieved (until such savings are achieved).

The specific responsibilities of the Member Agreement Review Committee are, among others, to:

•	assess risks in connection with agreements entered into with members;

•	review the status of risk-based agreements on a periodic basis;

•	review and address the outcome of significant risk-based proposals; and

•

together with the full Board, approve any increase to the aggregate permitted level of risk for management to enter into an agreement that would cause the then-current permitted level of risk to be exceeded.

The Member Agreement Review Committee also reviews and evaluates, at least annually, the performance of the Committee and its members. In connection with its duties, the Member Agreement Review Committee may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

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Fiscal 2022 Directors’ Compensation Policy

Our Board has approved and we maintain a Directors’ Compensation Policy to provide an incentive to attract and retain the services of qualified persons to serve as directors. The policy applies to each director who is not an employee of, or compensated consultant to, us or any of our affiliates (“non-employee director”). The policy is designed to achieve the following key objectives:

•	align the interests of the non-employee directors and stockholders;

•	support overall organizational objectives and encourage the creation of stockholder value;

•	attract and retain high quality talent;

•	reflect the broad spectrum of talent and diverse sources of market data;

•	target median competitive pay levels, as evaluated no less frequently than every three years; and

•	be simple to understand and administer.

The Compensation Committee and the Board review the policy from time to time to assess whether any adjustments to the type and amount of director compensation should be made in order to fulfill the objectives of the policy. The Board, based on the recommendation of the Compensation Committee, approved the Directors’ Compensation Policy in June 2019. The Compensation Committee’s recommendation was based upon market analysis of director compensation levels and practices generally and within the Company’s peer group conducted by and discussed with the Compensation Committee’s independent compensation consultant. The Directors’ Compensation Policy was amended in January 2020 to provide compensation to the Board’s then newly established Lead Independent Director.

Under our 2013 Equity Incentive Plan, annual cash fees (including cash retainers and meeting fees) that may be earned and equity compensation that may be granted during a calendar year cannot exceed $500,000.

For fiscal year 2022, the following table sets forth the compensation elements and levels for non-employee directors and reflects the compensation for the enhanced responsibilities and time commitment associated with the positions.

	Compensation Element	Compensation Amount
Annual Retainer	Cash Retainer	$80,000
	Equity Retainer (or Cash Award, if applicable)(1)(2)	$155,000/$125,000
Additional Retainer Fees	Board Chair	$60,000
	Lead Independent Director	$30,000
	Committees	Chair	Member
	Audit and Compliance Committee	$30,000	$15,000
	Compensation Committee	$30,000	$15,000
	Nominating and Governance Committee	$15,000	$7,500
	Member Agreement Review Committee	$15,000	$7,500
	Finance Committee	$15,000	$7,500
	Conflict Advisory Committee(3)	$15,000	$7,500
	Short-term Ad Hoc Committee	$10,000	$5,000
Other	Charitable Contribution	$1,000

(1)

Each non-employee director will receive an annual equity award of restricted stock units valued at $155,000, with the exception of any director whose employer prohibits the receipt by such individual of equity-based awards from Premier. Non-employee directors prohibited from receiving equity-based compensation will receive an annual cash award of $125,000 in lieu of the annual equity award.

2022 Proxy Statement	37

COMPENSATION OF DIRECTORS

(2)

The grant date of the annual equity award, and the annual cash award for directors who are prohibited from receiving equity, is the earlier of the first business day following the annual stockholders meeting or December 15. The annual equity award, and any annual cash award granted in lieu of the annual equity award, will vest in full one year after the grant date and immediately upon a change in control.

(3)	The Conflict Advisory Committee was terminated on August 5, 2021, and its responsibilities were merged into the Audit and Compliance Committee.

Directors who are also our employees do not receive cash or equity compensation for service on the Board in addition to compensation payable for their service as employees of the Company.

Fiscal 2022 Components of Director Compensation

Cash Retainer and Fees—The amounts in the “Fees Earned or Paid in Cash” column under the Fiscal Year 2022 Director Compensation Table below are cash retainers earned for serving on our Board, as its Chair or Lead Independent Director, and on its committees and as committee Chairs during fiscal year 2022. All annual retainers are paid quarterly. Each outside director receives his or her cash compensation after first being elected or appointed to the Board on a pro-rated basis for the number of days during which he or she provides service. If an outside director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro-rated basis through his or her last day of service.

Equity or Cash Awards—On December 6, 2021, each non-employee director then serving on the Board received an award of “restricted stock units (RSUs)” with a grant date fair value, computed in accordance with FASB Accounting Standards Codification, Compensation—Stock Compensation (Topic 718), of $155,027, with the exception of any non-employee director whose employer prohibited the receipt by such individual of equity-based awards from Premier. If a director provides a written certification stating that he or she is prohibited by his or her employer from receiving equity-based compensation from Premier, then such director will receive an annual cash award of $125,000 in lieu of the annual equity award. With respect to equity grants, grant date fair value assumptions are consistent with those disclosed in Note 14—Stock-Based Compensation to our Consolidated Financial Statements in our 2022 Form 10-K. In fiscal year 2022, each non-employee director, except Mr. Shaw, was awarded 4,098 RSUs, with a grant date fair market value of $37.83 per share based on the closing price of our common stock on the award date, December 6, 2021. Mr. Shaw received a cash award of $125,000. Each annual equity award, and each annual cash award granted in lieu of the annual equity award, will vest one full year after the grant date. Directors who begin their service mid-year will receive a pro-rated equity or cash award, which will also vest one full year after the grant date, as applicable.

Expense Reimbursement—Each non-employee director will be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and its committees or in connection with other business related to the Board. Each non-employee director will also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or one of its committees that are incurred in connection with attendance at meetings with our management.

Additional Services—On occasion, short-term ad hoc committees may be formed to address a particular oversight need. In the event that an ad-hoc committee is formed, the committee Chair shall be paid an annual retainer of $10,000 and committee members shall be paid a member retainer of $5,000. The Board has the authority to provide additional compensation to directors for ad hoc requests that require a substantial amount of time and/or work.

All Other Compensation—Each director is entitled annually to direct an amount of $1,000 to his or her selected not-for-profit organization during the holiday season. No compensation or benefits other than those described above are payable to any directors for Board service.

Director Education

We believe that we and our stockholders are best served by a Board of Directors comprised of individuals who are well versed in modern principles and “best practices” of corporate governance and other subject matters relevant to board service, including matters related to the healthcare industry, and who thoroughly comprehend the role and responsibilities of board membership. Under our Corporate Governance Guidelines, we provide both internal and external educational opportunities and association memberships for our directors. To encourage continuing director

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COMPENSATION OF DIRECTORS

education, we reimburse directors up to $7,500 annually for attending U.S.-based director education programs. Amounts reimbursed include all reasonable costs associated with attending each program, including travel, lodging and meals. Directors serving on multiple boards are encouraged to obtain pro rata reimbursement of their director education expenses from each company that they serve, but we will nonetheless reimburse 100% of the costs if this is not practicable.

Director Stock Ownership Guidelines

Our stock ownership guidelines require our non-employee directors to hold our common stock equal in value to at least three times the annual cash retainer. The non-employee directors are expected to meet the stock ownership guideline level within five years after receipt of their first equity-based award for service to the Board and to continuously own sufficient shares to satisfy the guideline level once attained for as long they remain a member of the Board. If a director provides us with a written certification stating that he or she is prohibited by his or her employer from receiving equity-based compensation from Premier, then such director will not receive equity-based awards from us and, accordingly, will not be subject to the stock ownership guidelines. As of June 30, 2022, each director who is subject to the stock ownership guidelines was in compliance with his or her stock ownership requirements.

Fiscal Year 2022 Director Compensation Table

Compensation in the table below reflects amounts earned in fiscal year 2022 by our non-employee directors serving on our Board for all or a portion of fiscal year 2022. Mr. Alkire, the only director who was an employee during Fiscal 2022, received no additional compensation for serving on the Board.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Cash Awards Under Directors’ Compensation Policy ($) (3)	All Other Compensation ($) (4)	Total
John T. Bigalke	$103,764	$155,027	$0	$4,386	$263,177
Helen M. Boudreau	$109,511	$155,027	$0	$5,290	$269,828
Jody R. Davids	$114,266	$155,027	$0	$4,386	$273,679
Peter S. Fine	$109,008	$155,027	$0	$4,386	$268,421
Marc D. Miller	$113,981	$155,027	$0	$4,386	$273,394
Marvin R. O’Quinn	$99,973	$155,027	$0	$4,386	$259,386
Terry D. Shaw	$148,505	$0	$125,000	$1,000	$274,505
Richard J. Statuto	$111,902	$155,027	$0	$4,386	$271,315
Ellen C. Wolf	$122,799	$155,027	$0	$4,386	$282,212

(1)	The amounts reflected in this column are cash retainers earned for service as a director for fiscal year 2022, regardless of when such fees are paid.
(2)

Unless otherwise noted or as stated in note 3 below, each non-employee director received an annual award of 4,098 “RSUs” with a grant date fair value, computed in accordance with FASB Accounting Standards Codification, Compensation—Stock Compensation (Topic 718), of $155,027. The grant date fair value is based on the closing price for our common stock on the award date, December 6, 2021, of $37.83. Grant date fair value assumptions are consistent with those disclosed in Note 14—Stock-Based Compensation to our Consolidated Financial Statements in our 2022 Form 10-K. RSU grants fully vest on the first anniversary of the grant date. A total of 32,784 unvested RSUs granted to non-employee directors were outstanding as of June 30, 2022.

(3)

Cash awards are made pursuant to the Directors’ Compensation Policy and are not made under 2013 Equity Incentive Plan. Mr. Shaw provided a written certification stating that he was prohibited by his employer from receiving equity-based compensation from Premier and accordingly, he received an annual cash award of $125,000 in lieu of the annual equity award.

(4)

All Other Compensation includes (i) dividend equivalents paid for RSUs granted in December 2020 and vested in December 2021; (ii) dividend equivalents accrued during fiscal year 2022 for RSUs granted in December 2021; and (iii) a $1,000 contribution to be made to the charity of choice for each member of the Board of Directors. Charitable contributions are generally made annually in December.

2022 Proxy Statement	39

COMPENSATION OF DIRECTORS

Indemnification and Exculpation

We indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Certificate of Incorporation also includes provisions that eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful payment of dividends); or

•	for any transaction from which the director derives an improper personal benefit.

We have entered and expect to continue to enter into agreements to indemnify our officers and directors. With certain exceptions, these agreements provide for indemnification of expenses and liabilities incurred by the indemnified individual in connection with a proceeding related to his or her service to us as an officer or director (including, among other things, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and settlement amounts).

We believe these provisions and agreements are necessary to attract and retain qualified people who will be free from undue concern about personal liability in connection with their service to us.

40	2022 Proxy Statement

ITEM 2 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Ernst & Young LLP

In accordance with its charter, the Audit and Compliance Committee selected the firm of Ernst & Young LLP (“EY”) to be our independent registered public accounting firm for the fiscal year 2023 audit period and, with the endorsement of the Board of Directors, recommends to our stockholders that they ratify that appointment. The Audit and Compliance Committee will reconsider the appointment of EY for the next audit period if such appointment is not ratified. Representatives of EY are expected to virtually attend the Annual Meeting, will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

The Audit and Compliance Committee recognizes the importance of maintaining the independence of our independent registered public accounting firm, both in fact and appearance. Consistent with its charter, the Audit and Compliance Committee has evaluated EY’s qualifications, performance and independence, including that of the lead audit partner. The Audit and Compliance Committee reviews and approves, in advance, the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, EY is required to confirm that the provision of such services does not impair its independence.

Before selecting EY, the Audit and Compliance Committee carefully considered that firm’s qualifications and prior performance. This included a review of its performance in prior years, and over the course of the most recently completed fiscal year, including the quality and efficiency of the services provided and EY’s communication and interactions with our management and the Audit and Compliance Committee. The Audit and Compliance Committee also considered EY’s independence, objectivity, reputation for integrity and competence in the fields of accounting and auditing, technical expertise, knowledge of our industry and business operations and fee structure. The Audit and Compliance Committee has expressed its satisfaction with EY in all of these respects. The Audit and Compliance Committee’s review included inquiry concerning any litigation involving EY and any investigations or proceedings by the SEC or Public Company Accounting Oversight Board (‘‘PCAOB’’) against the firm, if any. In this respect, the Audit and Compliance Committee has concluded that the ability of EY to perform services for Premier is in no way adversely affected by any such investigation or litigation.

EY has served as our auditor since 1991. We believe there are significant benefits to retaining a longer-tenured independent registered public accounting firm. EY has gained institutional knowledge and expertise regarding our business operations, accounting policies and practices, and internal control over financial reporting. We believe EY’s audit and other fees are also competitive with peer companies because of EY’s familiarity with us and our operations. Notwithstanding EY’s tenure, we believe EY’s independence provides significant benefit to stockholders by ensuring an unbiased audit of our consolidated financial statements and our internal control over financial reporting. In addition, the lead partner for EY’s audit engagement with us is changed not more than every five years.

Audit and Compliance Committee Pre-Approval of Accounting Services

The Audit and Compliance Committee of our Board of Directors is responsible for the appointment, oversight and evaluation of our independent registered public accounting firm. In accordance with our Audit and Compliance Committee’s charter, our Audit and Compliance Committee must approve, in advance of the service, all audit and permissible non-audit services provided by our independent registered public accounting firm. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Exchange Act. The Audit and Compliance Committee has concluded that provision of the non-audit services described in that section is not compatible with maintaining the independence of EY.

The Audit and Compliance Committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by our independent registered public accounting firm, as well as all engagement fees and terms for our independent registered public accounting firm. Under the policy, the Audit and Compliance

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ITEM 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Committee must approve the services to be rendered and fees to be charged by our independent registered public accounting firm. Typically, the Audit and Compliance Committee approves services up to a specific amount of fees.

The Audit and Compliance Committee must then approve, in advance, any services or fees exceeding those pre-approved levels, subject to the de minimis exception set forth in Section 10A(i)(1)(B) of the Exchange Act. The Audit and Compliance Committee may delegate general pre-approval authority to a subcommittee of which the Chair of the Audit and Compliance Committee is a member. All requests or applications for services to be provided by our independent registered public accounting firm must be submitted to specified officers who may determine whether such services are included within the list of pre-approved services. All requests for services that have not been pre-approved must be accompanied by a statement that the request is consistent with the independent registered public accounting firm’s independence from Premier.

Principal Accounting Fees and Services

The following table presents the fees billed to us and our subsidiaries for services rendered by EY for the fiscal years ended June 30, 2022 and 2021.

	FY 2022	FY 2021

	($) in thousands

Audit Fees(1)	$3,500	$3,359

Audit-Related Fees(2)	725	547

Tax Fees(3)	—	112

Total(4)	$4,225	$4,018

(1)

Represents audit fees billed in each of fiscal years 2022 and 2021. Audit fees in fiscal years 2022 and 2021 include the audit of our consolidated financial statements and subsidiaries, the audit of our internal control over financial reporting, consent for the registration of securities with the SEC and services provided in connection with the review of our quarterly condensed consolidated financial statements included in our SEC filings.

(2)

Represents audit-related fees billed in each of fiscal years 2022 and 2021. Audit-related fees in fiscal years 2022 and 2021 principally related to professional services in connection with financial due diligence, internal controls and other services that are traditionally performed by our independent registered public accounting firm.

(3)	Represents tax fees billed in each of fiscal years 2022 and 2021. Tax fees in fiscal year 2021 principally related to domestic tax compliance and other tax-related consulting services.
(4)

In fiscal years 2022 and 2021, EY did not provide any products or services that would be required to be disclosed under “all other fees” in the table above. In fiscal years 2022 and 2021, the Audit and Compliance Committee did not approve any services or fees pursuant to the de minimis exception set forth in Section 10A(i)(1)(B) of the Exchange Act.

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of EY to serve as our independent registered public accounting firm for our fiscal year ending June 30, 2023.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of common stock covered by valid and timely received proxies “FOR” the ratification of the appointment of EY to serve as our independent registered public accounting firm for our fiscal year ending June 30, 2023, unless instructed otherwise.

42	2022 Proxy Statement

ITEM 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act and related SEC rules, we request that stockholders approve, on an advisory basis, our executive compensation program. We ask that you support the compensation of our “named executive officers (“NEOs”)” as disclosed under the heading “Executive Compensation,” including the “Executive Summary” section, beginning on page 53, and the accompanying tables and related narrative disclosure. This proposal, commonly referred to as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the NEOs’ compensation as required under Section 14A of the Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this proxy statement.

Our executives – including our NEOs – are critical to our success. That is why we design our executive compensation program to attract, retain and motivate exceptional and diverse executive talent. We structure our executive compensation program to focus on stockholders’ interests by incentivizing superior, sustainable long-term performance. We believe our executive compensation program strikes an appropriate balance between using responsible, measured pay practices and effectively incentivizing our NEOs to dedicate themselves fully to value creation for our stockholders.

Under our executive compensation program, we align pay and performance by making a significant portion of our NEOs’ compensation contingent on achieving specific and challenging annual and long-term performance goals and increasing stockholder value.

Our engagement team included a director who sits on both the Compensation Committee and Nominating and Governance Committee of the Board of Directors and members of management, including representatives from our finance, human resources and investor relations teams. As part of our expanded stockholder engagement effort in advance of, and following, the 2021 annual meeting, we contacted stockholders representing approximately 52% of our outstanding common stock. Ultimately, our engagement team met with stockholders representing more than 37% of our outstanding common stock, of which a majority voted against our executive compensation program. These stockholder engagement meetings have helped shape our thoughts on disclosure and compensation going forward.

We gained valuable perspectives from our stockholders, which were then conveyed to the full Compensation Committee and the Board of Directors. As discussed in the “Executive Summary” section of the “Compensation Discussion and Analysis,” the Compensation Committee carefully considered and responded to stockholder concerns. We believe that our compensation program is stronger and even more aligned with stockholder interests as a result of this process.

We encourage you to read the “Compensation Discussion and Analysis” section beginning on page 53 of this proxy statement, which includes a recap of what we do and what we don’t do on page 57, and the “Executive Compensation Tables” beginning on page 76 of this proxy statement to better understand the details of our NEOs’ compensation for fiscal year 2022 and their opportunities to realize compensation in the future.

Our Compensation Committee and our Board believe that our executive compensation program for our NEOs serves our stockholders’ interests. This vote is advisory and not binding on us, the Board or the Compensation Committee, which is responsible for developing and administering our executive compensation philosophy and program; however, the Compensation Committee will consider the results as part of its ongoing review of our executive compensation program.

The Board recommends that stockholders indicate their support for our compensation of our NEOs, and we ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Premier’s stockholders approve, on an advisory basis, the compensation paid to Premier’s named executive officers, as disclosed in the proxy statement for the 2022 Annual Meeting of Stockholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis section, Summary Compensation Table for Fiscal Year 2022 and the other related tables and discussion.”

2022 Proxy Statement	43

ITEM 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

In accordance with the Board of Directors’ recommendation, the proxy holders will vote the shares of common stock covered by valid and timely received proxies “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, unless instructed otherwise.

44	2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

This “Compensation Discussion and Analysis (“CD&A”)” describes our executive compensation policies, programs and objectives, as they relate to compensation decisions we made for our NEOs during FY 2022. Detailed compensation information is provided in tabular format with related narrative disclosure.

Named Executive Officers

Our NEOs for FY 2022 include the CEO, CFO, and each of the three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers as of the end of FY 2022 (listed alphabetically after CEO and CFO in all tables within CD&A).

Name	Title

Michael Alkire	President and Chief Executive Officer

Craig McKasson	Chief Financial Officer and Chief Administrative Officer

Leigh Anderson	President Performance Services

David Hargraves	Senior Vice President – Supply Chain

David Klatsky	General Counsel

Contents

The CD&A has four sections:

•	Section 1 – Executive Summary

•	Section 2 – Executive Compensation Principles and Governance Practices

•	Section 3 – Elements of Our Executive Compensation Programs

•	Section 4 – Additional Compensation Practices and Policies

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SECTION 1 – EXECUTIVE SUMMARY

Linking Executive Compensation to Our Vision, Mission and Values

VISION	MISSION

Through the collaborative power of the Premier alliance, we will lead the transformation to high-quality, cost-effective healthcare	To improve the health of communities

VALUES

Innovation	Integrity	Passion for Performance	Focus on People

Seeking breakthrough opportunities, taking risks and initiating meaningful change	Integrity of the individual, the enterprise and the alliance	A passion for performance and a bias for action, creating real value for all stakeholders and leading the pace	Demonstrating respect for all, and mutual commitment to the success of the alliance, our employees, our business partners and the communities we serve

From serving our members, to improving healthcare in our communities, to investing in our people, our Vision, Mission and Values are at the heart of everything we do at Premier. Within this context, we design all of our compensation programs, with the following core objectives:

•	Hiring exceptionally talented people who are passionate about our Vision and Mission and exemplify our Values

•	Driving sustained performance of our people to achieve challenging short- and long-term financial and operational goals that increase stockholder value

•	Retaining the strongest and most diverse talent who are critical to the realization of our Vision, the achievement of our Mission and represent our Values

Our 2021 Stockholder Say-on-Pay Vote

At our 2021 Annual Meeting of Stockholders, we sought stockholder approval, on an advisory basis, of the compensation of our NEOs as disclosed in our 2021 proxy statement (“say-on-pay” vote). We hold our say-on-pay vote annually. In 2021, we did not receive majority support for our executive compensation program for the first time in our history as a public company. Our Compensation Committee and Board of Directors take this vote outcome seriously, and we have undertaken an extensive Board-led effort to engage with our stockholders to better understand their perspectives on our executive compensation program.

Our engagement team included a director who sits on both the Compensation Committee and Nominating and Governance Committee of the Board of Directors and members of management, including representatives from our finance, human resources and investor relations teams. As part of our expanded stockholder engagement effort in advance of, and following, the 2021 annual meeting, we contacted stockholders representing approximately 52% of

46	2022 Proxy Statement

SECTION 1 – EXECUTIVE SUMMARY

our outstanding common stock. Ultimately, our engagement team met with stockholders representing more than 37% of our outstanding common stock, of which a majority voted against our executive compensation program. These stockholder engagement meetings have helped shape our thoughts on disclosure and compensation going forward.

Stockholders generally supported the overall structure of our executive compensation program. However, some stockholders requested that we provide a deeper explanation of the discretionary adjustments that were made regarding the payout of the 2019-2021 performance shares.

The goals for the 2019-2021 performance shares were established at the beginning of FY2019 (summer of 2018). Subsequently, the Board approved material transactions that it believes are in the long-term interests of the Company and its stockholders, but which had a negative impact on the performance metrics previously established by the Compensation Committee and the Board for the 2019-2021 performance shares. One transaction was the acquisition of Acurity and Nexera in February 2020, which for the first time secured direct long-term Group Purchasing Organization (“GPO”) agreements between Premier and Acurity’s former members, as well as adding Nexera’s outsourced supply chain management capabilities to Premier’s service offerings, as set forth in our Form 8-K filed on February 4, 2020. Another multi-faceted transaction was Premier’s corporate restructuring and the amendment and extension of GPO agreements, which were effective July 1, 2020, with the vast majority of Premier’s remaining members, as set forth in our Form 8-K filed on August 11, 2020. The corporate restructuring resulted in a more simplified ownership structure and financial reporting, among other long-term value enhancements. The Acurity acquisition and amendment and extension of GPO agreements secured long-term, no-break contracts with members representing over 90% of Premier’s consolidated member net administrative fee revenue with significant opportunities to expand our overall business relationships with those members. However, the increase in average administrative fee share paid to members under such contracts resulted in a decrease in FY2021 Adjusted EPS. In addition, the unprecedented and unforeseen COVID-19 pandemic had a net negative impact on FY2021 Adjusted EPS, primarily due to lower utilization of healthcare services and associated lower demand for supplies resulting from deferred elective surgeries and other non-COVID-19 related procedures that was only partially offset by increased demand for certain low-margin personal protective equipment and other supplies required to treat patients with COVID-19. As fiscal 2021 progressed, it became increasingly difficult to identify specific COVID-19 pandemic impacts on our overall business given the nature and duration of the pandemic that continued through the entirety of fiscal year 2021. We did not believe that it was possible to state with specificity or accuracy how much of healthcare or other provider purchasing was actually impacted by the pandemic given the fluid and dynamic nature of business activity throughout fiscal year 2021.

The Compensation Committee, in consultation with its independent consultant Mercer, made discretionary adjustments to the 2019-2021 performance share achievement in recognition of the negative impact to FY2021 Adjusted EPS resulting from: (i) the Acurity and Nexera acquisition, as set forth in our Form 8-K filed on February 4, 2020; (ii) the corporate restructuring and amended and extended GPO agreements, as set forth in our Form 8-K filed on August 11, 2020; and (iii) the estimated impact of COVID-19 on fiscal year 2021 results determined by management and the Compensation Committee when we established our fiscal year 2021 financial plan in the summer of 2020. These material transactions are expected to result in long-term value creation for the Company and our stockholders. We also recognized the significant efforts made by Premier employees, including those who receive performance shares below the executive level.

The Compensation Committee determined these discretionary adjustments were appropriate given the extraordinary circumstances in which significant strategic decisions unanticipated at the time of goal setting and an unforeseen pandemic affected achievements of the goals in ways that our employees could not control and that their best efforts could not fully counteract. In this regard, the Compensation Committee recognized the important need to retain desired talent throughout the organization during an exceptionally challenging environment and ongoing labor market conditions so that we can successfully execute our mission – to improve the health of communities

See Appendix A to this proxy statement for the neutralization reconciliation of our Non-GAAP Adjusted EPS to actual performance.

Our engagement team gained additional valuable feedback from our stockholders, which was conveyed to the full Compensation Committee and the Board of Directors. As a result of these discussions, we are taking measured steps to enhance transparency, disclosures and incorporate certain other items in executive compensation in future years, as described below.

2022 Proxy Statement	47

SECTION 1 – EXECUTIVE SUMMARY

What We Heard	What We Are Doing

Stockholders asked for more detailed disclosure regarding discretionary adjustments to annual incentive and performance share award results.	We have substantially enhanced our disclosure practices as reflected in this proxy statement (see above) and will continue to do so going forward.

Stockholders indicated a desire for an additional measure(s), such as free cash flow and return on invested capital targets, to be included in executive compensation.

The Compensation Committee and Management is tracking the hypothetical results of a free cash flow metric to determine the appropriateness of inclusion in future executive compensation, and we will provide updates to our stockholders.

Stockholders commented that any ESG business practices and initiatives should align with our vision, mission and values and support our long-term, strategic goals to create long-term, stockholder value.

We continue to incorporate sustainable business practices and ESG-related initiatives into our daily operations and enhance our disclosures to reflect and clarify how they align with our vision, mission and values as well as support our strategy to achieve our longer-term goals and create stockholder value.

Stockholders would like to see ESG-related targets, particularly around climate change and greenhouse gas (GHG) emissions, incorporated in executive compensation.

We are currently quantifying our GHG emissions to determine baselines, having conducted an environmental assessment of Scope 1 and Scope 2 GHG emissions in CY2022; we anticipate assessing and benchmarking our Scope 3 GHG emissions in CY2023 to determine our approach to reducing emissions as appropriate to our business.

[Please refer to our 2022 Sustainability Report for more details regarding our environmental assessment and approach to protecting and enhancing the environment].

Beginning in fiscal FY2023, the Compensation Committee approved the inclusion of two ESG-related metrics in Premier’s annual incentive plan (“AIP”). First, as a part of its strategic goals, the Company is targeting an increase of GPO-member spend through diverse suppliers. Second, to help foster a high-performance culture, Premier is including an overall employee engagement score target and will measure employee responses to certain diversity-related topics/questions. The Compensation Committee will consider employees’ performance against these measures as part of its review of AIP award payouts.

Stockholders asked the Company to adopt a relative incentive plan performance metric

Premier did not adopt a relative performance metric since there is a lack of other public companies with a similar profile that includes GPO, direct sourcing, healthcare technology and advisory services businesses.

Stockholders requested more transparency on the Strategic Milestones component of our AIP.

The milestones for our 2022 AIP are: (i) inclusion of the adoption and use of the Remitra electronic invoicing and payment platform; (ii) expansion of covered lives in our Contigo Health business; (iii) achievement of targeted revenue growth levels in our adjacent markets businesses; (iv) increased participation in our high compliance GPO programs; (v) increased contract penetration; and (vi) accelerated revenue growth for our Conductiv solutions. Changes to strategic milestones from 2022 to 2023 for our AIP include the addition of an initiative focused on diversity, equity, inclusion and belonging (“DEIB”) while incorporating the focus on Conductiv growth into the overall contract penetration objective.

The Company anticipates that it will continue to engage with stockholders as part of its efforts to learn more about their perspectives and enhance its practices as appropriate to the business and value creation.

48	2022 Proxy Statement

SECTION 2 – EXECUTIVE COMPENSATION PRINCIPLES AND GOVERNANCE PRACTICES

Our executive compensation principles and governance practices are designed to promote and protect our stockholders’ interests. The table below outlines the foundational principles used in the design of our executive compensation program and the practices that govern the program.

Our Compensation Practices

What We Do

• Allocate a significant portion of the annual target compensation for executives to variable at-risk incentives

• Incorporate rigorous short- and long-term performance goals in our incentive programs in alignment with our long-term strategic growth objectives

• Benchmark compensation levels and structure relative to a comparable group of peer companies

• The Compensation Committee has retained Mercer as its independent compensation consultant to advise it on our executive compensation programs

• Cap payouts for the annual and performance-based long-term incentives at 150% of target

• Maintain stock ownership requirements for executives

• Mandate that our NEOs trade equity exclusively via SEC Rule 10b5-1 trading plans which can be established only during open trading windows at least 30 days in advance of the execution of any trades

• Maintain a clawback policy applicable to all incentive awards

• Use restrictive covenants including non-compete protections
What We Don’t Do

• Focus on short-term results at the expense of long-term objectives

• Allow margining, derivative or speculative transactions, such as hedges, pledges and short sales by our NEOs

• Provide tax gross-up payments

• Re-price “under water” outstanding stock options without stockholder approval

• Provide separate employer paid supplemental pensions for our executives

• Provide automatic “single-trigger” equity award vesting and severance

• Incentivize excessively risky business decisions

Executive Compensation Key Objectives

In setting and overseeing our executive compensation programs, the Compensation Committee focuses on the following key objectives:

•	Attract and retain exceptional and diverse executive talent

•	Support business objectives

•	Encourage the creation of stockholder value by focusing executive pay more on long-term equity compensation than short-term incentives and cash

•	Recognize our unique business structure and focus

•	Reflect the broad spectrum of talent and diverse sources of market data

•	Provide reward opportunities consistent with business performance

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SECTION 2 – EXECUTIVE COMPENSATION PRINCIPLES AND GOVERNANCE PRACTICES

We design our executive compensation programs in support of these objectives by doing the following:

Using a mix of fixed and variable compensation	We heavily weight our NEOs’ compensation mix toward variable, at-risk compensation so that our program encourages behaviors that align to our short- and long-term performance.

Requiring NEOs to be significant stockholders	We require our NEOs to own specified levels of Premier stock under our stock ownership guidelines to enhance alignment of executive and stockholder interests.

Regularly reviewing our compensation programs in order to pay competitively

We review our executive compensation program at least annually versus our peer group to evaluate competitive compensation levels and alignment with the external market to attract and retain exceptional leaders with strong, balanced skills. The Compensation Committee also reviews our peer group annually to ensure that we continue to pay competitively.

Role of the Compensation Consultant

During our fiscal year 2022, the Compensation Committee directly retained the services of Mercer to provide advice and recommendations to the Compensation Committee on executive officer compensation programs. Mercer’s fees for executive compensation consulting to the Compensation Committee for fiscal year 2022 were approximately $354,000.

During fiscal year 2022, Mercer provided the following services to the Compensation Committee related to executive officer compensation:

•	Attended meetings of the Compensation Committee as the Committee’s advisor;

•	Evaluated the competitive positioning of our executive officers’ base salaries, annual incentive and long-term incentive compensation relative to our peer companies;

•	Advised on target award levels within the annual and long-term incentive plans and, as needed, on actual compensation actions;

•	Assessed the alignment of executive officer compensation levels relative to our performance against our peer companies and relative to the Compensation Committee’s articulated compensation philosophy;

•	Provided advice on the design of our annual and long-term incentive plans; and

•	Advised on the performance measures and performance targets for the annual and long-term incentive programs.

During fiscal year 2022, management retained the services of Mercer to provide compensation and health and welfare consulting, and affiliated MMC companies Marsh and National Economic Research Associates, Inc. to provide insurance services and economic consulting services, respectively. The aggregate fees paid for these services for fiscal year 2022 were approximately $260,000.

Based in part on the policies and procedures Mercer and the Compensation Committee have in place, the Compensation Committee believes that the advice it receives from the executive compensation consultant, a Mercer representative, is objective and not influenced by Mercer’s or its affiliates’ relationships with Premier. These policies and procedures include:

•	The executive compensation consultant receives no incentive or other compensation based on the fees charged to us for other services provided by Mercer or any of its affiliates;

•	The executive compensation consultant is not responsible for selling other Mercer or affiliate services to us;

•

Mercer’s professional standards prohibit the executive compensation consultant from considering any other relationships Mercer or any of its affiliates may have with us in rendering his or her advice and recommendations;

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•	The Compensation Committee has the sole authority to retain and terminate the executive compensation consultant;

•	The executive compensation consultant has direct access to the Compensation Committee without management intervention;

•

The Compensation Committee evaluates the quality and objectivity of the services provided by the executive compensation consultant each year and determines whether to continue to retain the consultant; and

•	The protocols for the engagement (described below) limit how the executive compensation consultant may interact with management.

While it is necessary for the executive compensation consultant to interact with management to gather information, the Compensation Committee has adopted protocols governing if and when the executive compensation consultant’s advice and recommendations can be shared with management. These protocols are included in the Compensation Committee’s engagement letter with Mercer. The Compensation Committee also determines the appropriate forum for receiving the executive compensation consultant’s recommendations. Where appropriate, management invitees are present to provide context for the recommendations.

Our Peer Group

We use a peer group of companies to analyze external market compensation practices. We consider this information when implementing competitive and performance-driving compensation packages for our NEOs. With input from management and Mercer, the Compensation Committee reviews the peer group annually so that its size and composition remain appropriate. Each year, we compare our compensation programs with those of our peer group and assess whether our executive compensation programs and target compensation levels are consistent with market practice.

The foundation of our annual peer group review first considers publicly traded companies in the U.S. with the following attributes:

•	Similar business orientation and industry classifications (healthcare services, technology, distributors, research and consulting)

•	Similar services (group purchasing, supply chain services, technology/data, population health and performance management)

•	Revenue that is approximately one-third to three times that of ours

The Compensation Committees also considers other relevant factors, including:

•	Market capitalization, total number of employees and revenue less cost of goods sold

•	Executive positions similar in breadth, complexity and/or scope of responsibility

•	Competitors for customers and executive talent

Based on these considerations and input from Mercer and our management, our Compensation Committee reviewed and approved our peer group for fiscal year 2022 to be comprised of the following companies:

• Allscripts Healthcare Solutions, Inc.	• Huron Consulting Group, Inc.

• AMN Healthcare Services, Inc.	• Magellan Health, Inc.

• ASGN Inc.	• MEDNAX, Inc.

• Cerner Corporation	• NextGen Healthcare, Inc.

• FTI Consulting, Inc.	• Omnicell Inc.

• Hill-Rom Holdings, Inc.	• Owens & Minor, Inc.

• HMS Holdings Corp.	• Patterson Companies, Inc.

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SECTION 2 – EXECUTIVE COMPENSATION PRINCIPLES AND GOVERNANCE PRACTICES

As we grow and evolve, and as the companies in our peer group change (e.g., due to merger, acquisition or delisting), our Compensation Committee will continue to review and reconfigure our peer group as appropriate.

The table below summarizes and compares our revenue and market capitalization to that of the peer group. Revenue for the peer group is as of each respective company’s most recently completed fiscal year as of April 30, 2021; market capitalization for the peer group is as of April 30, 2021. Excluding Premier, the median revenue of the peer group is $2.427 billion, which is higher than our fiscal year 2021 revenue; the median market capitalization of the peer group is $3.059 billion, which is lower than our market capitalization as of April 30, 2021.

Peer Group Summary[1]	Revenue ($) in billions	Market Capitalization ($) in billions
75th Percentile	4.810	5.928
Median	2.427	3.059
25th Percentile	0.880	2.217
Premier	1.721[2]	4.237[3]
Premier Percentile Rank	36%	62%

(1)	Source: S&P Global Market Intelligence as of April 30 2021.
(2)	Premier total net revenue for fiscal year 2021 as reported in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021.
(3)	Premier market capitalization includes all outstanding Class A common stock and is based on the April 30, 2021 closing price ($34.21) of our Class A common stock on the NASDAQ Global Select Market.

Our Competitive Positioning

Our Compensation Committee reviews the median peer group data for total direct compensation (at target), including base salary and annual and long-term incentives. Company and individual performance and other factors, including potential succession and, where applicable, compensation levels relative to general survey data, ultimately determines where target compensation for our NEOs is positioned.

In determining appropriate compensation levels for our NEOs, our Compensation Committee reviews compensation levels for executives in similarly situated roles at companies in our peer group. At the request of the Compensation Committee, Mercer performs benchmarking for our executives and works with Management to provide compensation recommendations.

Our Pay Mix

Our pay mix is an important aspect of our executive compensation program; our use of at-risk performance-based compensation is designed to drive annual and long-term performance, enhance retention and maintain competitiveness with the external marketplace.

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The charts below illustrate the fiscal year 2022 pay mix for our CEO and all other NEOs, which includes annual base salary, target annual incentives and target long-term equity incentives. Performance-based incentives (target annual and long-term equity incentives) represent a strong majority of our NEOs’ target total direct compensation.

CEO Pay Mix – Premier	All Other NEOs Pay Mix – Premier

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SECTION 3 – ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAMS

Below is a summary of our executive compensation program that applies to our NEOs. In addition to the elements summarized below, our NEOs are eligible to participate in a voluntary non-qualified deferred compensation plan and a company-wide defined contribution (i.e., 401(k) savings) program. A more detailed description of our executive compensation program elements and any relevant Fiscal Year 2022 actions immediately follows this table.

Pay Element	Base Salary	Annual Incentive Program	Equity Program
			Performance Shares	Time-based Restricted Stock Units (“RSUs”)

Description	• Ongoing fixed cash compensation

•  Annual cash incentive plan based on target amounts for each NEO

•  Actual awards may be higher or lower than target based on business performance

•  Awards are 0% of target for below-threshold performance or 50% to 150% of target for above-threshold performance

•  Shares of stock are earned based on our performance during a 3-year performance cycle if pre-determined performance goals are achieved

•  Awards are 0% of target for below-threshold performance or 50% to 150% of target for above-threshold performance

• RSUs vest at defined times subject to continued service requirement

Purpose	• Attract and retain exceptional and diverse talent • Reflect business expectations, competencies and values

•  Motivate achievement of Premier’s annual financial, member and strategic objectives

•  Reflect challenges and share in risk with our performance

•  Balance business unit and corporate focus

•  Provide an annual balanced focus relative to long-term (equity) incentive plan objectives

•  Motivate sustained achievement of long-term earnings growth goals

•  Align NEOs’ interests with stockholders’ interests

•  Enhance retention

•  Provide a long-term balanced focus relative to annual incentive plan objectives

Who Receives	All NEOs

When Granted/Paid	Reviewed annually, paid semi-monthly	Paid within 2.5 months after fiscal year end	Generally granted annually in August

Form of Delivery	Cash		Premier Common Stock

Type of Performance	Short-term/Annual		Long-term

Performance/Vesting Period(1)	N/A	1-Year Performance Cycle	3-Year Performance Cycle	Vests in full after 3 years

Performance Measures	Competencies, values, individual performance, longer-term potential	Revenue growth, Non-GAAP Adjusted EBITDA growth, Member Performance Indices, Key Strategic Milestones	3-Year Non-GAAP Adjusted EPS and stock price appreciation	Stock price appreciation

(1)	Subject to accelerated or pro rata vesting based on certain events such as a change in control or the employee’s death, disability or other qualifying termination of service.

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Base Salary

Overview

Base salary is the single fixed pay element of our total direct compensation paid to our NEOs. The Compensation Committee reviews the base salaries for NEOs in similarly situated roles in our peer group and general industry survey data, and determines NEOs’ salaries based on roles, responsibilities, Company and individual performance and potential to assume roles with a higher level of responsibility and experience. Our Compensation Committee reviews each NEO’s base salary annually, or more frequently if there is a change in a NEO’s scope of responsibilities, and considers whether base salary increases are warranted. Base salary changes, if any, are generally effective September 1 for all our employees, including NEOs.

2022 Actions

Mr. Alkire’s base salary for fiscal year 2022 was increased by $50,000, resulting in a base salary of $1,050,000. In deciding on the increase, the Board and Compensation Committee considered the highly competitive nature of the market for executive talent, Mr. Alkire’s successful transition into the CEO role, the compensation of the prior CEO, and market compensation data. All other NEOs’ base salaries remained unchanged in fiscal year 2022.

Name	2021 Base Salary	2022 Base Salary	Change

Michael Alkire	$1,000,000	$1,050,000	5.0%

Craig McKasson	$ 635,613	$ 635,613	0.0%

Leigh Anderson	$ 608,465	$ 608,465	0.0%

David Hargraves	$ 455,175	$ 455,175	0.0%

David Klatsky	$ 535,343	$ 535,343	0.0%

Our Annual Incentive Plan

Overview

Our annual incentive plan is a one-year cash-based incentive designed to drive and reward NEOs for delivering annual financial, member and strategic results relative to pre-established performance targets during a fiscal year. Our Compensation Committee determines the annual incentive structure, performance metrics and goals and each NEO’s threshold, target and maximum award opportunity at the beginning of the fiscal year. At the end of the fiscal year, the Compensation Committee then determines the actual payment amount for each NEO based on our fiscal year financial, member and strategic performance.

For Mr. Alkire, Mr. McKasson and Mr. Klatsky, the fiscal year 2022 annual incentive plan was based 70% on our financial performance and 30% on certain components of our member and strategic performance, collectively called the “Corporate Score.” Payouts for financial performance were tied equally to Revenue and Non-GAAP Adjusted EBITDA. Payouts for member and strategic performance were tied equally to our Member Quality index, Member Cost index, and certain key strategic milestones. These milestones include the adoption and use of the Remitra electronic invoicing and payment platform, expansion of covered lives in our Contigo Health business, achievement of targeted revenue growth levels in our adjacent markets businesses, increased participation in our high compliance GPO programs, increased contract penetration and accelerated revenue growth for our Conductiv solutions. Changes to strategic milestones from 2022 to 2023 for our AIP include the addition of an initiative focused on DEIB while incorporating the focus on Conductiv growth into the overall contract penetration objective. We do not publicly disclose full information about specific goals or performance targets related to these strategic milestones, as we believe that revealing these goals and targets would provide competitors and other third parties with insights into our confidential planning and strategies, thus potentially harming us competitively, as well as our stockholders.

For fiscal year 2022, our Compensation Committee determined that a significant portion of Messrs. Anderson’s and Hargraves’ annual incentive plan should be tied directly to the financial performance of the segments they lead. Thus, Mr. Anderson’s fiscal year 2022 annual incentive plan was based 40% on the Corporate Score as described above and 60% on certain financial metrics specific to our Performance Services segment, the “Performance Services

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Segment Score,” and Mr. Hargraves’ fiscal year 2022 annual incentive plan was based 40% on the Corporate Score as described above and 60% on certain financial metrics specific to our Supply Chain Services segment, the “Supply Chain Services Segment Score.”

Our performance targets are designed to be challenging based on the likelihood of attainment, incorporating historical and potential future achievement analyses.

The Compensation Committee chose these metrics and weightings for the following reasons:

•	Revenue and Non-GAAP Adjusted EBITDA drive top- and bottom-line financial growth in the support of our Mission and Vision;

•

Revenue and Non-GAAP Adjusted EBITDA are important indicators of the operational strength and performance of the business, including the ability to provide the capital necessary to execute upon our business and growth strategies and to fund capital expenditures;

•	An equal weighting of revenue and profitability goals helps drive a balance of top- and bottom-line performance so that increasing revenue does not come at the expense of declining margins;

•

Equally weighted member performance indices create greater alignment with our member organizations and incentivize our executives to assist our member organizations in becoming top industry performers in quality, safety, supply chain cost and total cost of care;

•	Key strategic milestones foster alignment with significant strategies undertaken as part of our business growth strategies; and

•	These metrics and weightings incentivize NEOs to collaborate on and align to a company-wide focus and, for specific leaders, drive performance in their respective segments.

2022 Actions

Our NEOs’ target annual incentive opportunities remained the same for fiscal year 2022 as compared to fiscal year 2021. Our NEOs’ fiscal year 2021 and 2022 target annual incentive percentages are set out in the table below.

Name	2021 Annual Incentive Plan Target (% of base salary)	2022 Annual Incentive Plan Target (% of base salary)

Michael Alkire	150%	150%

Craig McKasson	125%	125%

Leigh Anderson	75%	75%

David Hargraves	65%	65%

David Klatsky	75%	75%

Annual Incentive Plan Calculation

The Compensation Committee used the calculation below to determine fiscal year 2022 annual incentive plan payouts for our NEOs.

	Annual Base Salary ($) as of June 30, 2022	X	Target Annual Award Opportunity (% of Annual Base Salary)	X	Achievement Percentage Earned (0% or 50%—150%) (Rounded)	=	FY2022 Annual Incentive Award ($)
Michael Alkire	1,050,000		150%		104.3%		1,642,725
Craig McKasson	635,613		125%		104.3%		828,680
Leigh Anderson	608,465		75%		63.3%		288,972
David Hargraves	455,175		65%		131.7%		389,712
David Klatsky	535,343		75%		104.3%		418,772

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Corporate Performance Score

The fiscal year 2022 annual incentive plan payout for Messrs. Alkire, McKasson and Klatsky was based 100% on the Corporate Score, for which the metrics, weightings, goals and payout ranges are summarized in the table below.

Corporate Performance Metrics[1]	Weighting	Performance Goals[2]			Payout Range[4]	Achievement
		Threshold[3]	Target[3]	Stretch[3]		2022 Actual Performance[1]	Achievement of Target	Payout Percentage[5]
Revenue	35%	$1,286.8	$1,444.1	$1,472.7	0%—150%	$1,432.9	92.2%	32.3%
Adjusted EBITDA[6]	35%	$ 441.8	$ 495.8	$ 505.6		$ 498.7	114.7%	40.1%
Member Quality Index	10%	28%	33%	37%		32.0%	87.9%	8.8%
Member Cost Index	10%	50%	100%	150%		119.4%	119.4%	11.9%
Key Strategic Milestones	10%	50%	100%	150%		111.5%	111.5%	11.2%
Corporate Score								104.3%

(1)	See “—Description of Executive Compensation Elements—Annual Incentive Plan and Equity Plan Metric Definitions” for the descriptions of these performance metrics.
(2)	In millions for Revenue and Adjusted EBITDA.
(3)	The payout range for each metric is 50% at threshold, 100% at target and 150% at or above stretch performance. The payout percentage for performance below threshold is 0%.
(4)	The total annual incentive award is capped at 150% of target.
(5)

Calculated as the weighting for each metric multiplied by the Achievement of Target column, based on the performance goal table. Percentages reflect interpolation between threshold and target, or target and stretch achievement, as applicable, and are rounded.

(6)	See Appendix A for a description of the reconciliation of Non-GAAP Adjusted EBITDA to the nearest GAAP financial measure.

Performance Services and Supply Chain Services Segment Scores

Messrs. Anderson’s and Hargraves’ annual incentive plan payout was based 40% on the Corporate Score as summarized in the table above and 60% on the Performance Services Segment Score and Supply Chain Services Segment Score, respectively, for which the weightings, goals and payout ranges are summarized in the tables below.

Performance Services Performance Metrics[1]	Weighting	Performance Goals[2]			Payout Range[4]	Achievement
		Threshold[3]	Target[3]	Stretch[3]		2022 Actual Performance[1]	Achievement of Target	Payout Percentage[5]
Revenue	50%	$377.9	$424.1	$432.5	0%—150%	$401.0	72.0%	72.0%
Adjusted EBITDA[6]	50%	$130.3	$146.2	$149.1		$126.9	0%	0%
Performance Services Segment Score								36.0%

(1)	See “—Description of Executive Compensation Elements—Annual Incentive Plan and Equity Plan Metric Definitions” for the descriptions of these performance metrics.
(2)	In millions.
(3)	The payout range for each metric is 50% at threshold, 100% at target and 150% at or above stretch performance. The payout percentage for performance below threshold is 0%.
(4)	The total annual incentive award is capped at 150% of target.
(5)

Calculated as the weighting for each metric multiplied by the Achievement of Target column based on the performance goal table. Percentages reflect interpolation between threshold and target, or target and stretch achievement, as applicable, and are rounded.

(6)	See Appendix A for a description of the reconciliation of Non-GAAP Adjusted EBITDA and Non-GAAP Segment Adjusted EBITDA to the nearest GAAP financial measure.

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Supply Chain Services Performance Metrics[1]	Weighting	Performance Goals[2]			Payout Range[4]	Achievement
		Threshold[3]	Target[3]	Stretch[3]		2022 Actual Performance[1]	Achievement of Target	Payout Percentage[5]
Adjusted EBITDA[6]	100%	$476.6	$486.1	$490.9	0%—150%	$500.9	150%	150%
Supply Chain Services Segment Score								150.0%

(1)	See “—Description of Executive Compensation Elements—Annual Incentive Plan and Equity Plan Metric Definitions” for the descriptions of these performance metrics.
(2)	In millions.
(3)	The payout range for each metric is 50% at threshold, 100% at target and 150% at or above stretch performance. The payout percentage for performance below threshold is 0%.
(4)	The total annual incentive award is capped at 150% of target.
(5)

Calculated as the weighting for each metric multiplied by the percentage achievement based on the performance goal table. Percentages reflect interpolation between threshold and target, or target and stretch achievement, as applicable, and are rounded.

(6)	See Appendix A for a description of the reconciliation of Non-GAAP Adjusted EBITDA and Non-GAAP Segment Adjusted EBITDA to the nearest GAAP financial measure.

The table below sets out the weighting of goals, achievement percentages, target payouts and actual fiscal year 2022 annual incentive plan payouts for each NEO.

	Weighting of Goals			Award Amounts

NEO	Corporate Score (%)	Segment Score (%)	Achievement Percentage (%)	Target (100% Payout) ($)	FY2022 Payouts ($)
Michael Alkire	100%	—	104.3%	1,575,000	1,642,725
Craig McKasson	100%	—	104.3%	794,516	828,680
Leigh Anderson	40%	60%	63.3%	456,349	288,972
David Hargraves	40%	60%	131.7%	295,864	389,712
David Klatsky	100%	—	104.3%	401,507	418,772

Our Equity Plan

Overview

We design our equity grants to align our NEOs’ interests with those of our stockholders. In fiscal year 2022, the Compensation Committee granted equity awards to our NEOs, whereby 60% of the grant represented performance-based restricted stock units (“Performance Shares”), and 40% of the grant represented time-based “restricted stock units (“RSUs”)”, as outlined in the chart below. The Compensation Committee feels this mix provides proper alignment with stockholders’ interests and has an appropriate emphasis on long-term company performance. The Compensation Committee also believes this mix of equity vehicles supports our long-term objectives by emphasizing “performance-based equity awards (performance shares)” over time-based “equity awards (RSUs)”.

The Compensation Committee determines the type of awards to be granted and the amount of individual awards granted to NEOs, based on an analysis of competitive long-term incentive market practices within our peer group generally, and across healthcare supply chain, technology and general industries (based on compensation surveys) for each executive’s position.

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The annual grant date for performance shares and RSUs is typically in the second month of the fiscal year; fiscal year 2022 equity awards were granted on August 26, 2021.

2022 Grant Calculations

The Compensation Committee uses the following calculation to determine the (i) target number of shares underlying performance shares and RSUs awarded to each NEO, and (ii) actual number of shares earned by each NEO under the performance shares at the end of the performance cycle.

Target Award

NEOs’ equity target awards are expressed as a percentage of annual base salary and are determined by the Compensation Committee annually based on each NEO’s role, responsibilities, external market information (including the long-term incentive practices of our peer group) and long-term NEO potential and performance.

2022 Actions

Mr. Alkire’s equity target percentage for fiscal year 2022 was increased from 425% to 475%. In deciding on the increase, the Board and Compensation Committee considered the highly competitive nature of the market for executive talent, Mr. Alkire’s successful transition into the CEO role, the compensation of the prior CEO, and market compensation data. All other NEOs’ equity target percentages remained unchanged in fiscal year 2022.

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Our NEOs’ fiscal year 2021 and 2022 target equity incentive percentages are set out in the table below.

Name	2021 Equity Incentive Plan Target (% of base salary)	2022 Equity Incentive Plan Target (% of base salary)

Michael Alkire	425%	475%

Craig McKasson	325%	325%

Leigh Anderson	225%	225%

David Hargraves	150%	165%

David Klatsky	165%	165%

The fiscal year 2022 annual equity grants for our NEOs are summarized in the table below:

NEO	Annual Base Salary ($)	Equity Target Award (% of Base Salary)	Target Award ($)	Performance Shares Grant Value – 60% ($)	RSUs Grant Value –40% ($)	Target Performance- Shares (#)	RSUs (#)
Michael Alkire	1,050,000	475%	4,987,500	2,992,512	1,995,008	79,167	52,778
Craig McKasson	635,613	325%	2,065,742	1,239,462	826,308	32,790	21,860
Leigh Anderson	608,465	225%	1,369,046	821,431	547,646	21,731	14,488
David Hargraves	455,175	165%	751,038	450,651	300,434	11,922	7,948
David Klatsky	535,363	165%	883,315	529,993	353,354	14,021	9,348

Performance Shares

Performance shares are designed to focus on and drive achievement of long-term financial objectives, and to maximize stockholder return. The target number of performance shares granted to NEOs is based on the closing price of our common stock as of the grant date, August 23, 2021. The fiscal year 2022 grants are for the fiscal three-year performance cycle beginning on July 1, 2021 and ending June 30, 2024. In August 2021, the Compensation Committee established a threshold, target and stretch performance level for performance shares based on our long-term growth strategy. Following the end of the performance cycle, the Compensation Committee will determine and award shares based on performance results. For performance below threshold, no shares will be awarded; for performance at threshold, 50% of target shares will be awarded; at target, 100% of target shares will be awarded; at stretch, 150% of target shares will be awarded. For performance between threshold and target or between target and stretch, the Compensation Committee will use straight-line interpolation to determine results and corresponding awards. Provided the Compensation Committee certifies performance at or above the threshold level, shares will generally be awarded in the first fiscal quarter following the end of the performance cycle. See the “Grants of Plan-Based Awards in Fiscal Year 2022” table under “—Executive Compensation Tables” below for potential share awards based on threshold, target and stretch performance.

Performance Goal for Performance Shares

The actual number of shares that will be awarded to our NEOs at the end of the performance cycle, pursuant to the fiscal year 2022 Performance Share grants, will be based 100% on Non-GAAP Adjusted EPS performance. See “—Annual Incentive Plan and Equity Plan Metrics Definitions” and Appendix A for a description of this metric. The specific EPS target for the fiscal 2022-2024 performance period is not publicly disclosed at the time of grant due to the proprietary and sensitive nature of the information. The full information about the EPS performance threshold, target and maximum levels and the actual performance result achieved will be disclosed following the completion of the applicable performance cycle.

The Compensation Committee used Non-GAAP Adjusted EPS for the fiscal year 2022 Performance Shares grant because it believes Adjusted EPS:

•	Balances long-term top- and bottom-line growth;

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•

Is a critical indicator of the long-term operational strength of our business, including the ability to provide cash flows necessary to execute on our business and growth strategies and fund strategic capital expenditures; and

•	Aligns performance with long-term stockholder value creation.

Amounts Earned under Fiscal Year 2020 Performance Share Grants

Fiscal year 2020 Performance Share grants vested based on aggregate Adjusted EPS for the performance period beginning on July 1, 2019 and ending on June 30, 2022.

For the 2020-2022 performance share targets, the Compensation Committee, in consultation with its independent consultant, determined that the same factors impacting the 2019-2021 performance share payouts were applicable to the 2020-2022 aggregate Adjusted EPS goals given the negative impact to the 2021 Adjusted EPS. The original 2020-2022 performance share targets were established in August of 2019 prior to the occurrence of these events, and the Compensation Committee determined that revisions should be made to the originally established targets for the 2020-2022 performance shares. Given the uncertainty of future GPO agreement terms at the time of the establishment of the 2020-2022 performance share targets, the originally established targets incorporated compound annual growth rates (CAGR) below historical performance levels but did not contemplate the magnitude of the impact of the Acurity and Nexera acquisition, as set forth in our Form 8-K filed on February 4, 2020, the corporate restructuring and the amended and extended GPO agreements, as set forth in our Form 8-K filed on August 11, 2020, and the unforeseen COVID-19 pandemic. As a result, consistent with the methodology utilized for the 2019-2021 performance shares, the Compensation Committee approved an increase in the CAGR for Adjusted EPS for the 2020-2022 performance period back to historical growth levels and then neutralized (i.e. excluded) the increased targets to account for the negative impact of the Acurity and Nexera acquisition, as set forth in our Form 8-K filed on February 4, 2020, the corporate restructuring and the amended and extended GPO agreements, as set forth in our Form 8-K filed on August 11, 2020 and the COVID-19 pandemic. While the original performance targets were recalibrated, there was no discretionary adjustment made to the aggregate Adjusted EPS for fiscal years 2020, 2021 and 2022 as reported in the respective Form 10-Ks and used to calculate the achievement percentage for the 2020-2022 performance shares (as shown in the below tables).

		2020 – 2022 Performance Cycle Results

Performance Shares Metric[1]	Weighting	Threshold	Target	Stretch	Actual Performance	Achievement Percentage
Aggregate Three-Year Non-GAAP Adjusted EPS	100%	$6.98	$7.33	$7.69	$7.70	150%

(1)	See “—Annual Incentive Plan and Equity Plan Metrics Definitions” for the description of these metrics.

The number of shares issued to our NEOs under the 2020 Performance Share grants is equal to the target number of performance shares multiplied by the achievement percentage determined by the Compensation Committee, taking into account the adjustments noted above. The results are set forth below.

Name	Target Number of Performance Shares	Achievement Percentage	Number of Issued Shares

Michael Alkire (1)	34,612	150%	51,918

Craig McKasson	39,498	150%	59,247

Leigh Anderson	26,177	150%	39,266

David Hargraves	22,615	150%	33,923

David Klatsky	16,890	150%	25,335

(1)	Mr. Alkire’s original target number of performance shares was 56,191 and was adjusted in connection with his marital separation agreement

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SECTION 3 – ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAMS

One-time Retention Awards

Given the highly competitive nature of executive talent market and the potential impact that the loss of key members of the leadership team would have on the Company’s ability to implement its operational and strategic goals, the Compensation Committee consulted with its independent compensation consultant to evaluate various compensation strategies for retention. During these sessions, the Compensation Committee considered, among other things, external factors, such as the market for executive talent, similar retention grants among industry peers, the contributions of Mr. McKasson, Mr. Anderson and Mr. Klatsky to the Company’s development and growth, the overall value of promoting stability among the leadership team during the period of post-pandemic recovery, the Company’s ability to achieve its long-term growth objectives, which aligns with our goal to increase stockholder value.

Our strategy to deliver long-term sustainable growth includes the adoption and use of the Remitra electronic invoicing and payment platform, the expansion of covered lives in our Contigo Health business, achievement of targeted revenue growth levels in our adjacent markets businesses, expansion of participation in our high-compliance GPO programs, contract penetration improvement and certain DEIB initiatives.

To promote retention and recognize and incentivize performance related to our ability to execute on our strategy to deliver long-term sustainable growth, as noted above, the Compensation Committee approved special RSU awards to Mr. McKasson and Mr. Anderson on August 5, 2021, and to Mr. Klatsky on April 20, 2022, with all shares vesting on or around the third anniversary of the grant date. The Compensation Committee used RSUs rather than performance shares in order to maximize the retentive value of the awards and in light of the substantial portion of compensation that is already performance-based for these executives. The special RSU awards are summarized in the table below:

Name	Award Value (1)	RSUs (2)

Craig McKasson	$2,000,000	52,910

Leigh Anderson	$3,000,000	79,365

David Klatsky	$535,363	14,504

1)	See the “Summary Compensation Table for Fiscal Year 2022” below for the grant date accounting value of the equity awards for our NEOs.
2)

Number of shares granted as RSUs with respect to Mssrs. McKasson and Anderson equals the grant value divided by $37.80, the closing price of our common stock on August 23, 2021, rounded down to the next highest share, and the number of shares granted as RSUs with respect to Mr. Klatsky equals the grant value divided by $36.91 the closing price of our common stock on May 5, 2022, rounded down to the next highest share.

Annual Incentive Plan and Equity Plan Metric Definitions

As noted above, we used Revenue, Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EPS for our NEOs’ incentive plans. The Compensation Committee believes that Revenue, Adjusted EBITDA and Adjusted EPS reflect the items that management has under its control through operational performance.

We believe Adjusted EBITDA assists our Compensation Committee and management in making financial, operating and strategic decisions and in evaluating our performance on a consistent basis from period to period. Doing so removes the impact of earnings elements attributable to our asset base (primarily depreciation and amortization), certain items outside the control of our management team, e.g., taxes, other non-cash items (such as impairment of intangible assets, purchase accounting adjustments and stock-based compensation), non-recurring items (such as strategic and financial restructuring expenses) and income and expense that has been classified as discontinued operations from our operating results.

We also believe Adjusted EPS aligns our long-term focus and our stockholders’ interests while assisting our Compensation Committee and management in making financial, operating and strategic decisions and in evaluating our performance on a consistent basis from period to period. Doing so removes non-cash items (such as impairment of intangible assets, purchase accounting adjustments and stock-based compensation) and non-recurring items (such as strategic and financial restructuring expenses), and historically has eliminated the variability of non-controlling interest that primarily resulted from member owner exchanges of Class B common units for shares of Class A common stock.

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SECTION 3 – ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAMS

See Appendix A to this proxy statement and our 2022 Form 10-K for additional information on our use of non-GAAP financial metrics and definitions of terms used in the table below as well as a reconciliation to comparable GAAP measures.

The table below describes the performance metrics we use for our NEOs’ incentive plans and the rationale for each.

Metric	Definitions	Rationale

Revenue and Segment Revenue	Revenue is net revenue and consists of (i) services and software licenses revenue, which includes net administrative fees revenue and software licenses, other services and support revenue, and (ii) products revenue. Net administrative fees revenue consists of net GPO administrative fees in the Supply Chain Services segment. Products revenue consists of direct sourcing product sales, which are included in the Supply Chain Services segment. Software licenses, other services and support revenue consists primarily of fees generated by the Performance Services segment in connection with our SaaS-based clinical analytics products subscriptions, enterprise analytics licenses, professional fees for consulting services and other miscellaneous revenue including performance improvement collaboratives, insurance management service fees and commissions from group-sponsored insurance programs, third party administrator fees, fees from the centers of excellence program and fees from healthcare product suppliers and service providers under our electronic invoicing and payables platform. We recognize revenue in accordance with GAAP; please refer to Note 2—Significant Accounting Policies of our 2022 Form 10-K for more information. Segment revenue is also adjusted for certain intersegment adjustments in fiscal year 2022.	Revenue measures the top-line growth of the business through our diversification of offerings and core business growth with new and existing members.

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SECTION 3 – ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAMS

Metric	Definitions	Rationale

Non-GAAP Adjusted EBITDA	We define EBITDA as net income before income or loss from discontinued operations, net of tax, interest and investment income or expense, net, income tax expense, depreciation and amortization, and amortization of purchased intangible assets. We define Adjusted EBITDA as EBITDA before merger and acquisition-related expenses and non-recurring, non-cash or non-operating items and including equity in net income of unconsolidated affiliates. For all Non-GAAP financial measures, we consider non-recurring items to be income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include certain strategic initiative and financial restructuring-related expenses. Non-operating items include gains or losses on the disposal of assets and interest and investment income or expense.	Adjusted EBITDA is an indicator of the operational strength and performance of the business. Adjusted EBITDA allows the Compensation Committee and management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business.

Non-GAAP Segment Adjusted EBITDA	We define Segment Adjusted EBITDA as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition-related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative, and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of Segment Adjusted EBITDA. Segment Adjusted EBITDA also excludes any income and expense that has been classified as discontinued operations.	Segment Adjusted EBITDA is an indicator of the operational strength and performance of the business segment. Segment Adjusted EBITDA allows the Compensation Committee and management to assess performance of the business segment without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business.

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SECTION 3 – ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAMS

Metric	Definitions	Rationale

Non-GAAP Adjusted Earnings Per Share (“Adjusted EPS”)	We define Adjusted Earnings per Share as Adjusted Net Income divided by diluted weighted average shares. We define Adjusted Net Income as net income attributable to us (i) excluding income or loss from discontinued operations, net, (ii) excluding income tax expense, (iii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iv) excluding the effect of non-recurring or non-cash items, including certain strategic initiative and financial restructuring-related expenses, (v) assuming, for periods prior to our August 2020 Restructuring, the exchange of all the Class B common units for shares of Class A common stock, which resulted in the elimination of non-controlling interest in Premier LP, and (vi) reflecting an adjustment for income tax expense on Non-GAAP net income before income taxes at our estimated annual effective income tax rate, adjusted for unusual or infrequent items. Reflects income tax expense at an estimated effective income tax rate of 26% of Non-GAAP adjusted income before income taxes for fiscal year 2022.	Non-GAAP Adjusted EPS measures the portion of total profit that is attributable to Premier’s stockholders on a fully converted basis. Adjusted EPS aligns employees with our long-term focus and our stockholders’ interests and is an indicator of the long-term operational strength and performance of the business. Adjusted EPS allows the Compensation Committee and management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business.

Member Quality Performance Index	Index of hospitals surpassing the “top performance threshold” in the following three quality priorities: mortality, safety and readmissions. This index was developed to measure hospitals’ quality of care performance. This index measures the number of hospitals in our (i) Quality Collaborative and (ii) Population Health Collaborative members of record on April 1, 2021, that meet or surpass the top performance thresholds in each quality measure (25th percentile as fixed in the baseline year of 2021). At the beginning of the year, performance goals are independently certified by National Economic Research Associates (NERA); at the conclusion of the year, actual performance attainment is also reviewed and certified by NERA.	The Member Quality Performance Index is an indicator of Premier’s impact on members’ quality performance. Aligns employees’ interests with those of our members.

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SECTION 3 – ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAMS

Metric	Definitions	Rationale

Member Cost Performance Index	Index of hospitals surpassing “top performance threshold” in Medicare spend per beneficiary and average year-over-year improvement in supply expense for members that submit supply chain analytics data. This index was developed for member hospitals to measure their supply chain outcomes. At the beginning of the year, performance goals are independently certified by NERA; at the conclusion of the year, actual performance attainment is also reviewed and certified by NERA.	The Member Cost Performance Index is an indicator of Premier’s impact on members’ performance in total cost of care. Aligns employees’ interests with those of our members.

Key Strategic Milestones	A set of key strategic milestones identified as part of our strategic planning efforts.	The key strategic milestones create alignment with our most critical business strategies.

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SECTION 4 – ADDITIONAL COMPENSATION PRACTICES AND POLICIES

Non-Qualified Deferred Compensation Plan

NEOs are eligible to participate in our voluntary, non-qualified executive Deferred Compensation Plan, which is provided for recruitment purposes and to assist executives in managing their future cash flow. The program allows NEOs to defer, on a pre-tax basis, up to 30% of their base salary and annual incentive plan award, and receive a company matching contribution of 100% of the first 3% deferred and 50% of the next 2% deferred. We provide this match for eligible compensation above the annual tax code compensation limit. Distributions are generally not allowed while NEOs are actively employed. The investment measures are similar to those offered to eligible employees in our 401(k) plan, and the plan does not offer above-market earnings. NEOs elect to receive post-separation distributions in either a lump sum or in annual installments over five years. For additional information on this program, see the “Summary Compensation Table for Fiscal Year 2022” and “Non-Qualified Deferred Compensation Benefits for Fiscal Year 2022” tables below.

Defined Contribution (401(k) Savings) Program

Our NEOs are eligible to participate in our qualified defined contribution 401(k) Plan, under which they have the opportunity to defer a portion of their eligible compensation, up to tax code limitations, and receive a company matching contribution of 100% of the first 3% of contributions and 50% of the next 2% of contributions. We provide this match for eligible compensation below the annual tax code compensation limit.

Employment Agreements

We extend employment agreements to our NEOs, which include non-compete covenants enforceable under the laws of North Carolina, where our corporate headquarters is located. The employment agreements provide severance protection before and after a change in control event and a minimum level of benefits to our NEOs during the term of the agreement. For additional details, see “—Employment Agreements” below.

Change in Control Protection

We provide our NEOs with enhanced severance benefits and additional rights to payment of incentive compensation in the event of a change in control. We structure separation payments to help ensure that key personnel, including our NEOs, would be available to assist in the successful transition following a change in control and provide a competitive level of severance protection if the executive officer is involuntarily terminated without cause or resigns for good reason within two years following a change in control. We do not provide automatic vesting of benefits upon a change in control transaction irrespective of performance. In the event that payments in connection with a change in control would trigger an excise tax under Internal Revenue Code (“Code”) Section 4999, our agreements limit payments to an amount that will not trigger this tax unless paying all the benefits would provide a larger after-tax benefit to the NEO. We do not provide any tax gross-ups for taxes payable on change in control benefits. We describe the severance arrangements and other benefits provided to NEOs on a change in control (as well as the equity treatment upon certain separations in the event of a change in control) under “—Potential Payments Upon Termination” below.

Executive Perquisites

We do not offer our NEOs the executive perquisites that many of our peer group companies offer, such as personal use of company aircraft, company vehicles or auto allowances, personal drivers, health/country club memberships, etc. We offer our CEO reimbursement for out-of-pocket medical expenses (see “—Employment Agreements” below for details). We also offer all employees disability benefits, which are calculated as a percentage of base salary, and for which our senior executives, including our NEOs, would be entitled to receive a higher benefit in the event of their disability. We do not provide tax gross-ups.

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SECTION 4 – ADDITIONAL COMPENSATION PRACTICES AND POLICIES

CLAWBACK POLICY

We have adopted compensation recoupment or “clawback” policies with respect to all incentive compensation awards, including amounts payable under our annual incentive plan and the equity awards granted under our equity plan that may be earned by our current and former executive officers. If we are required to restate our financial statements due to NEOs’ material noncompliance with any financial reporting requirements under the federal securities laws, our NEOs who received incentive compensation based on erroneous data in a materially noncompliant financial statement must repay the amount in excess of what they would have received based on that restatement. The repayment obligation extends to any incentive compensation a NEO receives during the three-year period preceding a restatement.

The Board has the sole discretion and authority to: (i) determine the amount of any incentive-based compensation owed by any current or former executive officer; (ii) determine the means, timing (which in all circumstances will be prompt) and any other requirements by which reimbursement is required to occur, which may include, without limitation, forfeiture of any outstanding incentive award; and (iii) impose any other terms, conditions or procedures (e.g., the imposition of interest charges on un-repaid amounts) to govern the current or former executive officer’s repayment of any incentive-based compensation.

The Board has discretion to take such actions it deems necessary to address the events that gave rise to the restatement and to prevent its recurrence, including, to the extent permitted under applicable law:

•	Dismissing the executive;

•	Adjusting the future compensation of the executive; and/or

•	Authorizing legal action or taking other action to enforce the executive’s obligations to us.

Requiring Stock Ownership

To further align our NEOs’ and stockholders’ interests, the Compensation Committee requires each executive to accumulate and hold a significant amount of our common stock. We believe our stock ownership requirements are comparable to those of our peer group. The table below summarizes our ownership and holding requirement provisions.

Provisions	Description of Provisions
Ownership requirement	• Five times base salary for Mr. Alkire • Three times base salary for Mr. McKasson • One times base salary for our other executive officers
Time to meet requirement (phase-in period)	• Five years from the NEO’s employment date or promotion to applicable executive level, whichever is later
Equity included as ownership

•  Shares underlying unvested RSUs and time-based restricted stock awards

•  Earned performance-based shares and performance-based restricted stock awards

•  Shares owned directly

•  Shares owned indirectly (by a spouse or a trust for an immediate family member)

•  Shares held in our benefit plans

Holding requirements

•  Until the ownership requirement is met, NEOs must hold shares acquired under our equity program (including stock after restrictions have lapsed, shares awarded under our performance-based awards and shares acquired upon the exercise of a nonqualified stock option), net applicable shares withheld for taxes or for payment of exercise price, as follows:

•  CEO – must hold 50% of net shares received (after tax withholding) from vesting of equity awards

•  All other NEOs – must hold 35% of net shares received (after tax withholding) from vesting of equity awards

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SECTION 4 – ADDITIONAL COMPENSATION PRACTICES AND POLICIES

The Compensation Committee evaluates the status of stock ownership requirements annually in August based on the NEO’s stock holdings at June 30. As of June 30, 2022, each of Mr. Alkire, Mr. McKasson and the remaining NEOs satisfied their stock ownership requirements.

TRADING RESTRICTIONS, ANTI-HEDGING AND ANTI-PLEDGING POLICY

Our insider trading policy limits the timing and types of transactions in our securities by our directors and officers required to file reports under Section 16 of the Exchange Act, including our NEOs. In general, the policy:

•

Prohibits our Section 16 insiders and other designated employees from trading our securities except during open trading window periods (following earnings releases) and, in the case of our NEOs, pursuant to a written trading plan adopted under SEC Rule 10b5-1, and only after they have obtained pre-clearance for such transactions or plan;

•	Prohibits our Section 16 insiders as well as all employees from trading in options, warrants, puts or calls or similar instruments involving our securities and “shorting” our securities; and

•

Prohibits our Section 16 insiders as well as all employees from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities granted as compensation or held directly or indirectly by the Section 16 insider or employee.

Additionally, our insider trading policy prohibits our insiders from holding our securities in margin accounts or pledging our securities as collateral for a loan.

A copy of our insider trading policy may be accessed on our website under the Governance Documents tab at http://investors.premierinc.com/corporate-governance/default.aspx.

TAX CONSIDERATIONS

Code Section 162(m) generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to a company’s “covered employees,” which generally includes our NEOs. Accordingly, we expect that compensation paid to our NEOs in excess of $1 million is generally not deductible, subject to an exception for certain compensation provided pursuant to a written binding contract in effect as of November 2, 2017.

The Compensation Committee believes that stockholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. The Compensation Committee has approved compensation that is not fully deductible for income tax purposes.

2022 Proxy Statement	69

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Following that review and discussion, the Compensation Committee recommended that the Board include the Compensation Discussion and Analysis in our proxy statement to be filed with the SEC in connection with our Annual Meeting and incorporate it by reference in our 2022 Form 10-K, filed with the SEC on August 16, 2022.

Compensation Committee:

Marc D. Miller (Chair)

Helen M. Boudreau

Marvin R. O’Quinn

Richard J. Statuto

70	2022 Proxy Statement

COMPENSATION TABLES

Summary Compensation Table for Fiscal Year 2022

For the fiscal year ended June 30, 2022, the following table shows compensation awarded or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers who were serving as executive officers (other than as our Chief Executive Officer or Chief Financial Officer) at the end of fiscal year 2022.

Name and Title	Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total

Michael J. Alkire President and Chief Executive Officer	2022	$1,041,707	$—	$4,987,520	$1,642,725	$185,948	$7,857,901
	2021	$897,743	$—	$2,812,860	$1,867,500	$144,983	$5,723,086
	2020	$863,992	$—	$2,938,795	$1,132,749	$72,082	$5,007,618
Craig McKasson Chief Financial Officer and Chief Administrative Officer	2022	$635,638	$—	$4,065,768	$828,680	$153,034	$5,683,120
	2021	$635,638	$—	$1,977,244	$989,173	$100,850	$3,702,904
	2020	$626,007	$—	$2,065,756	$820,735	$52,251	$3,564,749
Leigh T. Anderson President Performance Services	2022	$608,489	$—	$4,369,074	$288,972	$130,884	$5,397,419
	2021	$608,489	$—	$1,310,409	$425,931	$57,196	$2,402,025
	2020	$599,269	$—	$1,369,068	$188,563	$37,455	$2,194,355
David Hargraves Senior Vice President-Supply Chain	2022	$455,175	$—	$751,085	$389,712	$30,184	$1,626,156
	2021	$455,193	$—	$653,538	$372,353	$28,837	$1,509,921
	2020	$453,706	$—	$1,182,796	$310,794	$11,379	$1,958,674
David L. Klatsky General Counsel	2022	$535,363	$—	$1,418,690	$418,772	$63,350	$2,436,174
	2021	$535,364	$—	$845,490	$499,876	$56,209	$1,936,939

(1)	Salary: base salary earned in the corresponding fiscal year, from July 1 through June 30.
(2)

Stock Awards: The amounts reported in the Stock Awards column are the grant date fair value of stock awards determined pursuant to ASC Topic 718, excluding the effect of any forfeitures. Amounts reflect the aggregate grant date fair value of the performance shares and RSUs granted to NEOs. Details for equity awards granted in FY 2022 follow:

Name	2022 Annual RSUs	Grant Date Value of 2022 Annual RSUs	2022 Retention RSUs	Grant Date Value of 2022 Retention RSUs	2022 Total RSUs	Grant Date Value of 2022 RSUs	2022 Performance Shares	Grant Date Value of 2022 Performance Shares
Michael Alkire	52,778	$1,995,008	0	$0	52,778	$1,995,008	79,167	$2,992,512
Craig McKasson	21,860	$826,308	52,910	$1,999,998	74,770	$2,826,306	32,790	$1,239,462
Leigh Anderson	14,488	$547,646	79,365	$2,999,997	93,853	$3,547,643	21,731	$821,431
David Hargraves	7,948	$300,434	0	$0	7,948	$300,434	11,922	$450,651
David Klatsky	9,348	$353,354	14,504	$535,343	23,852	$888,697	14,021	$529,993

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COMPENSATION TABLES

Performance shares provide an opportunity for employees to earn and vest in common stock if specified performance measures are met for a specified performance cycle, which is typically three years. If the minimum performance measure is not met, no award is earned. If at least the minimum performance measure is attained, the earned shares may range from 50% to 150% of the target number of shares. The amounts reported in this table for performance shares are disclosed at target (100%), which is the probable outcome (as of the grant date). Details regarding the performance shares’ maximum values follow:

Name	2022 PSUs at Stretch Performance Level	Grant Date Value of 2022 PSUs at Stretch Performance Level

Michael Alkire	118,750	$4,488,750

Craig McKasson	49,185	$1,859,193

Leigh Anderson	32,596	$1,232,129

David Hargraves	17,883	$675,977

David Klatsky	21,031	$794,972

RSUs provide an opportunity for employees to vest in common stock if the employee remains employed through a specified date, typically three years from grant. The RSUs reported above and granted in fiscal years 2020, 2021 and 2022 are based on the fair value of our common stock on the grant date in the same manner as described above for performance shares.

There can be no assurance that the performance shares and RSUs granted to our NEOs will ever be earned or that the value of these awards as earned will equal the amounts disclosed in the Summary Compensation Table for fiscal year 2022. The stock price and other assumptions used to calculate the compensation cost is disclosed in Note 14—Stock Based Compensation to our consolidated financial statements included in our 2022 Form 10-K.

To see the value actually received under the 2019 performance shares with respect to the three-year performance cycle ended June 30, 2022, please refer to the “Option Exercises and Stock Vested in Fiscal Year 2022” table below. Additional information on all outstanding stock awards is reflected in the “Outstanding Equity Awards at June 30, 2022” table below.

(3)	Non-Equity Incentive Plan: The amounts reported in the Non-Equity Incentive Plan column are earned by our NEOs under our Annual Incentive Plan for the performance period of fiscal year 2022.

Name	Annual Incentive Plan Award

Michael Alkire	$1,642,725

Craig McKasson	$828,680

Leigh Anderson	$288,972

David Hargraves	$398,712

David Klatsky	$418,772

(4)

All Other Compensation: This column includes employer contributions to each NEO under our 401(k) plan, Deferred Compensation Plan and accrued dividend equivalents on unvested Restricted Stock Units as follows, and, for Mr. Alkire, reimbursement of his out-of-pocket medical expenses per his employment agreement

Name	401(k) Plan	Deferred Compensation Plan	Dividend Equivalents
Michael Alkire	$12,200	$95,177	$78,546
Craig McKasson	$12,200	$46,397	$94,437
Leigh Anderson	$9,127	$23,729	$98,028
David Hargraves	$9,104	$0	$21,080
David Klatsky	$11,600	$26,565	$25,184

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COMPENSATION TABLES

Grants of Plan-Based Awards in Fiscal Year 2022

The following table sets forth information with respect to grants of plan-based awards to the NEOs during the fiscal year ended June 30, 2022.

Name	Grant Type	Grant Date(1)	Approval Date(1)	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards(3)
				Threshold(2)	Target	Stretch(2)	Threshold(2)	Target	Stretch(2)
Michael Alkire	Annual Incentive			$787,500	$1,575,000	$2,362,500
	RSUs(4)	8/23/21	8/3/21							52,778	$1,995,008
	Perf Shares(5)	8/23/21	8/3/21				39,583	79,167	118,750		$2,992,512
Craig McKasson	Annual Incentive			$397,258	$794,516	$1,191,774
	RSUs(4)	8/23/21	8/3/21							21,860	$826,308
	RSUs(6)	8/23/21	8/3/21							52,910	$1,999,998
	Perf Shares(5)	8/23/21	8/3/21				16,395	32,790	49,185		$1,239,462
Leigh Anderson	Annual Incentive			$228,174	$456,349	$684,523
	RSUs(4)	8/23/21	8/3/21							14,488	$547,646
	RSUs(7)	8/23/21	8/3/21							79,365	$2,999,997
	Perf Shares(5)	8/23/21	8/3/21				10,865	21,731	32,596		$821,431
David Hargraves	Annual Incentive			$147,932	$295,864	$443,796
	RSUs(4)	8/23/21	8/3/21							7,948	$300,434
	Perf Shares(5)	8/23/21	8/3/21				5,961	11,922	17,883		$450,651
David Klatsky	Annual Incentive			$200,753	$401,507	$602,260
	RSUs(4)	8/23/21	8/3/21							9,348	$353,354
	Perf Shares(5)	8/23/21	8/3/21				7,010	14,021	21,031		$529,993
	RSUs(8)	5/5/22	4/20/22							14,504	$535,343

(1)	Annual RSUs and Performance Shares were approved bv the Compensation Committee on August 3, 2021, and granted effective August 23, 2021
(2)	For the annual incentive plan and performance shares, the Threshold and Stretch reflect 50% and 150%, respectively.
(3)

Amounts in this column represent the grant date fair value of stock awards determined pursuant to ASC Topic 718, excluding the effect of any forfeitures. Amounts reflect the aggregate grant date fair value of the performance shares and RSUs granted to NEOs.

(4)	RSUs granted in August 2021 shall vest 100% of the shares on or about the third anniversary of the grant date
(5)	Performance shares granted in August 2021 shall vest in August 2024, based on the achievement of performance measures set at the beginning of fiscal year 2021.
(6)	RSUs for Mr. McKasson represent an additional retention award that shall vest 100% of the shares on or about the third anniversary of the grant date
(7)	RSUs for Mr. Anderson represent an additional retention award that shall vest 100% of the shares on or about the third anniversary of the grant date
(8)	RSUs for Mr. Klatsky represent an additional retention award granted in May 2022 that shall vest 100% of the shares on or about the third anniversary of the grant date

2022 Proxy Statement	73

COMPENSATION TABLES

Outstanding Equity Awards at June 30, 2022

The following table sets forth information with respect to each NEO’s outstanding equity awards at June 30, 2022.

Name	Award Date / Award Type	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(2)	Market Value of Shares or Units that Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested(5)

Michael Alkire (6)	9/25/2013 / NQSO	197,401	0	$27.00	6/30/2023

	8/29/2014 / NQSO	35,736	0	$31.58	8/29/2024

	8/31/2015 / NQSO	38,600	0	$35.65	8/31/2025

	8/31/2016 / NQSO	22,157	0	$31.65	8/31/2026

	8/25/2017 / NQSO	22,694	0	$32.90	8/25/2027

	8/26/2019 / RSU					15,314	$546,404

	8/26/2019 / PS					34,612	$1,234,956

	8/26/2020 / RSU					30,091	$1,073,647

	8/26/2020 / PS							44,527	$1,588,723

	8/23/2021 / RSU					52,778	$1,883,119

	8/23/2021 / PS							79,167	$2,824,679

Craig McKasson	8/25/2017 / NQSO	2,729	0	$32.90	8/25/2027
	8/26/2019 / RSU					16,928	$603,991

	8/26/2019 / PS					39,498	$1,409,289

	8/26/2020 / RSU					26,349	$940,132

	8/26/2020 / PS							39,524	$1,410,216

	8/23/2021 / RSU					21,860	$779,965

	8/23/2021 / RSU					52,910	$1,887,829

	8/23/2021 / PS							32,790	$1,169,947

Leigh Anderson	5/29/2015 / NQSO	3,393	0	$38.32	5/29/2025

	6/30/2016 / NQSO	1,199	0	$32.70	6/30/2026

	8/31/2016 / NQSO	3,087	0	$31.65	8/31/2026

	8/25/2017 / NQSO	8,424	0	$32.90	8/25/2027

	8/26/2019 / RSU					11,219	$400,294

	8/26/2019 / PS					26,177	$933,995

	8/26/2020 / RSU					17,463	$623,080

	8/26/2020 / PS							26,194	$934,602

	8/23/2021 / RSU					14,488	$516,932

	8/23/2021 / RSU					79,365	$2,831,743

	8/23/2021 / PS							21,731	$775,362

74	2022 Proxy Statement

COMPENSATION TABLES

Name	Award Date / Award Type	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(2)	Market Value of Shares or Units that Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested(5)

David Hargraves	5/29/2015 / NQSO	2,757	0	$38.32	5/29/2025
	5/31/2016 / NQSO	300	0	$31.80	5/31/2026

	8/31/2016 / NQSO	988	0	$31.65	8/31/2026

	8/25/2017 / NQSO	7,443	0	$32.90	8/25/2027

	8/26/2019 / RSU					9,693	$345,846

	8/26/2019 / PS					22,615	$806,903

	8/26/2020 / RSU					8,709	$310,737

	8/26/2020 / PS							13,064	$466,124

	8/23/2021 / RSU					7,948	$283,585

	8/23/2021 / PS							11,922	$425,377

David Klatsky	8/26/2019 / RSU					7,239	$258,288

	8/26/2019 / PS					16,890	$602,635

	8/26/2020 / RSU					11,267	$402,007

	8/26/2020 / PS							16,901	$603,028

	8/23/2021 / RSU					9,348	$333,537

	8/23/2021 / PS							14,021	$500,269

	5/5/2022 / RSU					14,504	$517,503

(1)	Stock options vested in three equal installments on or about the first, second and third anniversary of the grant date.
(2)	All RSUs vest 100% on or about the third anniversary of the grant date

Performance shares with a grant date of August 26, 2019 were paid at 150% of target value based on actual performance during the 2020-2022 performance period.

(3)	The market value of RSUs was determined by multiplying the number of shares by $35.68, the closing price of the Company’s common stock on June 30, 2022.

The market value of performance shares was determined by multiplying the number of shares, determined based on actual performance during the 2020-2022 performance period, by $35.68, the closing price of the Company’s common stock on June 30, 2022.

(4)	2020 and 2021 performance shares all vest on or about the third anniversary of the grant date, represented above based on 100% of target value
(5)

The market value of 2020 and 2021 performance shares was determined by multiplying the number of shares reported above based on 100% of target value, by $35.68, the closing price of the Company’s common stock on June 30, 2022.

(6)

Mr. Alkire’s original shares for grants dated through August 26, 2020 were adjusted as follows: (i) one-half of all outstanding option awards; and (ii) 16,162 unvested RSUs were transferred to his former spouse pursuant to a domestic relations order in connection with his marital separation agreement.

2022 Proxy Statement	75

COMPENSATION TABLES

Option Exercises and Stock Vested in Fiscal Year 2022

The following table sets forth information with respect to the exercise of stock options and vesting of stock awards (performance shares and RSUs) for each of the NEOs during the fiscal year ended June 30, 2022. NEOs are required to exercise stock options and/or trade stock exclusively via SEC Rule 10b5-1 trading plans which can be established only during open trading windows at least 30 days in advance of the execution of any trades.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)

Michael Alkire (3)	0	$0	70,039	$2,620,663

Craig McKasson	99,014	$434,222	71,985	$2,695,361

Leigh Anderson	0	$0	47,708	$1,786,348

David Hargraves	0	$0	38,464	$1,440,947

David Klatsky	12,619	$78,751	30,782	$1,152,582

(1)	The amounts shown are calculated based on the fair market value of our common stock on the date of exercise for stock options.
(2)

The amounts shown in this column include RSUs granted in fiscal year 2019 that vested during fiscal year 2022 and performance shares granted in fiscal year 2019 for which the last day of the performance cycle is June 30, 2022. The value of the RSUs is calculated based on the fair market value of our common stock on the date of the vesting. The value of the performance shares is calculated based on the closing price of our common stock on August 19, 2022 ($37.50), and achievement factors of 150% of target. As of June 30, 2022, the number of shares to be distributed was subject to the approval by the Compensation Committee of the Board of Directors, which occurred in August 2022, and the shares were subsequently distributed.

(3)

The number of shares acquired on vesting for Mr. Alkire was based on an adjusted number of shares for the FY2019 RSUs and FY2020 performance shares pursuant to a domestic relations order in connection with his marital separation agreement.

Non-Qualified Deferred Compensation Benefits for Fiscal 2022

Our NEOs are eligible to participate in the Premier, Inc. Deferred Compensation Plan which is described in the Compensation Discussion and Analysis section above. The following table sets forth information with respect to the Deferred Compensation Plan.

Name	Executive Contributions in Last Fiscal Year(1)	Company Contributions in Last Fiscal Year(2)	Aggregate Gains (Losses) in Last Fiscal Year(3)	Aggregate Withdrawals/ Distributions(4)	Aggregate Balance at Last Fiscal Year End(5)

Michael Alkire	$134,221	$95,177	($2,386,709)	$0	$10,368,200

Craig McKasson	$73,246	$46,396	($528,871)	$0	$3,504,998

Leigh Anderson	$44,873	$23,728	($152,115)	$0	$697,094

David Hargraves	$0	$0	$0	$0	$0

David Klatsky	$47,706	$26,565	($113,970)	$0	$851,994

(1)

The amounts shown were contributed by each NEO during fiscal 2022, which are also included in the “Salary” and “Non-Equity Incentive Compensation” columns of the Summary Compensation Table for Fiscal Year 2022.

(2)

Company contributions were made in the form of matching contributions, which are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2022. The amounts shown reflect each participant’s total account balance in the Deferred Compensation Plan as of the end of fiscal year 2022 (June 30, 2022).

(3)

The earnings (losses) reflected in column (d) represent deemed investment earnings or losses for NEO accounts under the Deferred Compensation Plan and account administration fees borne by the employee. There is no guaranteed rate of return on amounts deferred under the Deferred Compensation Plan. No amounts included in column (d) are reported in the Summary Compensation Table for Fiscal Year 2022 because the Deferred Compensation Plan does not provide for above-market or preferential earnings.

(4)	Active employees are not generally able to make withdrawals or receive distributions from the Deferred Compensation Plan.
(5)	The amounts shown reflect each participant’s total account balance in the Deferred Compensation Plan as of the end of Fiscal Year 2022 (June 30, 2022).

76	2022 Proxy Statement

EMPLOYMENT AGREEMENTS

The material terms of the compensation provided to our NEOs pursuant to employment agreements between us and each executive are described below. See “—2022 Compensation Actions for Our Named Executive Officers” above for a discussion of 2022 compensation determinations. See “—Potential Payments Upon Termination” below for a description of the estimated payments and benefits that would be provided to our NEOs in connection with a termination of their employment or a change in control of our Company.

In connection with Mr. Alkire’s transition to Chief Executive Officer, we entered into a new employment agreement with Mr. Alkire, effective May 1, 2021. Mr. McKasson’s employment agreement is effective September 13, 2013. The term of the employment agreements for each of Mr. Alkire and Mr. McKasson is three years from the effective date, after which the employment agreement will be automatically extended by adding a one-year term upon each anniversary of the effective date, unless either party provides timely written notice to the contrary.

Additionally, we and each of Mr. Anderson, Mr. Hargraves and Mr. Klatsky entered into our standard employment agreements effective July 1, 2016, July 1, 2017, and April 1, 2016, respectively. There is no stated employment term under these agreements (i.e., employment is “at-will” whereby the employee may resign at any time for any reason and we may terminate their respective employment at any time for any reason). The agreements provide for certain restrictive covenant protections for us and extend minimum compensation and severance benefits for Mr. Anderson, Mr. Hargraves and Mr. Klatsky.

The employment agreements between us and the NEOs generally provide for the following:

•	Minimum base salaries for Messrs. Alkire, McKasson, Anderson, Hargraves and Klatsky of $1,050,000, $635,613, $608,465, $455,175 and $535,343, respectively.

•	Participation in the 2013 Equity Incentive Plan.

•	Participation in our benefits plans and programs.

•

Incentive-based compensation forfeiture and clawback provisions subject to one or both of our compensation recoupment policies as in effect from time to time (see “— Clawback Policy” for a discussion of these policies).

•	Restrictive covenants, including confidentiality, non-compete and non-solicitation provisions that apply during and after the term of employment.

•	For Mr. Alkire and Mr. McKasson, if employment terminates, the confidentiality covenant survives for 60 months, and the non-compete and non-solicitation covenants survive for 24 months.

•

For Messrs. Anderson, Hargraves and Klatsky, if employment terminates, the confidentiality covenant survives 60 months, the non-compete covenant survives for 12 months and the non-solicitation covenant survives for 18 months.

•

In addition to the above, the employment agreement for Mr. Alkire provides insurance coverage for purposes of providing supplemental coverage of out-of-pocket expenses, including deductibles, co-insurance, uncovered benefits, etc., and administrative fees for medical and dental care in accordance with the terms and conditions of the plan, subject to our sole discretion.

2022 Proxy Statement	77

POTENTIAL PAYMENTS UPON TERMINATION

As noted under the “—Employment Agreements” section above, the employment agreements and incentive arrangements for each NEO provide for certain payments and benefits upon their respective separation from our Company. These provisions are summarized below.

Name	Benefit or Payment	Trigger Events[1]
		Involuntary Termination without Cause or Resignation with Good Reason(2)	Involuntary Termination without Cause or Resignation for Good Reason After Change in Control(3)	Retirement, Disability or Death(4)

Michael Alkire	Annual Compensation Continuation	$3,637,725	$7,942,725	$3,637,725
	RSUs(5)	$1,713,211	$3,503,169	$1,713,211
	Performance Shares(6)	$3,536,423	$6,265,836	$3,536,423
	Stock Options(7)	$0	$0	$0
	Miscellaneous Payments(8)	$46,239	$46,239	$46,239
	Total	$8,933,598	$17,757,969	$8,933,598

Craig McKasson	Annual Compensation Continuation	$2,036,345	$4,465,022	$2,036,345
	RSUs(5)	$1,908,702	$4,211,917	$1,908,702
	Performance Shares(6)	$3,204,885	$4,694,096	$3,204,885
	Stock Options(7)	$0	$0	$0
	Miscellaneous Payments(8)	$37,703	$37,703	$37,703
	Total	$7,187,635	$13,408,739	$7,187,635

Leigh Anderson	Annual Compensation Continuation	$897,437	$897,437	$897,437
	RSUs(5)	$1,713,924	$4,372,049	$1,713,924
	Performance Shares(6)	$2,124,066	$3,110,975	$2,124,066
	Stock Options(7)	$0	$0	$0
	Miscellaneous Payments(8)	$47,691	$47,691	$47,691
	Total	$4,783,119	$8,428,152	$4,783,119

David Hargraves	Annual Compensation Continuation	$844,887	$844,887	$844,887
	RSUs(5)	$599,745	$940,168	$599,745
	Performance Shares(6)	$1,555,826	$2,101,873	$1,555,826
	Stock Options (7)	$0	$0	$0
	Miscellaneous Payments(8)	$47,691	$47,691	$47,691
	Total	$3,048,150	$3,934,620	$3,048,150

David Klatsky	Annual Compensation Continuation	$954,114	$954,114	$954,114
	RSUs(5)	$613,411	$1,511,333	$613,411
	Performance Shares(6)	$1,370,504	$2,007,250	$1,370,504
	Stock Options(7)	$0	$0	$0
	Miscellaneous Payments(8)	$39,317	$39,317	$39,317
	Total	$2,977,346	$4,512,014	$2,977,346

(1)	Other than the trigger events listed in the table above, In the event of a termination for cause, or a voluntary resignation, the NEOs would not receive any of the severance payments outlined above.

78	2022 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION

(2)

For Mr. Alkire and Mr. McKasson, if terminated without cause or for resignation for good reason, we will pay 1.9 times the respective executive’s annual base salary over 24 months following termination. Good reason applies only under the employment agreements for Mr. Alkire and Mr. McKasson and means a resignation due to (i) reduction in position, responsibilities or status or a change in title resulting in a material reduction in responsibilities or position; (ii) change in reporting responsibility; (iii) reduction in base salary; (iv) relocation to a location outside a 50-mile radius of the executive’s primary office location; (v) our failure to make any material non-forfeited payments earned or (vi) failure of a successor to assume obligations under executives’ employment agreements. A termination without cause under our employment agreements means an involuntary termination of the executive officer’s employment for any reason other than death, disability, cause or, for Mr. Alkire and Mr. McKasson, good reason.

For all NEOs, we will also pay the annual incentive plan bonus earned for FY 2022 (equivalent to the Non-Equity Incentive Plan Compensation column amounts in the Summary Compensation Table)

(3)

A termination upon a change in control (as defined in the 2013 Equity Incentive Plan) is a termination without cause or a resignation for good reason, as applicable, within 24 months following a change in control.

For Mr. Alkire and Mr. McKasson, if terminated without cause or for resignation for good reason within 24 months following a change in control (as defined in the 2013 Equity Incentive Plan), the severance we will pay is 2.4 times the respective executive’s total annual compensation over 30 months following termination. “Total annual compensation” for this purpose means the sum of the executive’s then annual base salary, plus the greater of (i) their target annual incentive plan bonus as of termination, or (ii) the average annual incentive plan bonuses paid during the 36 months preceding employment termination. The severance for Mr. Anderson, Mr. Klatsky and Mr. Hargraves is the same as that unrelated to a change in control.

For all NEOs, we will also pay the annual incentive plan bonus earned for FY 2022 (equivalent to the Non-Equity Incentive Plan Compensation column amounts in the Summary Compensation Table)

We do not provide our NEOs a “gross-up” of any golden parachute excise taxes under the Code. Our equity award agreements include a “modified cutback” provision. Benefits under these equity awards, the employment agreements and other plans and arrangements covering our NEOs are paid out in full or reduced so that the golden parachute excise tax is avoided, whichever produces a better after-tax result for the NEO.

Outstanding equity awards for NEOs for an involuntary termination or resignation for good reason as applicable, within 24 months following a change in control, would be treated as follows: (i) RSUs: all unvested shares will vest upon termination within 12 months following a change in control; (ii) Performance Shares: all shares will be paid out upon certification of the anticipated performance relative to performance goals from the start of the respective performance cycle to the date of the change in control; and (iii) NQSOs: all NQSOs will fully vest upon termination within 12 months following a change in control. Any vested NQSOs would be exercisable for the time periods set forth in the respective award agreements, generally one year thereafter (but not beyond the original expiration date).

(4)

In the event of a termination due to approved retirement (which means a voluntary resignation from our Company on or after attaining age 59.5, or attaining age 55 with five or more years of service), disability or death (other than after a change in control, which is covered above), NEOs would not receive any severance payments. Outstanding equity awards for the NEOs would be treated as follows upon a termination due to approved retirement, disability or death: (i) RSUs: pro rata portion of shares underlying RSUs equal to number of days of active service since the grant date divided by 1,095 days; (ii) Performance Shares: pro rata portion of the performance shares will be paid out upon certification of the actual results under each respective grant, based on the following formula: total number of shares (based on actual performance results) multiplied by the number of days of active service following the beginning of the respective performance cycle divided by 1,095 days; and (iii) NQSOs: the portion of the option that would have vested over the 12-month period following the date of termination will vest. Any vested NQSOs would be exercisable for the time periods set forth in the respective award agreements, generally one year thereafter (but not beyond the original expiration date).

For all NEOs, we will also pay the annual incentive plan bonus earned for FY 2022 (equivalent to the Non-Equity Incentive Plan Compensation column amounts in the Summary Compensation Table)

(5)	The value of RSUs is calculated by multiplying the number of outstanding RSUs by the closing price of the Company’s common stock on the Trigger Date, June 30, 2022 ($35.68).
(6)

The value of Performance Shares is calculated at target payout by multiplying the number of Performance Shares awarded at target by the closing price of the Company’s common stock on the Trigger Date, June 30, 2022 ($35.68).

(7)	NQSOs are all fully vested and would remain exercisable for a period of time as prescribed by the termination reason.
(8)	Includes payments for COBRA (medical, dental, vision) and executive outplacement services

In addition to the above table:

•

NEOs’ rights to receive severance benefits upon termination are conditioned upon the execution of a release of claims against us. Additionally, severance benefits may be reduced or terminated and equity awards may be forfeited if the executive breaches applicable restrictive covenant terms.

•	Severance payments may be delayed to the extent necessary for compliance with Section 409A of the Code governing nonqualified deferred compensation.

•	In the event of a termination for cause, or a voluntary resignation, the NEOs would not receive any of the severance payments outlined above.

2022 Proxy Statement	79

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Act, we are providing the following disclosure about the relationship of the annual total compensation of our median-paid employee to the annual total compensation of Mr. Alkire, our CEO. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

For fiscal year 2022:

•	The median of the annual total compensation of all of our employees, other than Mr. Alkire, was $111,125.

•	Mr. Alkire’s annual total compensation, as reported in the Total column of the 2021 Summary Compensation Table, was $7,857,901.

•	Based on this information, the ratio of the annual total compensation of Mr. Alkire to the median of the annual total compensation of all employees is estimated to be 71 to 1.

Premier’s CEO Pay Ratio was 64:1, 67:1 and 73:1 for fiscal years 2019, 2020 and 2021, respectively. The below illustration shows S&P 500 CEO Pay Ratios for the 2019-2021 fiscal years, broken down by industry:

As permitted under the applicable SEC rules, to identify our median employee among our employee population, we used annualized target cash compensation (the combination of base salary and annual incentive plan bonus, at target) for all full- and part-time employees as of June 30, 2022, as a consistently applied compensation measure. We changed the determination date from April 1 in the 2021 proxy to June 30 for this year’s proxy to align with our fiscal year end date. After identifying the median employee based on annualized target cash compensation, we calculated annual total compensation for that employee using the same methodology we use for our NEOs as set forth in the 2022 Summary Compensation Table.

80	2022 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information, as of the Record Date, regarding the beneficial ownership of shares of our common stock by (i) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (ii) each of our directors, director nominees and Named Executive Officers listed in the Summary Compensation Table for Fiscal Year 2022 and (iii) all of our directors, director nominees and executive officers as a group. Unless otherwise indicated in a footnote, the business address of each person listed below is the address of our principal executive office, Premier, Inc., 13034 Ballantyne Corporate Place, Charlotte, NC 28277. We know of no arrangements, the operation of which may at a subsequent date result in the change of control of Premier, Inc.

In preparing the following table, we relied upon statements filed with the SEC by the beneficial owners of more than 5% of our outstanding shares of common stock pursuant to Sections 13 or 16 of the Exchange Act. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned.

Name	Common Stock Beneficially Owned(1)
	# Shares		% of Class(2)

Greater Than 5% Beneficial Owners

Vanguard Group Inc.(3)	11,291,405		9.51%

River Road Asset Management, LLC(4)	5,937,161		5.00%

Directors, Director Nominees and Named Executive Officers:

Michael J. Alkire	495,898	(5)	*

John T. Bigalke	8,915		*

Helen M. Boudreau	6,629		*

Jody R. Davids	11,465		*

Peter S. Fine(6)	19,282		*

Marc D. Miller(6)	19,282		*

Marvin R. O’Quinn(6)	19,282		*

Terry D. Shaw(6)	—		—

Richard J. Statuto	19,282		*

Ellen C. Wolf	28,770		*

Craig S. McKasson	142,098	(7)	*

Leigh T. Anderson	48,152	(8)	*

David A. Hargraves	56,222	(9)	*

David L. Klatsky	40,587	(10)	*

Directors, Director Nominees and Executive Officers as a group (15 persons)(11)	918,866	(11)	0.77%
*	Represents less than 1%.
(1)

According to the rules adopted by the SEC, a person is a beneficial owner of securities if the person or entity has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, conversion of a security or otherwise. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power, with respect to all shares of stock listed as owned by that person.

(2)	The percentage of beneficial ownership is based upon 118,786,586 shares of common stock outstanding as of October 5, 2022.
(3)

The information presented is based solely on the Schedule 13F-HR filed with the SEC by Vanguard Group, Inc. (“Vanguard”) on August 12, 2022, with respect to holdings at June 30, 2022. The Schedule 13F-HR indicates sole investment discretion with respect to 11,091,660 shares, defined investment discretion with respect to 199,745 shares, sole voting authority with respect to no shares, shared voting authority

2022 Proxy Statement	81

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

with respect to 85,840 shares and no voting authority with respect to 11,205,565 shares. The address of Vanguard is P.O. Box 2600, V26, Valley Forge, PA 19482.
(4)

The information presented is based solely on the Schedule 13F-HR filed with the SEC by River Road Asset Management, LLC (“River Road”) on July 20, 2022, with respect to holdings at June 30, 2022. The Schedule 13F-HR indicates sole investment discretion with respect to 5,937,161 shares, defined investment discretion with respect to no shares, sole voting authority with respect to 5,497,593 shares, shared voting authority with respect to no shares and no voting authority with respect to 439,568 shares. The address of River Road is 462 South Fourth Street, Suite 2000, Louisville, KY 40202.

(5)

Michael Alkire is our President and Chief Executive Officer. Includes 179,310 shares of common stock owned by Mr. Alkire and 316,588 shares of common stock that are issuable upon the exercise of currently exercisable options.

(6)

As an executive officer of a member owner, such person may be deemed to share beneficial ownership of the shares held by the member owner with which he or she is affiliated, and such person disclaims beneficial ownership of any such shares, or any other shares held by affiliates of the applicable member owner.

(7)

Craig McKasson is our Chief Financial Officer and Chief Administrative Officer. Includes 139,369 shares of common stock owned by Mr. McKasson and 2,729 shares of common stock that are issuable upon the exercise of currently exercisable options.

(8)

Leigh Anderson is our President of Performance Services. Includes 32,049 shares of common stock owned by Mr. Anderson and 16,103 shares of common stock that are issuable upon the exercise of currently exercisable options.

(9)

David Hargraves is our Senior Vice President of Supply Chain. Includes 44,734 shares of common stock owned by Mr. Hargraves and 11,488 shares of common stock that are issuable upon the exercise of currently exercisable options.

(10)	David Klatsky is our General Counsel. Includes 40,587 shares of common stock owned by Mr. Klatsky.
(11)

Includes the individuals identified in the table above and those additional individuals serving as executive officers as of the Record Date. Includes 571,958 shares of common stock and 346,908 shares of common stock that are issuable upon the exercise of currently exercisable options.

82	2022 Proxy Statement

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As an administrative matter, we assist our executive officers and directors by monitoring transactions and filing Section 16 reports on their behalf. Based on our records, compliance program and review of written representations and SEC filings, we believe that during fiscal year 2022 our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

2022 Proxy Statement	83

RELATED PERSON TRANSACTIONS

Policy on Oversight of Related Person Transactions

We have several written policies and codes in place that govern, among other things, related party transactions and potential conflicts of interest. In addition, several of the committees of our Board of Directors have oversight responsibility for related party transactions and potential conflicts of interest. Transactions between us and our directors, executive officers and significant (more than 5%) stockholders must be approved by our Audit and Compliance Committee, which is comprised of independent members of our Board of Directors. Pursuant to its charter, the Audit and Compliance Committee is responsible for the review and approval of all related party transactions requiring disclosure under SEC Regulation S-K Item 404 (i.e., those in excess of $120,000). The Audit and Compliance Committee also oversees compliance with the Board Conflicts of Interest Policy, including related party transactions. In addition, the Member Agreement Review Committee is responsible for reviewing and providing feedback to our management with respect to non-ordinary course transactions between us or our subsidiaries and our member owners and also for assessing risks associated with agreements that we enter into with our member owners.

The above committees are permitted to engage outside advisors and other professionals to assist them with their stated duties, including evaluating and approving any transaction between us and any related party.

For more information regarding the evaluation of related party transactions and potential conflicts of interest, see “Corporate Governance and Board Structure—Corporate Governance—Code of Ethics,” “—Committees of the Board of Directors—Audit and Compliance Committee,” and “—Member Agreement Review Committee” above.

Related Person Transactions in Fiscal Years 2022 and 2021

Consulting Arrangements with Former Directors

Effective September 1, 2021, former directors Stephen R. D’Arcy, David H. Langstaff and William E. Mayer (each a “Consultant”) each entered into a Consulting Agreement with us which expired on August 31, 2022. The Consultants provided consulting and advisory services with respect to strategic issues concerning our business, as requested by our Chief Executive Officer from time to time. As compensation under the Consulting Agreement, each Consultant received an award of restricted stock units (RSUs) under our 2013 Equity Incentive Plan, with a grant date value of $250,000. The RSU awards vested at the end of the one-year term of the Consulting Agreement. In addition, Mr. Mayer received a cash payment of $75,000, payable in four equal quarterly installments. No other consideration will be paid to the Consultants. The Consulting Agreements were reviewed and approved by the Audit and Compliance Committee and the Board, and the RSU awards provided for in the Consulting Agreement were approved by the Compensation Committee and the Board. The foregoing is a summary description of the terms and conditions of the Consulting Agreements and the RSU Agreements and is qualified in its entirety by reference to such agreements, each filed with the SEC on September 7, 2021 on a Current Report on Form 8-K.

Consulting Arrangement with Susan D. DeVore

In connection with Susan D. DeVore’s resignation as our Chief Executive Officer, we entered an amendment to Ms. DeVore’s employment agreement, effective February 1, 2021. Among other things, Ms. DeVore’s amended employment agreement provides for a consulting services arrangement, whereby Ms. DeVore agreed to provide, at our discretion, up to 40 hours per month (or additional hours with her consent) of consulting services related to our operations, management, member relationships and strategic objectives for a period of 24 months following her retirement, in exchange for compensation at a fixed rate of $60,000 per month during the first 12 months, and at a rate of $1,500 per hour during the second 12 months. During the second 12 months of the consulting period, so long as Ms. DeVore remains available to provide at least 10 hours of consulting services per month, she will receive compensation of not less than $9,375 per month, regardless of the number of consulting hours she is requested to provide each month. The foregoing is a summary description of the terms and conditions of Ms. DeVore’s amended employment agreement and is qualified in its entirety by reference to such agreement filed with the SEC on February 2, 2021 on a Current Report on Form 8-K.

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REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

The following Report of the Audit and Compliance Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Premier specifically incorporates such information by reference.

The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of Premier’s management. The Audit and Compliance Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities to Premier and its stockholders by overseeing the accounting and financial reporting processes, the qualifications and selection of the independent registered public accounting firm engaged by the Company, the Company’s Ethics and Compliance Program as directed by the Chief Ethics and Compliance Officer, and the performance of the internal auditors and independent registered public accounting firm. The Audit and Compliance Committee members’ functions are not intended to duplicate or to certify the activities of Premier’s management or Premier’s independent registered public accounting firm.

The Audit and Compliance Committee also focuses on risk oversight, including financial, legal and regulatory and ethical risks. The Audit and Compliance Committee also oversees the cyber risk management program, which is designed to monitor, mitigate and respond to cyber risks, threats and incidents, and reviews periodic reports from our Chief Information Security Officer, President of Performance Services and Chief Financial Officer, including developments in cyber threat environment and cyber risk mitigation efforts. In addition, the Audit and Compliance Committee has established a whistleblower policy to (i) facilitate reporting in good faith any complaint of inappropriate conduct and participation in the investigation of such complaint, (ii) encourage proper individual conduct, (iii) alert the Audit and Compliance Committee of potential issues before such inappropriate conduct has serious adverse consequences and (iv) instill protections for bringing such inappropriate conduct to our Company’s attention.

The Audit and Compliance Committee oversees related-party transactions and the Board Conflict of Interest Policy to better ensure that each of our directors and officers can exercise the powers and duties thereof in the best interests of us and our stockholders and not to further the interests of such director or officer or the interests of another person (including a family member) or entity, including any member organization.

One of the key responsibilities of the Audit and Compliance Committee is the appointment and/or retention of the independent registered public accounting firm. As part of its annual evaluation regarding the reappointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm, the Audit and Compliance Committee carefully considers EY’s qualifications, performance and tenure. The basis for the Audit and Compliance Committee’s determination to reappoint EY as our independent registered public accounting firm for fiscal year 2023 is discussed above under “Item 2—Ratification of Appointment of Independent Registered Public Accounting Firm”. Additional responsibilities of the Audit and Compliance Committee are set forth under its charter and are discussed in more detail under the heading “Committees of the Board of Directors—Audit and Compliance Committee” above.

In its oversight role, the Audit and Compliance Committee relies on the expertise, knowledge and assurances of management, our internal auditors and EY, our independent registered public accounting firm. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls (including internal control over financial reporting), for preparing financial statements and for the public reporting process. EY is responsible for performing an independent audit of Premier’s consolidated financial statements and for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States. In this context, the Audit and Compliance Committee:

•

reviewed and discussed with management and EY the fair and complete presentation of Premier’s consolidated financial statements and related periodic reports filed with the SEC (including the audited consolidated financial statements for the fiscal year ended June 30, 2022, and EY’s audit of the Company’s internal controls over financial reporting for the fiscal year ended June 30, 2022);

•	discussed with EY the matters required to be discussed by the auditors with the Audit and Compliance Committee under the applicable rules adopted by the PCAOB and the SEC; and

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REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

•

received the written disclosures and the letter from EY required by the applicable rules of the PCAOB (Communication with Audit Committees Concerning Independence) and discussed with EY its independence from the Company and its management.

The Audit and Compliance Committee also discussed with Premier’s internal auditors and EY the overall scope and plans for their respective audits; reviewed and discussed with management, the internal auditors and EY the effectiveness of the Company’s internal control over financial reporting, the significant accounting policies applied by Premier in its financial statements, as well as alternative treatments and risk assessment; and met periodically in executive sessions with each of management, the internal auditors and EY.

The Audit and Compliance Committee was kept apprised of the progress of management’s assessment of Premier’s internal control over financial reporting and provided oversight to management during the process.

Based on the reviews and discussions described above, the Audit and Compliance Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements for the fiscal year ended June 30, 2022 be included in our 2022 Form 10-K for filing with the SEC. The Audit and Compliance Committee has selected EY as the Company’s independent registered public accounting firm for fiscal year 2023.

Members of the Audit and Compliance Committee

Ellen C. Wolf, Chair

John T. Bigalke

Jody R. Davids

Peter S. Fine

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FREQUENTLY ASKED QUESTIONS

What is the purpose of this proxy statement?

Our Board of Directors is soliciting a proxy from each holder of our common stock to vote on the items to be considered at the Annual Meeting, which will be held on December 2, 2022.

At the Annual Meeting, the stockholders will consider and act upon the following proposals:

1.	to elect four Class III Directors to the Board of Directors to serve until our 2025 annual meeting of stockholders;

2.	to ratify the appointment of EY to serve as our independent registered public accounting firm for our fiscal year 2023; and

3.

to approve, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”).

In addition, the stockholders will consider and act upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

This proxy statement and related materials are first being provided to our stockholders on or about October 19, 2022.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to the rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet rather than mailing paper copies of these materials to each stockholder. We believe that this process expedites stockholders’ receipt of the proxy materials, lowers the costs of the Annual Meeting, and helps conserve natural resources. On or about October 19, 2022, we mailed to each stockholder (other than those stockholders who had previously requested electronic or paper delivery of the proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including our proxy statement and 2022 Form 10-K, on the Internet and how to access a proxy card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the proxy materials unless you request one. If you would like to receive a paper copy of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We may, at our discretion, voluntarily choose to mail or deliver a paper copy of the proxy materials, including our proxy statement and 2022 Form 10-K, to one or more stockholders.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock as of the record date of October 5, 2022 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment of the meeting.

How does the Board of Directors recommend stockholders vote on the business of the Annual Meeting?

The Board of Directors recommends that stockholders vote their shares:

1.	“FOR” the election of each of the four Class III Director nominees identified in this proxy statement.

2.	“FOR” the ratification of the appointment of EY to serve as our independent registered public accounting firm for our fiscal year 2023.

3.	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

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FREQUENTLY ASKED QUESTIONS

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote in accordance with their judgment on such matter.

How many shares can be voted at the Annual Meeting?

At the close of business on October 5, 2022, 118,786,586 shares of our common stock were outstanding. Each share of common stock is entitled to one vote.

How many shares must be present or represented at the Annual Meeting to constitute a quorum to conduct business?

Under our Amended and Restated Bylaws (the “Bylaws”), the holders of a majority of the voting power of our stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy at the Annual Meeting, constitute a quorum to conduct business at the Annual Meeting. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of the vote required under our Bylaws. Our common stock is our only class of outstanding voting securities. Abstentions will be treated as present for purposes of determining a quorum.

What vote is required to approve each of the items of business?

Item 1—Election of directors. Directors will be elected by the holders of a plurality of the votes cast by the holders of common stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy at the Annual Meeting.

Item 2—Ratification of independent registered public accounting firm. The affirmative vote of the holders of a majority of the votes cast by the holders of common stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy at the Annual Meeting, is required to ratify EY as our independent registered public accounting firm.

Item 3—Approval, on an advisory basis, of the compensation of our named executive officers (“say-on-pay”). Please note that the “say-on-pay” vote is only advisory in nature and has no binding effect on us or our Board of Directors. Our Board of Directors will consider Item 3 approved if the votes cast in favor of such proposal exceed the votes cast against such proposal.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our common stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of record. If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the stockholder of record of those shares, and we have made these proxy materials available to you over the Internet or have delivered paper copies of these materials to you by mail, in connection with the solicitation of proxies for the Annual Meeting. As the stockholder of record, you have the right to grant your voting proxy directly to us or to virtually vote at the meeting. We have enclosed a proxy card for you to use.

Beneficial owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the meeting. If you wish to participate in the meeting and your shares are held in street name, you must obtain, from the broker, bank or nominee that holds your shares, the information required, including a 16-digit control number, in order for you to be able to participate in, and vote at, the Annual Meeting. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares. If you do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described in “What effect do broker non-votes and abstentions have on the items of business?” below.

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FREQUENTLY ASKED QUESTIONS

How can I have my shares represented at the Annual Meeting?

Voting by Proxy Card

Holders of common stock may submit a proxy by:

•

following the instructions on your proxy card to vote by telephone or the Internet. These instructions can also be found at www.proxyvote.com. Your telephone or Internet proxy must be received no later than 11:59 p.m., Eastern Standard Time, on December 1, 2022; or

•	completing, signing, dating and returning the proxy card so that it is received prior to the Annual Meeting.

Craig S. McKasson and David L. Klatsky (the “proxy holders”) have been designated by our Board of Directors to vote the shares represented by proxy at the Annual Meeting. Mr. McKasson is our Senior Vice President, Chief Administrative Officer, Chief Financial Officer and Treasurer and Mr. Klatsky is our General Counsel.

•	The proxy holders will vote the shares represented by your valid and timely received proxy in accordance with your instructions.

•

If you do not specify instructions on your proxy when you submit it, the proxy holders will vote the shares represented by the proxy in accordance with the recommendations of the Board of Directors on each item of business listed above.

•	If any other matter properly comes before the Annual Meeting, the proxy holders will vote the shares represented by proxy on that matter in their discretion.

Virtually Attending the Meeting

While we encourage voting in advance by proxy, holders of common stock also have the option of voting their shares virtually at the Annual Meeting. Shares of common stock held directly in your name as the stockholder of record may be voted virtually at the Annual Meeting. Submitting your proxy in advance will in no way limit your right to vote at the Annual Meeting if you later decide to attend virtually.

If your shares of common stock are held in street name, you must obtain, from the broker, bank or nominee that holds your shares of common stock, the information required, including a 16-digit control number, in order for you to be able to virtually participate in, and vote at, the Annual Meeting. Owners of shares of common stock held in street name that expect to virtually attend and vote at the meeting should contact their broker, bank or nominee as soon as possible to obtain the necessary information.

Please see “How can I virtually attend the Annual Meeting?” below if you plan to virtually attend the Annual Meeting.

Even if you currently plan to virtually attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote, or revoke my proxy, after I return my proxy card?

You may change your vote or revoke your proxy before your proxy is voted at the Annual Meeting by:

•

sending written notice to Sheila B. Goulding, Corporate Secretary, Premier, Inc., 13034 Ballantyne Corporate Place, Charlotte, North Carolina, 28277, so long as your revocation is received by 11:59 p.m., Eastern Standard Time, on December 1, 2022;

•

submitting a proxy bearing a later date than the proxy being revoked to Vote Processing c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, so long as your later-dated proxy is received by 11:59 p.m., Eastern Standard Time, on December 1, 2022;

•	voting again by telephone or the Internet by 11:59 p.m., Eastern Standard Time, on December 1, 2022; or

•	attending the Annual Meeting and voting virtually.

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FREQUENTLY ASKED QUESTIONS

What effect do broker non-votes and abstentions have on the items of business?

A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner of common stock, your bank, broker or other nominee holder of record is permitted to vote your shares on the ratification of the independent registered public accounting firm even if the record holder does not receive voting instructions from you. Absent instructions from you, the record holder may not vote on any “nondiscretionary” matter, including a director election, a matter relating to executive compensation or any stockholder proposal. In that case, without your voting instructions, a broker non-vote will occur. For all other matters, including the ratification of our independent registered public accounting firm, the record holder may vote at its discretion. You should consult your bank, broker or other nominee holder if you have questions about this. As indicated above, our Board of Directors will consider Item 3 (“say-on-pay”) approved if the votes cast in favor of such proposal exceed the votes cast against such proposal. Accordingly, broker non-votes will not be counted as votes cast for or against Item 3 (“say-on-pay”).

An “abstention” will occur at the Annual Meeting if your shares of common stock are deemed to be present at the Annual Meeting, either because you virtually attend the Annual Meeting or because you have properly completed and returned a proxy, but you do not vote on any proposal or other matter which is required to be voted on by our stockholders at the Annual Meeting. An abstention on any of the items listed above will have the effect of a vote against that item, except for (i) the election of directors and (ii) Item 3 (“say-on-pay”), in each case for which abstentions will not be counted.

The affirmative vote of at least a majority of our issued and outstanding shares present, in person or by proxy, and entitled to vote at the Annual Meeting will be required to approve any stockholder proposal validly presented at a meeting of stockholders. Under applicable Delaware law, in determining whether any stockholder proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against any stockholder proposal, except for the election of any director nominee. Abstentions will have no effect on a vote to elect a director nominee, and broker non-votes will be ignored for all votes. There are no dissenters’ rights of appraisal in connection with any stockholder vote to be taken at the Annual Meeting.

What does it mean if I receive more than one proxy card?

Most likely, it means your shares of common stock are registered differently or are in more than one account. Please provide voting instructions for all proxy cards you receive.

Why hold a virtual meeting?

We conducted our last two Annual Meetings virtually as part of our effort to maintain a safe and healthy environment for our stockholders, directors, members of management and others attending the Annual Meeting in light of the COVID-19 pandemic and its variants. Based on that experience, we believe that conducting our Annual Meetings virtually facilitates participation by our stockholders. We are excited to make use of available technology to provide our stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.

How can I virtually attend the Annual Meeting?

The live audio webcast of the Annual Meeting will be available for listening by the general public, but participation in the Annual Meeting, including voting shares and submitting questions, will be limited to stockholders. To ensure they can participate, stockholders and proxyholders should visit www.virtualshareholdermeeting.com/PINC2022 and enter the 16-digit control number included on their Notice of Internet Availability of Proxy Materials or proxy card. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the close of business on the Record Date.

The meeting webcast will begin promptly at 10:00 a.m., Eastern Standard Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m., Eastern Standard Time, and you should allow ample time for the check-in procedures. Attendees will be required to comply with meeting guidelines and procedures available at www.virtualshareholdermeeting.com/PINC2022.

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FREQUENTLY ASKED QUESTIONS

Can I ask questions at the Annual Meeting?

You may submit questions via the Internet during the Annual Meeting by participating in the webcast at www.virtualshareholdermeeting.com/PINC2022. We will answer timely submitted questions on a matter to be voted on at the Annual Meeting before voting is closed on the matter. Following adjournment of the formal business of the Annual Meeting, we will address appropriate general questions from stockholders regarding Premier in the order in which the questions are received. Questions received during the Annual Meeting will be presented as submitted, uncensored and unedited, except that we may omit certain personal details for data privacy protection issues and we may edit profanity or other inappropriate language. If we receive substantially similar questions, we will group those questions together and provide a single response to avoid repetition. Additional information regarding the submission of questions during the Annual Meeting can be found in our 2022 Rules of Conduct and Procedure, available at www.virtualshareholdermeeting.com/PINC2022.

As noted above, if you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the close of business on the Record Date.

What should I do if, during check-in or the meeting, I have technical difficulties or trouble accessing the virtual meeting website?

Online check-in to the Annual Meeting webcast will begin at 9:45 a.m., Eastern Standard Time. You should allow ample time to log in to the meeting webcast and test your computer audio system. During online check-in and continuing through the duration of the Annual Meeting, we will have technicians standing by to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during check-in or the meeting time, please call the technical support number that will be posted on the Annual Meeting login page.

Who pays the cost of soliciting votes for the Annual Meeting?

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials or vote over the Internet, however, you are responsible for Internet access charges you may incur. In addition to the mailing of these proxy materials, if requested, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will request banks, brokers, nominees, custodians and other fiduciaries who hold shares of our stock in street name to forward these proxy solicitation materials to the beneficial owners of those shares, and we will reimburse the reasonable out-of-pocket expenses they incur in doing so. At our discretion, we may engage a proxy solicitation firm to assist us with the solicitation process, in which event we will bear the costs of such engagement.

Who will count the votes?

We have retained Broadridge Financial Solutions to tabulate the votes and serve as the independent inspector of election for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will publish the final results of the voting in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Can I access the proxy statement and 2022 Form 10-K on the Internet?

Yes. As noted above, we are furnishing our proxy materials to our stockholders via the Internet, except for those stockholders who have elected to receive paper copies. We highly recommend that you receive electronic delivery of Premier, Inc. proxy statements, annual reports and other stockholder communications. This helps reduce the use of paper and reduces our printing, postage and other costs. If you have previously requested paper copies of such materials, you can elect to receive electronic copies when you vote on the Internet.

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FREQUENTLY ASKED QUESTIONS

This proxy statement, the form of proxy card and our 2022 Form 10-K are available at www.proxyvote.com. If you are a stockholder of record who has requested to receive paper copies of the proxy materials and would like to access future Company proxy statements and annual reports electronically instead of receiving paper copies in the mail, there are several ways to do this. You can mark the appropriate box on your proxy card or follow the instructions if you vote by telephone or the Internet. If you choose to access future proxy statements and annual reports on the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address for those materials. Your choice will remain in effect until you advise us otherwise. If you have Internet access, we hope you make this choice.

What is “householding” and how does it affect me?

Pursuant to SEC rules, we are permitted to deliver one copy of our Notice of Internet Availability of Proxy Materials, and our proxy materials for those who have elected paper copies, in a single envelope addressed to all stockholders who share a single address unless they have notified us they wish to “opt out” of the program known as “householding.” Under this procedure, stockholders of record who have the same address and last name receive only one copy of the Notice of Internet Availability of Proxy Materials or proxy materials. Householding is intended to reduce our printing and postage costs and material waste. WE WILL DELIVER A SEPARATE COPY OF THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, AND PROXY MATERIALS IF APPLICABLE, PROMPTLY UPON WRITTEN OR ORAL REQUEST. You may request a separate copy by contacting our Corporate Secretary at 13034 Ballantyne Corporate Place, Charlotte, North Carolina, 28277, or by calling 1-704-357-0022.

If you are a beneficial stockholder and you choose not to have the aforementioned disclosure documents sent to a single household address as described above, you must “opt-out” by writing to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded until we notify you otherwise. If you are a beneficial stockholder and other stockholders with whom you share an address currently receive multiple copies of the aforementioned disclosure documents, or if you hold stock in more than one account and, in either case, you wish to receive only a single copy of the disclosure documents, please contact Broadridge Financial Solutions at the address or phone number above. If you own shares in nominee name (such as through a broker), information regarding householding of disclosure documents should have been forwarded to you by your broker.

Who should I contact if I have questions?

If you are a holder of our common stock through a brokerage account and you have any questions or need assistance in voting your shares, you should contact the broker or bank where you hold the account.

If you are a registered holder of our common stock and you have any questions or need assistance in voting your shares, please call our Investor Relations department at 1-704-357-0022.

As an additional resource, the SEC website has a variety of information about the proxy voting process at www.sec.gov/spotlight/proxymatters.shtml.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. UNDER NO CIRCUMSTANCES DOES THE DELIVERY OF THIS PROXY STATEMENT CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT.

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COMPANY INFORMATION AND MAILING ADDRESS

We were organized as a Delaware corporation in 2013. Our mailing address is Premier, Inc., 13034 Ballantyne Corporate Place, Charlotte, North Carolina, 28277, and our telephone number is 1-704-357-0022. Our website address is www.premierinc.com. Information on our website is not intended to be and shall not be deemed to be incorporated into this proxy statement.

Certain Definitions

References in this proxy statement to:

“Premier,” the “Company,” “we,” “us” and “our” mean Premier, Inc. and our consolidated subsidiaries, unless the context requires otherwise.

“Common stock” means the Class A common stock, $0.01 par value, of Premier.

OTHER BUSINESS

As of the date of this proxy statement, management does not intend to present, and has not been informed that any other person intends to present, any matter for action not specified in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the proxy holders will act on those matters in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

A copy of our 2022 Form 10-K, as filed with the SEC, will be mailed without charge to any holder of our common stock upon request. Requests for our 2022 Form 10-K should be addressed to: Investor Relations, Premier, Inc., 13034 Ballantyne Corporate Place, Charlotte, North Carolina 28277. The 2022 Form 10-K includes certain exhibits. Copies of the exhibits will be provided only upon receipt of payment covering our reasonable expenses for such copies. The 2022 Form 10-K and exhibits may also be obtained from our website, www.premierinc.com, on the “Investor Relations” page or directly from the SEC’s website, www.sec.gov.

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STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING OF STOCKHOLDERS

Any proposals that our stockholders wish to have included in our proxy statement and form of proxy for the 2023 annual meeting of stockholders must be received by us at our principal executive offices no later than the close of business on June 21, 2023, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act in order to be considered for inclusion in the 2023 proxy statement and form of proxy. The inclusion of any proposal will be subject to applicable rules of the SEC, including Rule 14a-8 of the Exchange Act, as amended from time to time, and timely submission of a proposal does not guarantee its inclusion in our proxy statement.

You may also submit a proposal without having it included in our proxy statement and form of proxy, but we are not required to submit such a proposal for consideration at the annual meeting if it is considered untimely. To submit a proposal, a stockholder must be entitled to vote on such proposal at the meeting and must be a stockholder at the time notification of the proposal is provided to us. In accordance with Article I, Section 12 of our Bylaws, to be timely your proposal must be delivered to or mailed and received at our principal executive offices on or after August 4, 2023 and not later than September 3, 2023, provided, that in the event the date of the 2023 annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of our December 3, 2022 Annual Meeting, your proposal and related notice, in order to be timely, must be received not earlier than the 120th day prior to the 2023 annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

All stockholder proposals and related notices must be in the form set forth in Article I, Section 12 of our Bylaws and must be addressed to Premier, Inc., 13034 Ballantyne Corporate Place, Charlotte, North Carolina 28277, Attention: Corporate Secretary. Article I, Section 12 of our Bylaws requires, among other things, that the proposal and related notice must set forth:

(1) (i) a brief description of the business desired to be brought before the annual meeting (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendment), (ii) the reasons for conducting that business at the annual meeting and (iii) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

(2) the name and record address of the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made;

(3) the class and number of shares of our stock which are owned beneficially and of record by such stockholder and such beneficial owner;

(4) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such business;

(5) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal;

(6) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

(7) a description of any agreement, arrangement or understanding with respect to the proposal and/or the voting of shares of any class or series of our stock between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and

94	2022 Proxy Statement

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING OF STOCKHOLDERS

(8) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any of our securities; (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of our stock and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any of our securities.

A stockholder proposing business for the annual meeting must update and supplement the notice required by Article I, Section 12 of our Bylaws so that the information in the notice is true and correct as of the record date for the annual meeting and as of the date that is 15 days prior to the annual meeting or any adjournment or postponement thereof; such update and supplement shall be delivered in writing to the Corporate Secretary at our principal executive offices not later than five days after the record date for the meeting (in the case of any update and supplement required to be made as of the record date), and not later than 10 days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of 15 days prior to the meeting or any adjournment or postponement thereof). Any stockholder that intends to submit a proposal should read the entirety of the requirements in our Bylaws, particularly Article I, Section 12, which can be found in the Investors section of our website at investors.premierinc.com.

If notice is not timely and properly provided, the persons named as proxy holders for the 2022 annual meeting of stockholders will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2023 annual meeting of stockholders. Only such proposals as are (i) required by the rules of the SEC and (ii) permissible stockholder motions under the Delaware General Corporation Law will be included on the agenda for the 2023 annual meeting of stockholders.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than October 3, 2023.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE

ACCOMPANYING PROXY CARD IN THE ENCLOSED

POSTAGE-PAID ENVELOPE.

THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

By Order of the Board of Directors,

Terry D. Shaw

Chair of the Board of Directors

Charlotte, NC

October 19, 2022

2022 Proxy Statement	95

Appendix A

Fiscal Year 2022 Performance—GAAP to non-GAAP Reconciliations

To help our readers understand our past financial performance and our liquidity, we supplement the financial results we provide in accordance with generally accepted accounting principles in the United States of America (“GAAP”) with certain “adjusted” or non-GAAP financial measures that are not determined in accordance with GAAP (“Non-GAAP”). Our management regularly uses our supplemental Non-GAAP financial measures to understand, manage and evaluate our business and make operational decisions. To properly and prudently evaluate our business, we encourage you to review (i) the audited consolidated financial statements and related notes included in our 2022 Form 10-K and (ii) the reconciliation of our Non-GAAP financial measures below, as well as those included in our 2022 Form 10-K. You should not rely on any single financial measure to evaluate our business. In addition, because EBITDA, Adjusted EBITDA, Segment Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per Share are susceptible to varying calculations, such Non-GAAP financial measures, as presented herein and in our 2022 Form 10-K, may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

In the accompanying proxy statement, particularly under the heading “Executive Compensation—Compensation Discussion and Analysis,” we use the following Non-GAAP financial measures: EBITDA, Adjusted EBITDA, Segment Adjusted EBITDA and Adjusted Earnings per Share.

We define EBITDA as net income before income or loss from discontinued operations, net of tax, interest and investment income or expense, net, income tax expense, depreciation and amortization, and amortization of purchased intangible assets. We define Adjusted EBITDA as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items and including equity in net income of unconsolidated affiliates. For all Non-GAAP financial measures, we consider non-recurring items to be income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include certain strategic initiative and financial restructuring-related expenses. Non-operating items include gains or losses on the disposal of assets and interest and investment income or expense.

We define Segment Adjusted EBITDA as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition-related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative, and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of Segment Adjusted EBITDA. Segment Adjusted EBITDA also excludes any income and expense that has been classified as discontinued operations.

We define Adjusted Net Income as net income attributable to us (i) excluding income or loss from discontinued operations, net, (ii) excluding income tax expense, (iii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iv) excluding the effect of non-recurring or non-cash items, including certain strategic initiative and financial restructuring-related expenses, (v) assuming, for periods prior to the August 2020 Restructuring, the exchange of all the Class B common units for shares of Class A common stock, which resulted in the elimination of non-controlling interest in Premier LP and (vi) reflecting an adjustment for income tax expense on Non-GAAP net income before income taxes at our estimated annual effective income tax rate, adjusted for unusual or infrequent items. We define Adjusted Earnings per Share as Adjusted Net Income divided by diluted weighted average shares.

Adjusted EBITDA is a supplemental financial measure used by us and by external users of our financial statements and is considered to be an indicator of the operational strength and performance of our business. Adjusted EBITDA allows us to assess our performance without regard to financing methods and capital structure and without the impact of other matters that we do not consider indicative of the operating performance of our business. More specifically, Segment Adjusted EBITDA is the primary earnings measure we use to evaluate the performance of our business segments.

2022 Proxy Statement	A-1

Appendix A

We use Adjusted EBITDA, Segment Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per Share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business. We believe Adjusted EBITDA and Segment Adjusted EBITDA assist our Board of Directors, management and investors in comparing our operating performance on a consistent basis from period to period because they remove the impact of earnings elements attributable to our asset base (primarily depreciation and amortization), certain items outside the control of our management team, e.g., taxes, other non-cash items (such as impairment of intangible assets, purchase accounting adjustments and stock-based compensation), non-recurring items (such as strategic initiative and financial restructuring-related expenses) and income and expense that has been classified as discontinued operations from our operating results. We believe Adjusted Net Income and Adjusted Earnings per Share assist our Board of Directors, management and investors in comparing our net income and earnings per share on a consistent basis from period to period because these measures remove non-cash (such as impairment of intangible assets, purchase accounting adjustments and stock-based compensation) and non-recurring items (such as strategic initiative and financial restructuring-related expenses), and historically have eliminated the variability of non-controlling interest that primarily resulted from member owner exchanges of Class B common units for shares of Class A common stock.

Despite the importance of these Non-GAAP financial measures in analyzing our business, determining compliance with certain financial covenants in our credit facility, measuring and determining incentive compensation and evaluating our operating performance relative to our competitors, these Non-GAAP financial measures are not measurements of financial performance under GAAP, may have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income, cash flows from operating activities or any other measure of our performance derived in accordance with GAAP.

Some of the limitations of the EBITDA, Adjusted EBITDA and Segment Adjusted EBITDA measures include that they do not reflect: our capital expenditures or our future requirements for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; the interest expense or the cash requirements to service interest or principal payments under our credit facility; income tax payments we are required to make; and any cash requirements for replacements of assets being depreciated or amortized. In addition, EBITDA, Adjusted EBITDA and Segment Adjusted EBITDA are not measures of liquidity under GAAP, or otherwise, and are not alternatives to cash flows from operating activities. Some of the limitations of the Adjusted Net Income and Adjusted Earnings per Share measures are that they do not reflect income tax expense or income tax payments we are required to make and they are not measures of profitability under GAAP.

Non-recurring and non-cash items excluded in our calculation of Adjusted EBITDA, Segment Adjusted EBITDA and Adjusted Net Income consist of stock-based compensation, acquisition- and disposition-related expenses, strategic initiative and financial restructuring-related expenses, gain or loss on FFF put and call rights, income and expense that has been classified as discontinued operations and other reconciling items, net. More information about certain of the more significant items follows below.

Stock-based compensation

In addition to non-cash employee stock-based compensation expense, this item includes non-cash stock purchase plan expense of $0.6 million and $0.5 million for the years ended June 30, 2022 and 2021, respectively. See Note 14—Stock-Based Compensation to the audited consolidated financial statements included in our 2022 Form 10-K for additional information.

Acquisition- and disposition-related expenses

Acquisition-related expenses include legal, accounting and other expenses related to acquisition activities and gains and losses on the change in fair value of earn-out liabilities. Disposition-related expenses include severance and retention benefits and financial advisor fees and legal fees related to disposition activities.

A-2	2022 Proxy Statement

Appendix A

Strategic initiative and financial restructuring-related expenses

Strategic initiative and financial restructuring-related expenses include legal, accounting and other expenses related to strategic initiative and financial restructuring-related activities.

Gain or loss on FFF put and call rights

See Note 6—Fair Value Measurements to the audited consolidated financial statements included in our 2022 Form 10-K for additional information.

Impairment of assets

Impairment of assets relates to impairment of long-lived assets.

Other reconciling items

Other reconciling items includes, but is not limited to, gains and losses on disposal of long-lived assets and imputed interest on notes payable to former limited partners.

EBITDA and Adjusted EBITDA Reconciliation

The following table shows the reconciliation of net income to Non-GAAP Adjusted EBITDA for the periods presented (in thousands):

	Year Ended June 30,

	2022	2021
Net income	$268,318	$304,584

Interest expense, net	11,142	11,964

Income tax expense (benefit)	58,582	(53,943)

Depreciation and amortization	85,171	76,309

Amortization of purchased intangible assets	43,936	44,753

EBITDA	467,149	383,667

Stock-based compensation	46,809	35,915

Acquisition- and disposition-related expenses	11,453	18,095

Strategic initiative and financial restructuring-related expenses	18,005	6,990

(Gain) loss on FFF put and call rights	(64,110)	27,352

Impairment of assets	18,829	—
Other reconciling items, net (a)	547	1,211

Adjusted EBITDA	$498,682	$473,230

Segment Adjusted EBITDA:

Supply Chain Services	$500,854	$467,868

Performance Services	126,938	132,225

Corporate	(129,110)	(126,863)

Adjusted EBITDA	$498,682	$473,230

(a)	Other reconciling items, net is primarily attributable to loss on disposal of long-lived assets.

2022 Proxy Statement	A-3

Appendix A

Adjusted Net Income Reconciliation

The following table provides the (i) reconciliation of net income attributable to stockholders to Non-GAAP Adjusted Net Income and (ii) reconciliation of the numerator and denominator for earnings per share attributable to stockholders to Non-GAAP Adjusted Earnings per Share for the periods presented (in thousands):

	Year Ended June 30,

	2022	2021

Net income attributable to stockholders	$265,867	$260,837

Adjustment of redeemable limited partners’ capital to redemption amount	—	26,685

Net income attributable to non-controlling interest	2,451	17,062

Income tax expense (benefit)	58,582	(53,943)

Amortization of purchased intangible assets	43,936	44,753

Stock-based compensation	46,809	35,915

Acquisition- and disposition-related expenses	11,453	18,095

Strategic initiative and financial restructuring-related expenses	18,005	6,990

(Gain) loss on FFF put and call rights	(64,110)	27,352

Impairment of assets	18,829	—

Other reconciling items, net (a)	7,284	8,529

Adjusted income before income taxes	409,106	392,275

Income tax expense on adjusted income before income taxes(b)	106,368	86,301

Adjusted Net Income	$302,738	$305,974

Reconciliation of denominator for earnings per share attributable to stockholders to Adjusted Earnings per Share

Weighted average:

Basic weighted average shares outstanding	120,220	116,527

Dilutive securities	1,448	1,005

Weighted average shares outstanding—diluted	121,668	117,532

Class B shares outstanding(c)	—	5,638

Non-GAAP Weighted average shares outstanding—diluted	121,668	123,170

(a)	Other reconciling items, net is primarily attributable to loss on disposal on long-lived assets and imputed interest on notes payable to former limited partners.
(b)	Reflects income tax expense at an estimated effective income tax rate of 26% and 22% of non-GAAP adjusted net income before income taxes for the years ended June 30, 2022 and 2021, respectively.
(c)

For the year ended June 30, 2021, the effect of 5.6 million Class B common shares were excluded from the GAAP diluted weighted average shares outstanding as they had an anti-dilutive effect. On a non-GAAP basis, the effect of 5.6 million Class B common shares were included in the non-GAAP diluted weighted average shares outstanding for the year ended June 30, 2021.

A-4	2022 Proxy Statement

Appendix A

Adjusted Earnings Per Share Reconciliation

The following table provides the reconciliation of earnings per share attributable to stockholders to Non-GAAP Adjusted Earnings per Share for the periods presented:

	Year Ended June 30,

	2022	2021

Earnings per share attributable to stockholders	$2.21	$2.24

Adjustment of redeemable limited partners’ capital to redemption amount	—	0.23

Net income attributable to non-controlling	0.02	0.15

Income tax expense (benefit)	0.49	(0.46)

Amortization of purchased intangible assets	0.37	0.38

Stock-based compensation	0.39	0.31

Acquisition- and disposition-related expenses	0.10	0.16

Strategic initiative and financial restructuring-related expenses	0.15	0.06

(Gain) loss on FFF put and call rights	(0.53)	0.23

Impairment of assets	0.16	—

Other reconciling items, net	0.06	0.07

Impact of corporation taxes(a)	(0.88)	(0.74)

Impact of dilutive shares(b)	(0.05)	(0.15)

Adjusted Earnings Per Share(c)	$2.49	$2.48

(a)	Reflects income tax expense at an estimated effective income tax rate of 26% and 22% of non-GAAP adjusted net income before income taxes for the years ended June 30, 2022 and 2021, respectively.
(b)	Reflects impact of dilutive shares, primarily attributable to the assumed conversion of all Class B common units for Class A common stock.
(c)	Adjustments to Adjusted Earnings Per Share for the year ended June 30, 2021 are not relevant for this proxy statement.

2022 Proxy Statement	A-5

SCAN TO
VIEW MATERIALS & VOTE
PREMIER, INC.
13034 BALLANTYNE CORPORATE PLACE
CHARLOTTE, NC 28277
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time on December 1, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/PINC2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time on December 1, 2022. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards must be received by 11:59 P.M. Eastern Standard Time on December 1, 2022.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.
If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
D92035-P80830
PREMIER, INC.
For All
Withhold All
For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR ALL” of the following Director nominees.
1. Election of Directors
Nominees:
01) Michael J. Alkire
02) Jody R. Davids
03) Peter S. Fine
04) Marvin R. O’Quinn
For
Against
Abstain
The Board of Directors recommends a vote “FOR” Proposals 2 and 3:
2. Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2023.
3. Approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the proxy statement for the Annual Meeting.
NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).
If no direction is made, this proxy will be voted “FOR ALL” of the Director nominees listed in Item 1 and “FOR” Items 2 and 3. If any other matters properly come before the Annual Meeting, the persons named in this proxy will vote in their discretion.
THE UNDERSIGNED STOCKHOLDER(S) HEREBY ACKNOWLEDGE(S) RECEIPT OF THE NOTICE OF THE ANNUAL MEETING, THE ACCOMPANYING PROXY STATEMENT AND THE ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED JUNE 30, 2022.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting & Proxy Statement and Annual Report on Form 10-K are availableat www.proxyvote.com.
D92036-P80830
PREMIER, INC.
ANNUAL MEETING OF STOCKHOLDERS
FRIDAY, DECEMBER 2, 2022 10:00 AM
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoints David L. Klatsky and Craig S. McKasson, and each of them, as attorney, agent and proxy of the undersigned, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of PREMIER, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EST on Friday, December 2, 2022, virtually atwww.virtualshareholdermeeting.com/PINC2022, and any postponement or adjournment thereof, with all powers that the undersigned would have if personally present.
This proxy, when properly executed, will be voted as specified by the undersigned on the reverse side. If no choice is specified, the proxy will be voted as to all shares of the undersigned: FOR ALL of the nominees for director listed on the reverse side and FOR Proposals 2 and 3. The proxies are hereby authorized to vote all shares of the undersigned in their discretion upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.
Please date and sign on the reverse side exactly as your name appears on the form and mail the proxy promptly.
(Continued and to be marked, dated and signed on the reverse side)

Your Vote Counts!
PREMIER, INC.
2022 Annual Meeting
Vote by December 1, 2022
11:59 PM ET
D92051-P80836
You invested in PREMIER, INC., and it’s time to vote!
You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on December 2, 2022.
Get informed before you vote
View the Notice of Annual Meeting & Proxy Statement and Annual Report on Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to November 18, 2022. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.
For complete information and to vote, visit www.ProxyVote.com
Control #
Vote Virtually at the Meeting*
December 2, 2022
10:00 AM, EST
Smartphone users
Point your camera here and vote without entering a control number
Virtually at:
www.virtualshareholdermeeting.com/PINC2022
*Please check the meeting materials for any special requirements for meeting attendance.
V1.1

PREMIER, INC.
2022 Annual Meeting
Vote by December 1, 2022
11:59 PM ET
Vote at www.ProxyVote.com
THIS IS NOT A VOTABLE BALLOT
This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.
Board Recommends
Voting Items
1. Election of Directors
Nominees:
For
01) Michael J. Alkire
02) Jody R. Davids
03) Peter S. Fine
04) Marvin R. O’Quinn
2. Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2023.
For
3. Approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the proxy statement for the Annual Meeting.
For
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
D92052-P80836